SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

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Trident Microsystems, Inc.

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February 28, 2005
Dear Stockholder:
      This year’s annual meeting of stockholders will be held on Thursday, March 24, 2005 at 9:00 a.m. local time, at Trident Microsystems, Inc. (“Trident”), 1090 East Arques Avenue, Sunnyvale, California 94085. You are cordially invited to attend.
      The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.
      After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy in the enclosed prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you mark, sign, date and return the enclosed proxy or attend the annual meeting and vote in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.
      A copy of Trident’s 2004 Form 10-K is also enclosed.
      The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

FRANK C. LIN
Chairman of the Board of Directors, President and Chief Executive Officer

TRIDENT MICROSYSTEMS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 24, 2005
To The Stockholders:
      Please take notice that the annual meeting of the stockholders of Trident Microsystems, Inc. (“Trident”), will be held on March 24, 2005, at 9:00 a.m. local time, at Trident Microsystems, Inc., 1090 East Arques Avenue, Sunnyvale, California 94085, for the following purposes:

1. To approve the acquisition by Trident of the minority interest in its Taiwanese subsidiary, Trident Technologies Inc.

2. To elect two Class III directors to hold office for a three-year term and until their respective successors are elected and qualified.

3. To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Trident’s independent registered public accounting firm for the fiscal year ending June 30, 2005.

4. To transact such other business as may properly come before the meeting.
      Stockholders of record at the close of business on January 24, 2005 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at Trident’s principal offices.

By order of the Board of Directors,

FRANK C. LIN
Chairman of the Board of Directors,
President and Chief Executive Officer
Sunnyvale, California
February 28, 2005
IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying post-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

i

QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION OF
TRIDENT TECHNOLOGIES INC.’S MINORITY INTEREST AND OTHER MATTERS
TO BE VOTED ON AT THE 2004 ANNUAL MEETING
Q:     Why am I receiving these materials?

A:	Our Board of Directors (“Board”) is providing these proxy materials to you in connection with our 2004 annual meeting of stockholders, which will take place on March 24, 2005. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.
Q.     What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. The information contained in the sections of this proxy statement entitled “Description of TTI’s Business” and “TTI Management’s Discussion and Analysis of Financial Condition and Results of Operations” has been provided by Trident Technologies Inc. (“TTI”). Our Annual Report for the fiscal year ended June 30, 2004, proxy card and return envelope are also enclosed. Certain financial information included in this proxy statement is denominated in new Taiwanese dollars (“NT$”). As of February 4, 2005, the exchange rate was approximately NT$ 31.65 per U.S. dollar (“US$”).
Q:     What proposals will be voted on at the 2004 Annual Meeting?

A:	There are three proposals scheduled to be voted on at the annual meeting:

1.	A proposal to approve the acquisition of minority interest in TTI by Trident through a combination of cash, exchange of Trident shares for outstanding TTI shares and the assumption of outstanding TTI stock options;

2.	A proposal to elect two Class III directors to hold office for a three-year term and until their respective successors are elected and qualified;

3.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005.
Q:     How does Trident’s Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” approval of the acquisition of TTI minority interest; “FOR” the election of the two nominees to the Board; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.
Q:     What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the two persons receiving the highest number of “FOR” votes will be elected. The proposals regarding the acquisition of TTI minority interest and the ratification of the independent public auditors each require the affirmative “FOR” vote of a majority of those shares present and entitled to vote at the annual meeting.
Q:     What is TTI?

A:	TTI is a subsidiary of Trident that holds the majority of Trident’s digital media assets either directly or through a license from Trident and or it’s other subsidiaries. Trident currently owns approximately 84% of the outstanding shares of TTI.
Q:     What is the acquisition of the TTI minority interest?

A:	The acquisition of the TTI minority interest (also referred to in these proxy materials as the “Transaction”) is a strategic transaction through which Trident will acquire the approximate 31% fully diluted interest in TTI that it doesn’t already own. The outstanding shares and options of TTI not held by Trident are currently owned by certain investment-related affiliates of United Microelectronic Corporation (“UMC”) and certain individuals affiliated with UMC, TTI employees and other individuals. The total consideration expected to be paid for the acquisition of the TTI shares and options will be cash consideration of approximately $8.2 million, approximately 1,735,000 shares of Trident Common Stock, and the assumption of outstanding TTI options which will be converted to the right to acquire up to approximately 2,933,900 Trident shares, substantially all of which will be unvested. Approximately $6.0 million of the cash purchases have already occurred and are not subject to stockholder approval.

Q:     Why does Trident want to acquire the TTI minority interest?

A:	When Trident announced the restructure of the company in June 2003 we also announced our original strategy to pursue taking TTI through a public offering in either the United States or Taiwan. At that time several pre-IPO companies in Taiwan were being formed and it was becoming increasingly difficult in the far east to attract and retain good engineering talent in both Taiwan and China without this pre-IPO type of equity opportunity to motivate employees. However, in approximately 15 months time, after the potential value of TTI became more apparent as reflected in Trident’s rising stock price, many Trident stockholders objected to this strategy, so Trident developed a new strategy to acquire the TTI minority interest in order to provide a path to liquidity for TTI private equity shareholders and TTI employee option holders and thereby continue to incentivize TTI employees through Trident public shares and options and to thereby maximize the benefit of TTI for Trident Stockholders. Through the opportunity to eliminate the minority interest charge in the income statement and due to the intervening appreciation in the Trident Stock price, we believe this transaction will be immediately accretive on a cash flow based income statement and will potentially be increasingly accretive over time.
Q:     What will happen if Trident does not acquire the TTI minority interest?

A:	If Trident does not acquire the TTI minority interest and does not otherwise take action toward providing TTI shareholders and option holders with a path to liquidity, Trident believes the ability of TTI (its majority owned subsidiary) to retain and attract key employees will be impaired. TTI would likely lose key employees which would jeopardize TTI’s operations. Trident’s relationship with it’s foundry, UMC, may also become impaired, as UMC affiliates invested in TTI with the same expectation of a return on investment. Trident believes the only viable means of offsetting this potential harm would be to reactivate plans to take TTI public in Taiwan or elsewhere.

Q:	Will Trident stockholders receive any consideration as a result of the acquisition of the TTI minority interest?

A:	No. This is merely an investment and restructuring of Trident’s current capital structure, Trident stockholders will not receive any consideration as a result of the acquisition of the TTI minority interest.
Q:     Do the officers and directors of Trident have any interests in TTI?

A:	Yes, in order to keep officers focused on both the parent and nurturing the potential of the key operating subsidiary, TTI stock options were granted to officers of Trident over the past 18 months. To the extent options or shares were granted in TTI, as a consequence grants of parent company stock or options were not made. Frank Lin, Peter Jen, Dr. J.H. Chang and John Edmunds each hold options to purchase TTI shares under TTI’s stock option plan. If Trident acquires the TTI minority interest, these options will be assumed and converted into options to purchase Trident stock.
Q:     When do you expect to complete the acquisition of the TTI minority interest?

A:	We have already recently invested approximately $6.0 million in TTI treasury stock repurchases from smaller shareholders in Taiwan which is within the limitation for treasury stock purchases under Taiwan law. We have also executed agreements with substantially all other TTI stockholders. The assumption of options will not require any further negotiation. As a result, Trident can acquire at least 99.86% ownership of the securities of TTI on a fully diluted basis, which would be sufficient to close the Transaction and accomplish our goals. The remaining shareholders would continue to have a cash option only to exchange for a reasonable period of time after the close. Therefore, subject to our stockholders’ approval, we will work to complete the acquisition of the TTI minority interest as quickly as possible, and we expect the acquisition to close in March or April of 2005.

For a description of the conditions to completion of the acquisition, see the section entitled “The Exchange Agreements” on page 23.
Q:     What shares can be voted?

A:	All shares that you own as of the close of business on January 24, 2005 (the “Record Date”) may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held as stockholder of record and those owned beneficially.
     Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Trident. As the stockholder of record, you have the right to grant your voting proxy directly to Trident or to vote in person at the annual meeting. We have enclosed a proxy card for you to use to vote your shares.
     Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by telephone as described below under “How can I vote my shares without attending the annual meeting?” If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in the section entitled “The Annual Meeting of Trident Stockholders — Voting of Proxies; Abstentions; and Broker Non-Votes.”
Q:     How can I vote my shares in person at the 2004 annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.
Q:     How can I vote my shares without attending the 2004 annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by telephone or completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. You may also be able to direct your vote via the Internet. Please refer to the enclosed materials for details.
Q:     Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by signing and delivering a new proxy card or voting instruction card bearing a later date (which automatically revokes your earlier proxy instructions) or, if you are a stockholder of record, by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:     How are votes counted?

A:	In the election of directors, you may vote “FOR” both of the nominees or your vote may be “WITHHELD” with respect to one or both of the nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” for each of the other (non-director) proposals. If you “ABSTAIN” from the vote on any of the non-director proposals, it will have no effect on the outcome of the proposal. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.
Q:     What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Q:     Where can I find the voting results of the 2004 annual meeting?

A:	We will announce preliminary voting results at the annual meeting and issue a press release regarding the results. We will publish final results in our Quarterly Report on Form 10-Q for the third quarter of fiscal 2005.

WHO CAN HELP ANSWER YOUR QUESTIONS
      If you have any questions about the proposed acquisition of Trident Technology Inc. (“TTI”) minority interest or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

Trident Microsystems, Inc. 1090 East Arques Avenue Sunnyvale, CA 94085 Attn: Investor Relations (408) 991-8800 Email: investor@tridentmicro.com	MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (800) 322-2885 (toll-free) Email: proxy@mackenziepartners.com
SUMMARY OF THE PROXY STATEMENT
      This summary highlights selected information in this proxy statement and may not contain all information that is important to you. You should carefully read this entire proxy statement and the other documents we refer to in their entirety for a more complete understanding of the proposed acquisition of the minority interest in TTI and related transactions and the other matters to be voted upon at the specified meeting. You should also read the documents attached to this proxy statement, including the opinion of WR Hambrecht + Co which is attached as Annex A.
PROPOSAL 1:     APPROVAL OF THE ACQUISITION OF THE MINORITY INTEREST IN TRIDENT TECHNOLOGIES INC. (“TTI”)
      At the annual meeting of the stockholders of Trident Microsystems, Inc. (“Trident”), you will be asked to approve Trident’s acquisition of the minority interest in Trident’s Taiwanese subsidiary, TTI for a combination of cash, Trident stock and the assumption of TTI stock options.
The Companies
Trident Microsystems, Inc.
1090 East Arques Avenue
Sunnyvale, California 94085
www.tridentmicro.com
(408) 991-8800
      Trident Microsystems, Inc. is a designer, developer and marketer of integrated circuits (“ICs”) for digital media applications, such as digital television, LCD TV and digital set-top boxes (“STB”). Since 1987 we have designed, developed and marketed very large-scale ICs for graphics applications, historically for the personal computer (“PC”) market, and since 1999 for digitally processed televisions (“Digital TV”) for the consumer television market. In June 2003 we announced a restructuring of our business to divest our legacy graphics business and in a separate transaction merge the company’s Digital Media division with TTI — a majority owned Taiwanese subsidiary to strengthen and extend Trident’s Digital TV business. Since the fall of 2003 we have focused our business primarily on the rapidly growing Digital TV market and related areas. Our Digital TV business is operated primarily through our majority-owned subsidiary, TTI. We are also focused on the operations of our subsidiary in China in which we conduct and plan to expand our VLSI operations.
Trident Technologies Inc.
3F, No. 51, Lane 188
Ruei Guang Road
Neihu, Taipei
Taiwan R.O.C.
      TTI develops, markets and sells digital media products. TTI is exclusively focused on the Digital TV market. Prior to the reorganization announced in June 2003, TTI had been operating primarily as a Taiwan based semiconductor design house which had developed among other things, scaling technology useful for digital media applications. One of the parent company’s principal suppliers, United Microelectronics Corporation (“UMC”), was and continues to be a strategic minority stockholder in TTI. As of February 4, 2005, TTI was an 84% owned subsidiary of Trident.
Background of Proposal 1
      In 2003, after an extended period of disappointing financial results, Trident undertook a major restructuring in order to increase stockholder value. The major thrust of this reorganization was the divestiture of the graphics business in a sale to a Taiwanese company. However, a key part of this undertaking was also the consolidation and transfer of all of Trident’s digital media assets into TTI, at that time an existing 66% owned subsidiary of Trident, focused on semiconductor design around scaling technologies.
      Management believed that a critical component of the success of its digital media strategy was to retain and continue to attract key engineering talent in the far east. Since Trident’s history in the graphics business had not been favorable and the stock performance had consequently been poor, Trident stock options were no longer a credible incentive available to retain existing employees or to attract new employees.
      At the same time, it had become popular in the far east for large semiconductor companies to form pre-IPO spinoff companies as a way of retaining their engineering talent. As an example, this was done by UMC when Mediatek was formed and then later by Via and Winbond among others. Part of this structure included inviting the foundry to also be a shareholder and have a vested interest in the success of the semiconductor design company. To take the place of Trident’s public shares as an incentive, Trident invited UMC to invest additional cash and become a larger shareholder in TTI and created a new aura around TTI as a Taiwanese pre-IPO company that could eventually be spun out in a public offering in either Taiwan or the United States. Management believed a public offering in Taiwan was arguably the best strategy for several reasons: management believed that over time the Taiwanese market would value this business more highly than the U.S. market; Trident management could focus on developing new and expanding existing businesses; and the offering would provide substantial incentive to both the existing and new digital media employees, for whom a TTI public offering in Taiwan now presented a new credible possibility of a significant increase in value of their options after years of garnering little incentive from their Trident options which had been burdened by the under performance of the now divested graphics business.
      We believed that this strategy would enhance the value of Trident stock, by creating better financial results in TTI, and by enhancing the value of the TTI stock, of which Trident would own the substantial majority.
      The process for enabling a company to go public in Taiwan can take anywhere from 12-24 months. Trident had begun working to put TTI in a position to go public in September 2003, shortly after the closing of the restructuring transactions. In September 2004, Trident filed its Annual Report on Form 10-K (“10-K”) and outlined its progress toward positioning TTI to be able to go public by mid to late 2005. However, Trident stockholders reacted negatively to the reports of this progress. In approximately 15 months time, after the potential value of TTI had become more apparent, many Trident stockholders now objected to this strategy, and recommended that Trident eliminate the minority interest. Therefore, Trident developed a new strategy to acquire the TTI minority interest in order to eliminate the dilution of Trident earnings and provide a path to liquidity for TTI private equity shareholders and TTI employee option holders. This strategy will continue to provide incentives for TTI employees through Trident public shares and options, rather than pre-IPO securities, and to thereby maximize the benefit of TTI for Trident stockholders. Due to the intervening appreciation in the Trident common stock price and the ability to eliminate the minority interest charge in the income statement, we believe this fixed exchange ratio transaction will be immediately accretive on a cash flow based income statement and will potentially be increasingly accretive over time.
      Trident believes that this proposal will not only increase stockholder value, but will continue to provide appropriate incentives to TTI employees, which is critical for employee retention and the continued success of both TTI and Trident.

Terms of the Acquisition of the Minority Interest in TTI
      Trident will acquire substantially all of the fully diluted 31% interest in the securities of TTI that it doesn’t already own through a series of agreements with the minority stockholders of TTI (the “Exchange Agreements”), and by assuming the outstanding options to acquire TTI shares held by employees of TTI and Trident (collectively, these actions are referred to in these proxy materials as the “Transaction”).
Ownership of TTI as of February 4, 2005

	Outstanding	Outstanding
Holder	Shares	Stock Options(1)	Total	%(2)

Trident	53,786,994	—	53,786,994	69.3%
Minority Interest:
UMC affiliates	7,290,000	—	7,290,000	9.4%
Trident officers	952,000	3,287,500	4,239,500	5.5%
TTI employees and others	2,067,501	10,277,000	12,344,501	15.9%
Total Minority Interest	10,309,501	13,564,500	23,874,001	30.7%
Total	64,096,495	13,564,500	77,660,995	100.0%

(1)	Options to purchase 13,564,500 shares of TTI common stock are outstanding as of Feb. 4, 2005. Primarily due to new hire activity at TTI, up to (but not more than) an additional 1,105,000 TTI options (equivalent to 221,000 TMI shares at the proposed 1 for 5 exchange ratio) may be granted by the end of Trident’s third fiscal quarter, assuming the Transaction has not been completed prior to such time.

(2)	Percentages are based on the assumption that all outstanding options were vested and exercised.
      The total consideration that Trident proposes to pay for the fully diluted 31% interest in TTI, which includes cash, Trident common stock and Trident stock options, is currently valued at approximately $77.0 million, with the valuation of the cash component based on the exchange rate between NT$ and US$ on February 4, 2005, the valuation of the Trident stock component based on the closing princes for Trident’s common stock two days before and after January  11, 2005, the date on which the Transaction was publicly announced, and the valuation of the Trident option component based on the closing price for Trident’s common stock on February 4, 2005.
      Between November 26, 2004 and January 29, 2005, in many individual transactions, TTI purchased approximately 3,200,000 shares of TTI capital stock for cash at per share prices ranging between NT$ 45 and NT$ 90. As of February  4, 2005, there were approximately 64,096,495 shares of TTI capital stock outstanding, along with options to purchase a further 13,564,500 shares, for a fully diluted total of 77,660,995 shares. Trident currently owns 53,786,994 shares of TTI, or approximately 84% of the outstanding total and 69% of the fully diluted total. Pursuant to the Transaction, Trident intends to acquire substantially all of the outstanding shares of TTI it doesn’t own, and to assume all of the outstanding TTI options.
      The total consideration to be paid for the acquisition of the TTI shares and options will be (i) cash consideration of approximately $8.2 million, (ii) the issuance of approximately 1,735,000 shares of Trident common stock, and (iii) the assumption of options which will be converted into the right to acquire up to approximately 2,933,900 shares of Trident common stock, substantially all of which will be unvested. Approximately $6.0 million of the cash consideration has been paid for the acquisition of TTI shares that have already occurred, and those purchases are not subject to stockholder approval.
      The exchange ratio of Trident shares for TTI shares in the Transaction is one (1) Trident share for five (5) TTI shares. Based upon the price of Trident shares on January 4, 2005, the date the Board approved the Transaction, this would represent a purchase price of $3.10 per TTI share, if the Trident shares being issued were freely tradable. However, the Trident shares will not be freely tradable when issued. A total of 1,520,000 shares of TTI will be acquired for cash totaling approximately $2.2 million (at the exchange rate between NT$ and US$ on February 4, 2005). UMC and its affiliates agreed to sell these shares for cash based upon our negotiation with them in which we argued that these shares (unlike all other shares of TTI) had been purchased in 2000 when TTI had a more limited scope of operations, and that the cash purchase price was a fair return on that original investment. The other key independent shareholder of TTI had also acquired its TTI shares in 2000 and also agreed to such cash purchase price.
      Following completion of the Transaction, Trident will own over 99.8% of the equity of TTI. All of the options and approximately 581,000 of the shares of Trident common stock to be issued in the Transaction will be issued to employees and officers of TTI or Trident.
      If the Transaction is approved, Trident will not pursue a public offering in Taiwan, the United States or any other market of any of its current businesses at any time during the next 3 years, unless stockholder approval for such a public offering is obtained.
Recommendation of Trident’s Board of Directors
      Trident’s Board of Directors unanimously recommends that Trident stockholders vote “FOR” approval of the Transaction.
Reasons for the Transaction
      Trident’s Board of Directors determined that the Transaction would be in the interests of Trident and its stockholders based on potential benefits that include:

•	the elimination of the minority interest will increase Trident’s earnings per share on a pro forma basis (excluding for such purpose the charge associated with the assumption of TTI options and in process research and development);

•	the Transaction will eliminate uncertainties about the complexity of Trident’s structure and potential future dilution;

•	a simplified operating structure will eliminate some administrative expense; and

•	Trident will agree not to undertake a public offering of its subsidiary TTI during the next three years, unless stockholder approval is obtained, eliminating certain stockholder concerns about the direction of the company.
      The independent members of Trident’s Board also recognized a number of risks and uncertainties inherent in the Transaction, including the creation of additional Trident options which could be considered compensatory and the potential that TTI employees would be disincentivized by the loss of a potential public offering of TTI, but concluded that, on balance, the potential benefits outweighed the risks associated with the Transaction.
Opinion of Trident’s Financial Advisor
      In connection with the proposed Transaction, Trident’s Board received a written opinion from WR Hambrecht + Co., LLC (“WR Hambrecht + Co”), as to the fairness, from a financial point of view, to Trident’s stockholders of the purchase price to be paid by Trident for the acquisition of the minority interest. The full text of WR Hambrecht + Co’s written opinion, dated January  4, 2005, is attached to this proxy statement as Annex A. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. WR Hambrecht + Co’s opinion is addressed to Trident’s Board and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the acquisition.
Risks Relating to the Transaction and Other Risk Factors
      In considering whether to vote your shares in favor of the issuance of Trident’s common stock and options, and the payment of cash in connection with the acquisition of the minority interest in TTI, you should consider various risks relating to the acquisition, including the increase in the outstanding options that will be held by Trident employees. We urge you to read carefully the risk factors described in the section entitled “Risk Factors” of this proxy statement in making your decision.
Conditions to Completion of the Transaction
      The obligations of Trident and minority holders to complete Transaction are subject to satisfaction only to the approval of the Trident stockholders of the Transaction, including Trident’s acquisition of the common stock of TTI and the assumption of TTI options.
Other provisions of the Exchange Agreements
      The Exchange Agreements were entered into by Trident and residents of Taiwan. In order to provide for the exchange of TTI stock for Trident stock in compliance with Taiwanese law, the Exchange Agreements provide for the payment of cash for the shares by Trident and the immediate use of the that cash for the purchase of Trident stock, in what is in effect a single transaction.
      The Exchange Agreements are between a wholly-owned subsidiary of Trident, TMFE, and the holders of TTI common stock, including parties affiliated with UMC, and provide that the shares of Trident stock will be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended, and such shares will be restricted. The UMC affiliates have agreed to a 120 day lock up period, beginning on the date of completion of these transactions, during which period they will not sell, hedge or otherwise transfer any interest in Trident common shares. After the expiration of the lock up period, Fortune Venture Capital Corporation, the largest holder of TTI shares from the group of UMC affiliates (“FVCC”) may request that the shares issued to all of the recipients in the Transaction be registered on Form S-3, at FVCC’s sole expense.
No Appraisal Rights
      Under applicable law, Trident stockholders do not have the right to an appraisal of the value of their shares in connection with the acquisition of the TTI minority interest.
PROPOSAL 2:     ELECTION OF DIRECTORS
      Glen M. Antle and Frank C. Lin have been nominated to serve as Class III directors to serve a term expiring at the annual meeting of stockholders for the fiscal year ended 2007. The Board of Directors recommends a vote for these nominees.
PROPOSAL 3:     RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS
      Trident is seeking stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005.
THE ANNUAL MEETING OF TRIDENT MICROSYSTEMS, INC.
General
      Trident is furnishing this proxy statement to holders of its Common Stock in connection with the solicitation of proxies by the Board for use at the 2004 annual meeting of stockholders to be held on March 24, 2005, and at any adjournment, postponement or continuation thereof. This proxy statement is first being furnished to stockholders of Trident on or about February 28, 2005.
Date, Time and Place
      The annual meeting of stockholders will be held on March 24, 2005, at 9:00 a.m., local time, at Trident’s offices at 1090 East Arques Avenue, Sunnyvale, California 94085.

Matters to be Considered at the Annual Meeting
      At the annual meeting, we are asking holders of Trident Common Stock to: (1) approve the acquisition of all of the outstanding minority interest in Trident’s majority owned subsidiary, TTI, (2) elect two Class III directors to hold office for a three-year term and until their respective successors are elected and qualified and (3) ratify the appointment of PricewaterhouseCoopers LLP as Trident’s independent registered public accounting firm for the fiscal year ending June 30, 2005.
Record Date
      Trident has fixed the close of business on January 24, 2005 as the record date for determination of Trident stockholders entitled to notice of and to attend and vote at the annual meeting.
Vote Required
      As of the close of business on January 24, 2005, there were 23,223,524 shares of Trident Common Stock outstanding and entitled to vote. A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the annual meeting if shares representing a majority of the votes entitled to be cast are represented in person or by proxy. If a quorum is not present at the annual meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Votes for and against, abstentions and “broker non-votes” will each count as being present to establish a quorum. A “broker non-vote” occurs when a broker is not permitted to vote because the broker does not have instructions from the beneficial owner of the shares.
      The approval of the acquisition of the TTI minority interest and the ratification of the appointment of PricewaterhouseCoopers LLP as Trident’s independent auditors for the fiscal year ending June 30, 2005 each require the affirmative vote of holders of shares representing a majority of the shares of Trident Common Stock represented in person or by proxy and entitled to vote at the annual meeting. Under this standard, shares considered present for purposes of establishing a quorum, but not voted for or against these proposals, including “broker non-votes”, will not be counted against the proposals. For the election of directors, the two persons receiving the highest number of votes will be elected.
Voting of Proxies; Abstentions; and Broker Non-Votes
      All shares of Trident Common Stock represented by properly executed proxies received before or at the annual meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” approval of the acquisition of the TTI minority interest, “FOR” the election of management’s nominees for membership on our Board and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Trident’s independent auditors for the fiscal year ending June 30, 2005. You are urged to mark the box on the card to indicate how to vote your shares.
      If your shares are held in an account at a brokerage firm or bank, that brokerage firm or bank will not be permitted to vote your shares with respect to any of the proposals unless you provide instructions as to how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of the proposals. Your broker or bank will vote your shares on those proposals only if you provide instructions on how to vote by following the information provided to you by your broker. Please note that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.
      A properly executed proxy marked abstain, although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the stockholders’ meeting, will not be voted.

      A stockholder may revoke his or her proxy at any time before it is voted by:

•	notifying in writing the Secretary of Trident at 1090 East Arques Avenue, Sunnyvale, California 94085, that you wish to revoke your proxy;

•	granting a subsequently dated proxy; or

•	appearing in person and voting at the annual meeting if you are a holder of record.
      Attendance at the annual meeting will not in and of itself constitute revocation of a proxy.
Voting By Telephone or Via the Internet
      If you hold your shares directly registered in your name with Mellon Investor Services, LLC, you may vote by telephone. To vote by telephone, call 1-866-540-5760. Instructions for voting via the Internet are set forth on the enclosed proxy card if you hold your shares directly registered in your name with Mellon Investor Services, LLC. Many banks and brokerage firms have a process for their beneficial owners to provide instructions over the telephone or via the Internet. Your voting form from your broker or bank will contain instructions for voting.
      Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on March 23, 2005. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.
Solicitation of Proxies
      Trident will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who hold our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.
      Trident has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. Trident will pay MacKenzie approximately $8,000 for its services, in addition to reimbursement for its out-of-pocket expenses.
PROPOSAL 1:
APPROVAL OF THE ACQUISITION OF THE MINORITY INTEREST IN TTI
Description of the Acquisition and Related Matters
Background
      On November 29, 2002, our Board met with management to consider the future of Trident. Trident had experienced disappointing results over an extended period of time and Trident’s market capitalization had fallen to approximately $53 million. Since our cash and short term liquid investments were approximately $63 million, our market capitalization implied a substantial negative enterprise value being assessed by the market. The Board and management agreed that management needed to present the Board with a new plan to increase stockholder value. It was also agreed that the plan must be presented to the Board by the summer of 2003 and needed to include the closure, reorganization or sale of Trident’s graphics business.
      Management explored a number of possibilities and potential transactions, and on March 27, 2003 reported to the Board on a proposal to reorganize Trident’s business by (i) selling its graphics business to XGI, a newly organized graphics company in Taiwan in exchange for shares in XGI, and (ii) reorganizing all of Trident’s Digital TV assets in TTI, which was then 66% owned by Trident. Our foundry, UMC, was a minority stockholder of TTI.

      The Board considered this proposal and asked management to explore this proposal further and to proceed with discussions and present a final proposal, including the best terms available for the sale, or other disposition of the graphics business.
      On June 9, 2003 management presented the terms of an agreement to sell the graphics assets to XGI Cayman Ltd., a Cayman Islands, B.V.I. corporation, in exchange for a 30% ownership interest in XGI. Management also presented the terms upon which Trident’s Digital TV assets at the parent level would be combined with the Digital TV assets of TTI — a partially owned subsidiary, after which Trident would increase its ownership in TTI from 66% to 90% by acquiring 45,000,000 additional shares of Common Stock of TTI.
      The Board approved the transaction on June 9, 2003 and between June and August, management took various steps to implement the transactions, as reported in Trident’s 10-K for the fiscal year ending June 30, 2003. Trident’s market capitalization was approximately $70.2 million when the Board approved this transaction.
      The reorganization transactions were completed in August 2003. As part of the reorganization of TTI, substantially all employees of Trident who transferred to TTI ceased vesting in their Trident stock options, and received TTI stock options in their place. Approximately 230 employees now hold TTI stock options. Trident employees who continued as Trident employees did not give up their Trident stock options, however no new Trident options have been granted to the majority of such employees since June 2003 and no Trident options have been granted to our executive officers since September 2002 (other than to Mr. Edmunds as part of being a new hire to the company).
      A key feature of the plan was that all assets and employees involved in the Digital TV business were organized in a single entity. Management believed that this would increase the operating efficiency of this business. In addition, management believed that this would allow the digital media business to be ‘spunout’ in a public offering, either in Taiwan or the U.S. Management’s recommendation was to take steps to prepare for an offering in Taiwan for several reasons. Fundamentally, management believed that the Taiwanese market would value this business more highly than the U.S. market due in part to the strength at the time of the Taiwanese market and to its greater familiarity with digital consumer products businesses in general and the Digital TV business in particular. As a result, the shares of TTI held by Trident would increase in value, creating increased value for Trident’s stockholders. Second, it would allow Trident management to focus on developing new or expanding existing businesses. Third, it would provide substantial incentive to the digital media employees, for whom a TTI public offering presented the possibility of significant increase in value of their options after years of little incentive for Trident options.
      In summary, management believed this reorganization presented the opportunity to revitalize Trident, with a TTI public offering as part of the strategy to accomplish that.
      From June 2003 until August 2004, TTI’s management took various steps to prepare for an offering in Taiwan. While no decision had been made to proceed with an offering, either in Taiwan or the U.S., the process in Taiwan takes eighteen months or more of planning, and certain steps were required to maintain the possibility of a Taiwanese offering. By the end of Trident’s June 30, 2004 fiscal year, Trident’s market capitalization had increased to approximately $260 million.
      TTI management reported to Trident’s Board regularly regarding the steps toward a public offering of TTI. At a board meeting on July 21, 2004, management reported that it was preparing to make a recommendation to the Board regarding a public offering in Taiwan and the Board approved the sale by TTI of up to 1,000,000 shares of its capital stock into the Taiwanese public market as an additional preparatory step. Due to regulations in Taiwan, this action had to be taken by the end of August 2004, or the 18 to 24 month process of positioning TTI to go public in Taiwan would have to start all over again. In August 2004 TTI successfully completed the next step in the process of becoming a public company by becoming designated as a so called “emerging market company” in Taiwan. Essentially this allowed a single market maker hired by TTI to make a market in what was still a “private” equity security as a way of increasing efficiency and guarding against speculation and extreme volatility that had been characteristic of the so-called “gray” private equity transaction market in Taiwan in the past.
      Trident further described steps it had taken to position TTI for a future public offering in Taiwan in its 10-K for the fiscal year ended June 30, 2004, filed on September 13, 2004.
      Our stockholders reacted negatively to the news of the increased likelihood of a public offering by TTI as announced in the 10-K in September 2004. Based on discussions with several Wall Street analysts and large institutional investors, we believe the principal concern was that a Taiwanese offering would require the company to sell additional shares and further dilute Trident stockholders’ earnings from the TTI business and that the cash value received from the offering would soon be outstripped by the loss in ownership of a growing earnings stream multiplied by the U.S. market multiple. Although management also viewed an anticipated increase in the value of TTI as a Taiwanese security as a potential benefit to our stockholders, our U.S. institutional investors were apparently not convinced this would occur, or occur in a timely fashion, to offset the effects of the loss in earning power. They also may have believed it would simply not be factored into valuing Trident common stock by the U.S. market. During the period of time between our restructuring and the announcement of further progress towards the initial public offering of TTI, the Taiwanese stock market and P/ E multiples had also weakened in comparison to the U.S. stock market, and the U.S. market had become much more familiar with the Digital TV market.
      In response to stockholder concerns and the weakened Taiwanese stock market, Trident management developed a new strategy to instead acquire the minority interest in TTI. At a Board meeting on October 26, 2004, management discussed this proposal with the Board. Management reviewed various proposals and exchange ratios and the board requested that management proceed to develop a more detailed proposal.
      On October 27, 2004 in Trident’s first quarter earnings conference call, Trident announced it would consider the purchase of all minority interests in TTI.
      On November 26, 2004 Trident’s Board met and management proposed that TTI or Trident’s wholly owned subsidiary, Trident Microsystems, (Far East) Ltd. (“TMFE”), a holding company organized in the Cayman Islands, acquire as many TTI shares as possible for cash in Taiwan on such terms as management could obtain. The Board had not approved an offer for all outstanding interests.
      Management discussed alternatives for acquiring the minority interest. Trident determined that under Taiwanese regulations, TTI could use cash on its balance sheets to acquire up to 5% (but not more) of the TTI shares and that if TTI delisted its securities from the emerging market in Taiwan, it could reacquire a substantial portion of those shares and that such shares could be acquired in a series of separately negotiated transactions within a price range approved by the TTI board and with minimal expenses. Between November 27, 2004 and January 29, 2005, TTI purchased approximately 3,200,000 of its outstanding shares for cash at a per share prices ranging from NT$ 45 to NT$ 90.
      Between November 26 and December 29, management discussed the possibility of an exchange with TTI management, certain TTI employees, and key TTI minority stockholders.
      At a Board meeting on December 29, 2004, management proposed terms for the acquisition of the remaining minority interests and WR Hambrecht + Co presented a report regarding the proposal and the value of TTI. Mr. Lin left the Board meeting while the independent members of the Board discussed their views on the proposal. The Board expressed its general support for the proposal, but requested that an additional Board meeting be scheduled at which the proposal would be reviewed again. On January 4, 2005 a further Board meeting occurred and management reviewed the proposal again. WR Hambrecht + Co presented a report on the fairness of the consideration offer to the Trident stockholders. A motion was made to proceed with the proposal, and Mr. Lin left the Board meeting while the Board discussed and voted upon the proposal. The independent Board members unanimously approved the transaction.
      Between December 29, 2004 and January 11, 2005, management negotiated binding agreements on the terms approved by the Board with representatives of UMC and affiliated entities for the repurchase of the shares held by such parties, and on January 11, 2005 Trident announced that it had reached such agreement

      On January 11, 2005, Trident entered into definitive agreements with parties affiliated with UMC providing for the acquisition from the UMC affiliates of 7,290,000 shares of the common stock of TTI, of which 1,520,000 shares would be purchased for approximately $2.2 million in cash (at the exchange rate between US$ and NT$ on February 4, 2005), and 5,770,000 shares will be acquired for 1,154,000 shares of Trident’s common stock, in aggregate.
      Trident has also entered into similar forms of agreement, providing for the acquisition of TTI common stock for Trident common stock at the rate of one (1) share of Trident common stock for five (5) shares of TTI stock with other holders of TTI common stock. Generally, such additional persons acquired their shares from TTI option holders who exercised vested options after August 2004. These agreements, together with the agreements described above provide in aggregate for the acquisition of 10,192,500 shares of TTI common stock, for approximately $2.2 million in cash (at the exchange rate between US$ and NT$ on February 4, 2005) and 1,735,000 shares of Trident’s Common Stock.
      Trident further proposes to assume all outstanding TTI stock options, which currently total approximately 13,564,500 options to acquire shares, substantially all of which are unvested. TTI is rapidly expanding its work force and it grants options to newly hired employees and to existing employees on a regular basis. Between the date of this proxy and the expected closing date of the Transaction, TTI expects to grant no more than 1,105,000 additional stock options, which would result in the issuance of no more than 221,000 options to acquire Trident common stock. Substantially all of such options are expected to be granted to approximately 40 or more new hires, and none will be granted to any of the Trident officers. In assuming the TTI options, Trident will substitute its own stock for TTI stock at the rate of one (1) share of Trident stock for every five (5) shares of TTI stock issuable upon the exercise of the assumed options. In aggregate, this will result in up to a further 2,933,900 shares of Trident common stock being issued in the future, of which only approximately 4,000 shares would be vested if the Transaction were completed as of April 30, 2005.
Reasons for the Transaction
      The independent members of Trident’s Board determined that the Transaction would be in the best interests of TMI and its stockholders based on potential benefits described below.
      The Transaction is expected to be accretive, on a pro forma basis to the Trident stockholders. While the Transaction will result in charges to earnings for deferred compensation and in-process research and development, on a pro forma basis, without these charges, the Transaction is expected to be accretive due to the elimination of the minority interest and the related charge to earnings. We believe Trident will be valued based largely on our revenue and our cash flow from operations.
      We believe that Trident stockholders want the Transaction to occur. A key consideration in our undertaking the Transaction was the opinion of our stockholders. Holders of a substantial portion of Trident’s Common Stock were vocal in expressing a preference for Trident reacquiring the minority interest instead of Trident pursuing a proposed public offering of TTI.
      The Transaction is fair to our stockholders and will provide appropriate incentives to our employees. The exchange ratio to be offered by Trident was determined to be fair to Trident stockholders by our Board after consideration of advice from management and an independent investment bank. The Board also considered the impact of the exchange ratio on TTI employees, who constitute approximately 78% of Trident’s employees, and who had an expectation of TTI pursuing a public offering. The Board believed the Transaction and the exchange ratio would be fair to Trident stockholders while still retaining the incentives necessary to retain its workforce.
      The Board also considered the potential returns to members of Trident’s management. The Board believed those returns and potential returns were reasonable given the very substantial increase in value that the management team had helped to create through the reorganization.
      The independent members of Trident’s Board also recognized a number of risks and uncertainties inherent in the Transaction, including the creation of additional Trident options which could be considered compensatory, but concluded that, on balance, the potential benefits outweighed the risks associated with the Transaction.
Interests of Certain Persons in Matters to be Acted Upon
      Certain of Trident’s executive officers, Frank Lin, Peter Jen, Dr. J.H. Chang and John Edmunds have been granted options to purchase TTI shares under TTI’s stock option plan. The following table sets forth the total number of options granted, the exercise price for the options, and the potential value of such securities assuming the transaction is approved, based on the last trading price for a share of Trident common stock on February 4, 2005. The table assumes all such options are vested and that the shares are sold at the price on February 4, 2005.

	Individual Holdings
				Potential Value of TTI Options Based
	Number of			on Value of Trident Common Stock
	TTI
	Securities	Exercise		Total Trident	Aggregate Net
	Underlying	or Base		Shares and Options	Value of Trident
	Options	Price		to be Received in	Shares at $18.00
Name	Held(1)	($/Sh)(2)	Expiration Dates	the Transaction(3)	per Share(4)

Frank C. Lin	2,720,000	$0.32	August 2013	544,000	$8,933,007
Jung-Hern Chang	1,235,000	$0.32	August 2013	247,000	$4,055,979
John Edmunds	200,000	$0.32	July 2008, February 2009	40,000	$656,839
Peter Jen	84,500	$0.32	August 2013	16,900	$277,514

(1)	TTI option totals include 952,000 shares issued upon exercise of options by Mr. Lin.

(2)	The exercise price of the TTI options is NT$ 10 per share, or approximately $0.32 per TTI share, based upon the exchange rate between US$ and NT$ on February 4, 2005.

(3)	At the exchange ratio of 1 Trident share for 5 TTI shares.

(4)	The closing price for Trident’s common stock in trading on Nasdaq was $18.00 per share on February 4, 2005. Values shown are net of exercise price.
      See also “Assumption of Outstanding TTI Stock Options” on page 23 below for more details regarding the terms of the TTI stock option agreements held by Trident’s executive officers that will be assumed by Trident.
Recommendation of Trident’s Board of Directors
      The independent members of Trident’s Board of Directors unanimously recommended a vote “FOR” approval of the Transaction. Mr. Lin did not participate in the vote on the approval of the Transaction.
Opinion of WR Hambrecht + Co, Financial Advisor to Trident Microsystems
      Pursuant to an engagement letter dated November 22, 2004, Trident engaged WR Hambrecht + Co to undertake an analysis to enable WR Hambrecht + Co. to render an opinion as to the fairness of the consideration paid by Trident for the acquisition of TTI securities, from a financial point of view, to the stockholders of Trident.
      On January 4, 2005, at a meeting of the Trident Board held to evaluate the Transaction WR Hambrecht + Co delivered to Trident’s board its oral opinion that, as of January 4, 2005 and based on the matters considered and the limitations on the review undertaken described in the opinion, the purchase price to be paid by Trident for the acquisition of TTI securities was fair, from a financial point of view, to the stockholders of Trident. Shortly thereafter, WR Hambrecht + Co delivered a written opinion, dated January 4, 2005 to the same effect. WR Hambrecht + Co has consented to the use of its opinion in this proxy statement/ prospectus and the full text of this opinion is reprinted as Annex A to this proxy statement. WR Hambrecht + Co was not asked by, and did not recommend to, Trident that any specific consideration constituted the appropriate consideration for the Transaction.

      The full text of WR Hambrecht + Co’s written opinion, dated January 4, 2005, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by WR Hambrecht + Co in connection with the opinion, is attached as Annex A to this proxy statement and is incorporated herein by reference. Trident stockholders are urged to read the WR Hambrecht + Co opinion in its entirety. The summary of the WR Hambrecht + Co opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the WR Hambrecht + Co opinion.
      In addition, you should consider the following when reading the discussion of the opinion of WR Hambrecht + Co in this document:

•	The WR Hambrecht + Co opinion was prepared for the benefit and use of Trident’s board of directors in its consideration of the Transaction and does not constitute a recommendation to stockholders of Trident as to how they should vote at the special meeting, or take any other action, in connection with the merger.

•	The WR Hambrecht + Co opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by Trident’s board of directors as alternatives to the Transaction or the underlying business decision of Trident’s board of directors to proceed with or effect the merger.
      Although developments following the date of the WR Hambrecht + Co opinion may affect the opinion, WR Hambrecht + Co assumed no obligation to update, revise or reaffirm its opinion. The WR Hambrecht + Co opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to WR Hambrecht + Co as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the WR Hambrecht + Co opinion, and that WR Hambrecht + Co disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. WR Hambrecht’s opinion is limited to the fairness of the consideration paid by Trident for the acquisition of TTI securities, from a financial point of view, to the stockholders of Trident.
Opinion and Analysis of WR Hambrecht + Co
      In arriving at its opinion, WR Hambrecht + Co, among other things, has:

•	Reviewed certain provided draft purchase agreements between Trident, a wholly owned subsidiary of Trident and a significant holder of TTI securities, FVCC, and the specified terms of the Transaction set forth therein, and assumed that the final form of the agreements’ terms and accompanying schedules and exhibits will not vary in any regard which is material to WR Hambrecht + Co’s analysis;

•	As directed by Trident, made certain assumptions about the forms and terms of agreements to be entered into between Trident and the shareholders of all TTI common stock not then held by Trident or FVCC (including the holders of TTI common stock affiliated with UMC) and the treatment of options to acquire TTI securities;

•	Reviewed Trident’s financial and operating information for each of the fiscal year periods ended June 30, 2002, 2003 and 2004 and the three months ended September 30, 2004 and TTI’s financial and operating information for the fiscal year periods ended June 30, 2003 and 2004 and the three months ended September 30, 2004 provided to WR Hambrecht + Co by the management of Trident and TTI or otherwise publicly available;

•	Reviewed certain financial and operating information relating to the business and operations, assets and present condition of Trident and TTI provided to WR Hambrecht + Co by management of Trident and TTI;

•	Reviewed financial projections relating to the business and operations of Trident and TTI prepared by research analysts identified by the management of Trident or TTI;

•	Reviewed the financial terms of the Transaction and compared them with the financial terms, to the extent publicly available, of certain other merger and acquisition transactions that WR Hambrecht + Co deemed relevant;

•	Reviewed certain publicly available financial information relating to certain other companies WR Hambrecht + Co deemed to be reasonably similar to Trident and TTI, and the trading markets for such companies’ securities;

•	Conducted discussions with certain members of senior management of Trident concerning Trident’s and TTI’s business and operations, assets and present condition;

•	Performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as WR Hambrecht + Co deemed, in its sole judgment, to be necessary, appropriate or relevant; and

•	Taken into account an assessment of general economic, market and financial conditions prepared by WR Hambrecht and the experience of WR Hambrecht + Co. in similar transactions, as well as the experience of WR Hambrecht + Co in securities valuation in general.

      WR Hambrecht + Co assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by WR Hambrecht + Co (including information furnished to WR Hambrecht orally or otherwise discussed with WR Hambrecht + Co by the management of Trident and TTI) and has not attempted independently to verify, or undertaken any obligation to verify, such information. WR Hambrecht + Co assumed that there had been no material change in the assets, financial condition, business or prospects of Trident or of TTI since the date of the most recent financial statements made available to it. WR Hambrecht + Co did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of TTI or Trident, nor was WR Hambrecht furnished any such evaluations or appraisals. WR Hambrecht + Co has assumed the historical financial statements of Trident and TTI have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. WR Hambrecht + Co relied upon the assurances of the managements of Trident and TTI that they were not aware of any facts that would make the information inaccurate or misleading.
      WR Hambrecht + Co also assumed the financial forecasts, projections, and analyses provided to WR Hambrecht + Co by Trident and TTI represent the best currently available estimates and judgments of the management of Trident and TTI as to the future financial condition and results of operations of Trident and TTI, and WR Hambrecht + Co has also assumed that such forecasts, projections and analyses have been reasonably and accurately prepared in good faith and based on such best currently available estimates and judgments. WR Hambrecht + Co has also assumed that the financial results reflected in such forecasts, projections and analyses will be realized in the amounts and in the time periods projected.
      In rendering its opinion, WR Hambrecht + Co also assumed that:

•	all material governmental, regulatory or other approvals and consents required in connection with the consummation of the acquisition will be obtained;

•	in connection with obtaining any necessary regulatory and third party approvals and consents, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Trident or TTI, or the contemplated benefits of the Transaction;

•	the Transaction will be consummated in accordance with both the terms of the agreements presented to WR Hambrecht + Co as well as the assumptions that Trident requested WR Hambrecht + Co to make with respect to the terms of other agreements between Trident or its subsidiaries and the holders of TTI securities other than FVCC, in both cases without waiver, modification or amendment of any material term, condition or agreement therein; and

•	that the Exchange Ratio will not be increased or decreased.

      WR Hambrecht + Co relied as to all legal matters relevant to rendering its opinion on the advice of its legal counsel.
      WR Hambrecht + Co expressed no opinion as to:

•	the value of any other arrangements entered into in connection with the Transaction;

•	any tax or other consequences that may result from the Transaction; and

•	what the value of common stock of Trident will be when issued pursuant to the Transaction or the price at which shares of common stock of Trident may be traded in the future.
      Set forth below is a brief summary of certain financial analyses performed by WR Hambrecht + Co in connection with its opinion and reviewed with the Trident board of directors at its meeting on January 9, 2005. The summary of the financial analyses is not a complete description of all of the analyses performed by WR Hambrecht + Co. THE WR HAMBRECHT + CO OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES WHICH IT PERFORMED, AND NO PARTICULAR PORTION OR SUMMARY OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

Financial Analysis

Recent Transactions in TTI Securities
      WR Hambrecht + Co reviewed recent purchase and sale transactions of TTI securities reported to WR Hambrecht + Co by Trident, including purchases made by TTI and other transactions effected through the Taiwanese “grey market” from September 13th to November 17th, 2004. The purchases made by TTI were made between December 13th and December 17th, 2004, and some of those purchases were from Taiwan-based underwriters of TTI’s securities at their original cost pursuant to pre-existing agreements between the sellers and Trident.
      WR Hambrecht + Co observed that during the period of the most recent grey market transactions (from November 11th through 17th of 2004) the highest closing price of TTI’s common stock per share was NT$ 60.00 and the lowest price was NT$ 50.10 per share, with the median closing price being NT$ 50.10. WR Hambrecht + Co also observed that TTI share purchases during that period were executed at transaction prices ranging from NT$ 45.00 per share to a high price of NT$ 90.42 per share, with the volume weighted average price being NT$ 64.08 per share.

Implied Value of TTI Based on Trident Market Value
      Because TTI is majority-owned by Trident and the revenues and earnings of TTI contribute a significant portion of the overall revenue and earnings of Trident, WR Hambrecht + Co reviewed the market value of Trident and, after subtracting the estimated value of certain other of Trident’s assets as provided by Trident management, calculated the implied value of Trident’s majority ownership in TTI. WR Hambrecht + Co performed this analysis on both a fully-diluted and a non-diluted basis, observing that the implied value per share of TTI as determined by this analysis was approximately NT$ 189.71 per share on a fully-diluted basis and NT$ 189.68 per share on a non-diluted basis.

Public Comparable Companies
      WR Hambrecht + Co reviewed certain financial information and applied commonly used valuation methodologies to determine an implied value for TTI based on corresponding information and measurements for a group of publicly traded companies in the semiconductor industry.
      The publicly traded companies selected in the semiconductor industry to which TTI was compared consisted of:

•	Cirrus Logic

•	ESS Technology

•	Genesis Microchip

•	MediaTek

•	Novatek Microelectronics

•	Pixelworks

•	PortaPlayer

•	Sigma Designs

•	Sigmatel

•	Silicon Image

•	Sunplus Technology

•	Zoran
      The financial information and valuation measurements for each of the above-referenced comparable companies reviewed by WR Hambrecht + Co included:

•	ratios of total enterprise value (the sum of equity market valuation, net debt and minority interests) to Revenue, Operating Profit and EBITDA; and

•	ratios of share price to earnings.
      To calculate trading multiples, WR Hambrecht + Co reviewed publicly available information concerning historical and projected financial performance for each of the above-referenced comparable companies, including analyst reports and published historical financial information and earnings estimates reported by Institutional Brokers Estimate System, or IBES, and First Call, a subsidiary of Thomson Financial. IBES and First Call are each data services that monitor and publish compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.
      As detailed in the chart below, WR Hambrecht + Co observed that the implied value of TTI’s securities based on median and average multiples of the above-referenced comparable companies ranged from a low of NT$ 66.04 per share on a fully-diluted basis to a high of NT$ 153.89 per share on a fully-diluted basis.

TTI Equity Value
	Variation Multiple	per Share in NT$
	Average (Median)	Average (Median)

Total Enterprise Value
Revenue
Last Twelve Months	3.66(2.49)	95.58(68.19)
Calendar Year 2004 (estimated)	3.22(2.43)	84.12(66.04)
Calendar Year 2005 (estimated)	2.46(2.14)	93.10(82.36)
Operating Profit
Last Twelve Months	14.5(10.8)	87.22(67.53)
Calendar Year 2004 (estimated)	24.5(19.5)	120.00(97.60)
Calendar Year 2005 (estimated)	19.6(18.5)	153.89(145.45)
Price/ Earnings
Last Twelve Months	23.1(19.3)	129.57(107.90)
Calendar Year 2004 (estimated)	32.0(25.9)	149.17(120.56)
Calendar Year 2005 (estimated)	26.4(28.3)	165.41(177.42)
      None of the above-referenced comparable companies used in the publicly traded company analysis are identical to TTI. Accordingly, WR Hambrecht + Co believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in WR Hambrecht + Co’s written opinion, concerning differences in financial and operating characteristics of the above-referenced comparable companies and other factors that could affect the public trading value of those companies.

Precedent Transaction Analysis
      WR Hambrecht + Co reviewed certain precedent transactions in the semiconductor industry and calculated the value of each transaction as a multiple of the previous twelve months revenue of the target company acquired in each transaction. Transactions reviewed included:

•	Broadcom/ Alphamosaic

•	Zoran/ Emblaze

•	Conexant/ Amphion Semiconductor

•	Micronas/ Linx Electronics

•	Broadcom/ Sand Video

•	NVIDIA/ MediaQ

•	ESS Technology/ Divio

•	Zoran/ Oak Technology

•	ESS Technology/ Pictos Technologies

•	Sunplus Technology/a unit of Oak Technology

•	Oak Technology/ Teralogic

•	ATI Technologies/ NxtWave Communications

•	Genesis Microchip/ Sage

•	Pixelworks/nDSP

•	Cirrus Logic/ Stream Machine

•	Cirrus Logic/ LuxSonor

•	LSI Logic/ C-Cube
      WR Hambrecht + Co calculated or estimated the overall transaction values and each target company’s revenue numbers were calculated or estimated from publicly available sources, including analyst reports, published historical financial information and press reports. WR Hambrecht + Co used its best judgment in collecting and evaluating the publicly available information, and does not warranty or guarantee the accuracy of the information concerning each of these transactions.
      As detailed in the chart below, WR Hambrecht + Co observed that the implied value of TTI’s securities based on the median of the precedent transaction multiples was NT$ 175.49 per share on a fully-diluted basis, while the implied value of TTI shares based on the average of the precedent transaction multiples was NT$ 117.27 per share on a fully-diluted basis.

TTI Equity Value
	Variation Multiple	per Share in NT$
	Average (Median)	Average (Median)

Deal Value (Last Twelve Months Revenue)	7.5(5.0)	175.49(117.27)
      None of the transactions utilized in the precedent transaction analysis are identical to the contemplated transaction and none of the target companies acquired in the selected transactions are identical to TTI. Accordingly, WR Hambrecht + Co believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in WR Hambrecht + Co’s written opinion, concerning differences in transaction structures and financial and operating characteristics of the target companies acquired and other factors that could affect the value paid in the precedent transactions.

General
      While this summary describes the analysis and factors that WR Hambrecht + Co deemed material in its presentation to the board of directors of Trident, it is not a comprehensive description of all analyses and factors considered by WR Hambrecht + Co. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, WR Hambrecht + Co did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, WR Hambrecht + Co believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by WR Hambrecht + Co. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by WR Hambrecht + Co is based on all analyses and factors taken as a whole and also on application of WR Hambrecht + Co’s own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. WR Hambrecht + Co gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, WR Hambrecht + Co made numerous assumptions with respect to industry performance, general business and other conditions and matters many of which are beyond the control of Trident, TTI or WR Hambrecht + Co Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.
      Trident’s engagement letter with WR Hambrecht + Co provides that, for its services, WR Hambrecht + Co is entitled to receive $130,000 due and payable as follows: $50,000 in cash upon execution of the engagement letter and the remaining $80,000 in cash upon delivery of the opinion, whether or not the opinion is favorable. Trident has also agreed to reimburse WR Hambrecht + Co for its out-of-pocket expenses and to indemnify and hold harmless WR Hambrecht + Co and its affiliates and any other person, director, employee or agent of WR Hambrecht + Co or any of its affiliates, or any person controlling WR Hambrecht + Co or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by WR Hambrecht + Co to Trident. The terms of the fee arrangement with WR Hambrecht + Co, which Trident and WR Hambrecht + Co believe are customary in transactions of this nature, were negotiated at arm’s length between Trident and WR Hambrecht + Co, and the Trident board was aware of these fee arrangements. Trident selected WR Hambrecht + Co as financial advisor in connection with the Transaction based on WR Hambrecht + Co’s qualifications, expertise, reputation and experience in mergers and acquisitions. Certain employees of WR Hambrecht + Co have provided financial advisory and investment banking services to Trident from time to time, including when their previous employer was engaged by Trident in July of 2003 to advise Trident with respect to the fairness of certain transactions that were a part of Trident’s reorganization.
      WR Hambrecht + Co is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. WR Hambrecht + Co, from time to time, may in the future seek to perform certain financial advisory services for Trident or its affiliates for which WR Hambrecht + Co may receive a fee. In the ordinary course of business, WR Hambrecht + Co publishes research on Trident, makes a market in Trident common stock and, in connection with WR Hambrecht + Co’s market making activities, trades the securities of Trident for the account of WR Ham-

brecht + Co and its customers, and accordingly, may at any time hold a short or long position in such securities.
Completion and Effectiveness of the Transaction
      The Transaction will be completed immediately following stockholder approval, if obtained, through a closing of each of the Exchange Agreements, and the simultaneous assumption of the outstanding TTI options.
Minority Interest to be Acquired
      In the Transaction, Trident will acquire substantially all of the fully diluted 31% interest in the securities of TTI that it doesn’t already own through the Exchange Agreements with the minority stockholders of TTI and by assuming the outstanding options to acquire TTI shares held by employees of TTI and Trident.
Ownership of TTI as of February 4, 2005

	Outstanding	Outstanding
Holder	Shares	Stock Options(1)	Total	%(2)

Trident	53,786,994	—	53,786,994	69.3%
Minority Interest:
UMC affiliates	7,290,000	—	7,290,000	9.4%
Trident officers	952,000	3,287,500	4,239,500	5.5%
TTI employees and others	2,067,501	10,277,000	12,344,501	15.9%
Total Minority Interest	10,309,501	13,564,500	23,874,001	30.7%
Total	64,096,495	13,564,500	77,660,995	100.0%

(1)	Options to purchase 13,564,500 shares of TTI common stock are outstanding as of Feb. 4, 2005. Primarily due to new hire activity at TTI, up to (but not more than) an additional 1,105,000 TTI options (equivalent to 221,000 Trident common shares at the proposed 1 for 5 exchange ratio) may be granted by the end of Trident’s third fiscal quarter, assuming the Transaction has not been completed prior to such time.

(2)	Percentages are based on the assumption that all outstanding options were vested and exercised.
      The total consideration Trident proposes to pay for the fully diluted 31% interest in TTI is currently valued at approximately $77.0 million, with the valuation of the cash component based on the exchange rate between US$ and NT$ on February 4, 2005, the valuation of the Trident stock component based on the closing prices for Trident’s common stock on the two days before and after January 11, 2005, the date on which the Transaction was publicly announced, and the valuation of the Trident option component based on the closing price for Trident’s common stock on February 4, 2005.
      Between November 26, 2004 and January 29, 2005, TTI purchased approximately 3,200,000 shares of TTI stock for cash at per share prices ranging between NT$45 and NT$90. As of February 4, 2005, there were approximately 64,096,495 shares of TTI capital stock outstanding, along with options to purchase a further 13,564,500 shares, for a fully diluted total of 77,660,995 shares. Trident currently owns 53,786,994 shares of TTI, or approximately 84% of the outstanding total and 69% of the fully diluted total. Pursuant to the Transaction, Trident intends to acquire substantially all of the outstanding shares of TTI it doesn’t own, and to assume all of the outstanding TTI options.
Consideration
      The total consideration to be paid for the acquisition of the TTI shares and options will be (i) cash consideration of approximately $8.2 million, (ii) the issuance of approximately 1,735,000 shares of Trident common stock, and (iii) the assumption of options which will be converted into the right to acquire up to approximately 2,933,900 shares of Trident common stock, substantially all of which will be unvested.

Approximately $6.0 million of the cash consideration has been paid for the acquisition of TTI shares that have already occurred, and those purchases are not subject to stockholder approval.
      The exchange ratio of Trident shares for TTI shares is one (1) Trident shares for five (5) TTI shares. Based upon the price of Trident shares on January 4, 2005, the date the Board approved the Transaction, this would represent a purchase price of approximately $3.10 per TTI share, if the Trident shares being issued were freely tradable. However, the Trident shares will not be freely tradable when issued. A total of 1,520,000 shares of TTI will be acquired for cash totaling $2.2 million (at the exchange rate between US$ and NT$ on February 4, 2005). UMC and its affiliates agreed to sell these shares for cash based upon our negotiation with them in which we argued that these shares (unlike all other shares of TTI) had been purchased in 2000 when TTI had a more limited scope of operations, and that the cash purchase price was a fair return on that original investment. The other key independent shareholder of TTI had also acquired its TTI shares in 2000 and also agreed to such cash purchase price.
The Exchange Agreements
      Trident and Trident’s wholly owned subsidiary, TMFE, have entered into agreements (the “Exchange Agreements”) with the holders of substantially all shares of TTI common stock which have not yet been acquired, providing for the exchange of such shares of TTI for cash and stock as described below. The agreements are not subject to any substantial conditions or restrictions, other than the approval of the Transaction by the Trident stockholders prior to Closing.
Material Terms of the Exchange Agreements
      Pursuant to Exchange Agreements with parties affiliated with UMC, Trident has agreed to acquire an aggregate of 7,290,000 shares of TTI common stock for approximately $2.2 million in cash (at the exchange rate between US$ and NT$ on February 4, 2005), and 1,154,000 shares of Trident’s Common Stock. Pursuant to Exchange Agreements with other holders of TTI common stock, Trident has agreed to acquire a further 2,902,500 shares of TTI stock for 580,500 shares of Trident’s common stock.
      The Exchange Agreements provide that completion of these transactions is subject to the condition that Trident stockholders approve the Transaction. The shares of Trident’s stock will be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended, and such shares will be restricted. The holders of TTI stock have agreed to a 120 day lock up period, beginning on the date of completion of these transactions, during which period they will not sell, hedge or otherwise transfer any interest in the Trident shares they will receive pursuant to the Exchange Agreements. After the expiration of the lock up period, the former TTI stockholders may request that their Trident shares be registered on Form S-3, at their sole expense.
Assumption of Outstanding TTI Stock Options
      TTI grants stock options separately in TTI to its employees, and virtually all of the previous parent company employees, other than our executive officers and a few key employees, stopped vesting in Trident options when they became employed by TTI. To ensure a continuity of interests in both parent and subsidiary activities, executive officers continued to vest in equity in both companies. As of the date of this proxy statement, options to acquire approximately 13,564,500 TTI common shares are outstanding and options to acquire approximately 2,300,000 TTI common shares have been exercised. TTI is rapidly expanding its work force and it grants options to newly hired employees and to existing employees on a regular basis. Between the date of this proxy and the expected closing date of the Transaction, TTI expects to grant no more than 1,105,000 additional stock options (equivalent to 221,000 Trident stock options). Substantially all of such options are expected to be granted to approximately 40 or more new hires, and none will be granted to any of the Trident officers.
      As part of the Transaction, all outstanding options would be exchanged for Trident options at an exchange ratio of one (1) Trident option for each five (5) TTI options, the same exchange ratio as that used in the exchange proposed under the Exchange Agreements with UMC affiliates and other third parties. The option exchange will be accomplished by Trident assuming all of the options outstanding under the TTI option plan. Each option will be assumed with the same aggregate exercise price as the current TTI options. No other terms or agreements will be entered into with the option holders, other than an agreement specifying that the assumption has occurred and the new number of shares and exercise price for the options, and for option holders who are U.S. taxpayers, adding certain restrictions to comply with U.S. tax rules. All TTI common shares issued on exercise of TTI options, whether now held by the option holder or by a transferee will also be exchanged at a ratio of one Trident common share for five TTI common share, assuming the holder of such shares enters into an agreement with Trident for such exchange.
Material Terms of TTI Options
      As is the practice in Taiwan, the exercise price of options granted by TTI is initially fixed at the inception of the plan for a given pool of options, and all options are granted at that price until the pool has expired. The fixed exercise price of NT$ 10 for TTI’s option grants under its employee stock option plan is customary for an emerging company and was equivalent to the par value of the stock. All TTI stock options granted were at this fixed exercise price and below the fair market value of the stock at the time of grant.
      The outstanding TTI options vest in annual installments over four years, with the exception of approximately 70,000 TTI options, which vest in annual installments over two years. Only vested TTI options may be exercised. The TTI options have a term of 10 years measured from the date of grant.
      TTI options held by U.S. taxpayers will be subject to additional restrictions on exercise following their assumption by Trident necessary to avoid adverse tax treatment under Internal Revenue Code Section 409A.
Employment Matters
      The employees of TTI will remain such following completion of the Transaction. Any equity component of their total compensation following the Transaction will be granted through Trident plans, and will consist of Trident stock or stock options.
Accounting Treatment
     Accounting for the Purchase and Exchange of TTI Common Stock
      In accordance with SFAS No. 141, Business Combinations, the acquisition of some or all of the non-controlling interest in a subsidiary, whether acquired by the parent, the subsidiary itself, or another affiliate, shall be accounted for using the purchase method. The purchase method requires the acquiring entity to allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition.
      Accordingly, Trident has estimated the total purchase consideration by multiplying the average of the Trident common stock closing prices two days before and after the date the Transaction was publicly announced, January 11, 2005, by the estimated number of Trident shares to be issued and allocated to assets acquired and liabilities assumed based on their fair values. The excess, if any, of the purchase price over the estimated fair values of the net assets acquired will result in goodwill.
     Accounting for the Assumption of TTI Stock Options
      The assumption of the stock options by Trident will be accounted for using modification accounting in accordance with EITF 00-23, Issue 12. This will require the options be valued at their intrinsic value when approved by Trident’s stockholders.
      In accordance with FIN 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion 25, Question 13, the remaining unrecognized original intrinsic value plus the intrinsic value of the assumed options as of the Transaction date shall be recognized over the remaining vesting period. At February 4, 2005, there was approximately $6.0 million of unamortized deferred stock-based compensation for options issued prior to December 31, 2004.

No Appraisal Rights
      Under Delaware law, Trident stockholders are not entitled to appraisal rights as a result of the Transaction, or to demand payment for their shares under applicable law. Holders of TTI securities that are not acquired in the Transaction do not have appraisal or similar rights. However, we expect to acquire the small number of remaining outstanding shares in individually negotiated transactions at prices at or below those offered in the Transaction.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      When used in this report the words “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements include Trident’s and TTI’s expectations and beliefs concerning:

•	expectations regarding future revenues,

•	future prospects for the digital television industry in general,

•	product development plans,

•	future gross margin levels and our strategy to maintain and improve gross margins,

•	trends in average selling prices,

•	expectations and plans regarding TTI, Trident’s ownership thereof and the Transaction,

•	maintenance of majority ownership in subsidiaries,

•	the sufficiency of financial resources over the next twelve months,

•	denomination of international revenues and exposure to interest rate risk,

•	the adequacy of internal controls over financial reporting, and

•	future investments and/or acquisitions.
      Trident and TTI are subject to risks and uncertainties, including those set forth below under “Risk Factors” and elsewhere in this report, that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date hereof. Trident and TTI expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

SELECTED HISTORICAL AND PRO FORMA
COMBINED FINANCIAL DATA
      The following selected historical financial data of Trident and TTI has been derived from the respective historical consolidated financial statements of the respective entity, and should be read in conjunction with such consolidated financial statements and the notes thereto, included elsewhere in this proxy statement or incorporated herein by reference. The historical financial data of Trident as of and for the six months ended December 31, 2004 and 2003 is unaudited and has been derived from the unaudited financial statements incorporated therein by reference. In the opinion of management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The historical financial data of TTI as of and for the year ended December 31, 2004 and 2003 is unaudited and has been derived from the unaudited financial statements included elsewhere in this proxy statement. In the opinion of management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited periods.
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRIDENT

	Six Months Ended
	December 31,		Year Ended June 30,

	2004	2003	2004	2003	2002	2001	2000

	(In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Total revenues	$31,989	$26,059	$52,551	$52,752	$105,766	$128,226	$122,682
Income (loss) from operations	1,710	2,443	4,434	(18,454)	(13,006)	2,394	(4,206)
Net income (loss)	836	6,111	9,588	(24,764)	(35,651)	(43,640)	68,107
Basic net income (loss) per share	0.04	0.28	0.43	(1.21)	(1.77)	(2.22)	3.38
Diluted net income (loss) per share	0.01	0.25	0.38	(1.21)	(1.77)	(2.22)	2.95

	Year Ended June 30,

	2004	2003	2002	2001	2000

	(In thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments	$84,331	$49,867	$84,018	$80,176	$149,706
Working capital	72,170	41,171	73,802	79,191	115,211
Total assets	96,256	70,123	118,524	147,419	222,376
Long-term debt, less current portion	—	—	—	—	46
Total stockholders’ equity	73,812	52,160	90,656	105,366	155,961

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TTI
      TTI financials are prepared under accounting principles generally accepted in Taiwan (Taiwan GAAP). See page 46 below for a description of the material differences between Taiwan GAAP and US GAAP.

	Year Ended December 31,

	2004(2)	2003(1)	2002(1)	2001	2000

	(In thousands)
STATEMENT OF OPERATIONS DATA:
Total revenues	$56,056	$24,975	$1,444	$892	$12
Income (loss) from operations	8,974	6,503	(2,344)	(1,768)	521
Net income (loss)	9,609	5,666	(1,652)	1,461	593

	Year Ended December 31,

	2004(2)	2003(1)	2002(1)	2001	2000

	(In thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments	$29,870	$15,150	$56	$868	$3,255
Working capital (deficit)*	25,606	18,992	(129)	1,665	2,830
Total assets	44,276	37,783	666	3,548	4,760
Long-term debt, less current portion	—	—	—	—	—
Total stockholders’ equity	34,347	29,836	265	2,289	3,771

*	Including intercompany receivables (payables) of $(932,000), $6,349,000, $12,000, $1,207,000 and $(173,000) in 2004, 2003, 2002, 2001 and 2000, respectively.

(1)	See page F-1 for full financials and footnotes.

(2)	2004 data is unaudited.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL DATA OF TRIDENT
      The following unaudited pro forma condensed consolidated financial data for the year ended June 30, 2004 and for the six months ended December 31, 2004 has been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this proxy statement. The unaudited pro forma condensed consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had been consummated as of the date specified therein, nor is it necessarily indicative of future operating results or financial position of the combined business.
      The unaudited pro forma adjustments were prepared based on assumptions we believe are reasonable. For the purposes of preparing the unaudited pro forma financial information, Trident has used the value of is common stock to be issued, an amount equal to $15.36, which represents the value of its stock two days before and after the date the Transaction was publicly announced, January 11, 2005. Should the Transaction consideration change, the unaudited pro forma adjustments could be materially different. These adjustments could include the valuation of common stock and stock options issuable to holders of TTI’s common stock and options, the amortization of stock-based compensation, the amortization of identifiable intangible assets and their related tax effects. In addition, the purchase price allocation is preliminary and is subject to change pending a final analysis of the value of the assets acquired and liabilities assumed. The actual allocation will be based on the financial information on the Transaction date.
      The unaudited pro forma condensed consolidated balance sheet as of December 31, 2004 gives effect to the Transaction as if it had occurred on the date of the consolidated balance sheet. The unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 2004 and for the six months ended December 31, 2004 give effect to the Transaction as if it had occurred on July 1, 2003 and excludes the effects of non-recurring adjustments relating to the Transaction.

TRIDENT MICROSYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2004

		Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$34,561	$(3,049	)(1)	$31,512
Short-term investments	48,487	—		48,487
Accounts receivable, net	2,007	—		2,007
Inventories	2,508	128	(1)	2,636
Prepaid expenses and other current assets	2,202	—		2,202

Total current assets	89,765	(2,921)		86,844
Property and equipment, net	2,096	—		2,096
Other long-term investments	3,347	—		3,347
Other assets	1,707	—		1,707
Intangible assets	3,584	28,185	(1)	31,769
Goodwill	151	(151	)(1)	—

Total assets	$100,650	$25,113		$125,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,461	$—		$6,461
Accrued expenses and other liabilities	8,539	300	(1)	8,839
Deferred income tax	1,352	—		1,352
Income taxes payable	4,759	—		4,759

Total current liabilities	21,111	300		21,411
Deferred income tax — long-term	—	7,942	(1)	7,942
Minority interests in subsidiaries	5,017	(4,962	)(1)	55

Total liabilities	26,128	3,280		29,408
Stockholders’ equity
Capital stock and paid in capital	53,639	26,642	(1)	128,443
		48,162	(2)
Deferred stock-based compensation	(5,985)	(48,162	)(2)	(54,147)
Retained earnings	24,995	(4,809	)(1)	20,186
Accumulated other comprehensive income	1,873	—		1,873

Total stockholders’ equity	74,522	21,833		96,355

Total liabilities and stockholders’ equity	$100,650	$25,113		$125,763

See Notes beginning on page 31.

TRIDENT MICROSYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2004

		Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands except
	per share amounts)
Net revenues	$31,989	$—		$31,989
Cost of revenues	14,306	—		14,306
Amortization of intangible assets	—	2,932	(3)	2,932

Gross profit	17,683	(2,932)		14,751
Research and development expenses	10,297	4,736	(2)	15,033
In-process research and development	585	(585	)(1)	—
Selling, general and administrative expenses	5,091	3,291	(2)	8,382
Amortization of intangible assets	—	244	(3)	244

Income (loss) from operations	1,710	(10,618)		(8,908)
Gain on investments, net	331	—		331
Interest and other income (expense), net	227	—		227
Minority interests in subsidiaries	(916)	907	(4)	(9)

Income (loss) before income taxes	1,352	(9,711)		(8,359)
Provision for income taxes	516	—		516

Net income (loss)	$836	$(9,711)		$(8,875)

Basic net income (loss) per share	$0.04			$(0.36)
Shares used in computing basic per share amounts	22,975	1,735		24,710
Diluted net income (loss) per share	$0.01			$(0.36)
Shares used in computing diluted per share amounts	25,278			24,710
See Notes beginning on page 31.

TRIDENT MICROSYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended June 30, 2004

		Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands except
	per share amounts)
Net revenues	$52,551	$—		$52,551
Cost of revenues	23,674	—		23,674
Amortization of intangible assets	—	5,865	(3)	5,865

Gross profit	28,877	(5,865)		23,012
Research and development expenses	11,475	9,472	(2)	20,947
Selling, general and administrative expenses	12,968	6,582	(2)	19,550
Amortization of intangible assets	0	489	(3)	489

Income (loss) from operations	4,434	(22,408)		(17,974)
Gain on investments, net	9,794	—		9,794
Interest and other income(expense), net	(104)	—		(104)
Minority interests in subsidiaries	(1,832)	1,812	(4)	(20)

Income (loss) before income taxes	12,292	(20,596)		(8,304)
Provision for income taxes	2,704	—		2,704

Net income (loss)	$9,588	$(20,596)		$(11,008)

Basic net income (loss) per share	$0.43			$(0.46)
Shares used in computing basic per share amounts	22,349	1,735		24,084
Diluted net income (loss) per share	$0.38			$(0.46)
Shares used in computing diluted per share amounts	25,011			24,084
See Notes beginning on page 31.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL DATA

1.	Basis of Presentation
      The unaudited pro forma condensed consolidated financial data included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. However, Trident believes that the disclosures are adequate to make the information presented not misleading.

2.	Unaudited Pro Forma Adjustments
      (1) To record the proposed purchase and exchange of TTI common stock and the elimination of the treasury stock transactions included in the historical condensed consolidated financial statements
      The purchase price is allocated based upon the estimated fair value of the assets acquired and liabilities assumed, which approximates book value. This allocation is subject to change pending a final analysis of the value of the assets acquired and liabilities assumed. The actual allocation will be based on the financial information on the Transaction date. The following tables summarize the components of the estimated total purchase price and the preliminary allocation (in thousands, except share amounts):

Fair value of Trident common stock (1,734,500 shares)	$26,642
Cash	8,270
Estimated transaction costs	300

Estimated total purchase price	$35,212

Purchase price allocation:
Minority interests acquired	$5,863
In-process research and development	5,394
Inventory write-up	128
Identifiable intangible assets	31,769
Deferred tax liabilities — long-term	(7,942)

Estimated total purchase price	$35,212

      The fair value of Trident common stock exchanged is based upon Trident’s closing prices two days before and after the date on which the Transaction was publicly announced, January 11, 2005.
      The write-off of in-process research and development has not been included in the accompanying unaudited pro forma condensed consolidated statements of operations as it represents a non-recurring charge directly related to the Transaction. In-process research and development consisted of technology which had not yet reached technological feasibility and had no alternative future use as of the date of the Transaction. As of the valuation date, the next generation of Digital Processed Television (“DPTV”) and High Definition Television (“HiDTV”) products technology are under development and require additional software and hardware development. The value of in-process research and development was initially determined by estimating the net cash flows from potential sales of the products resulting from completion of these projects, reduced by the portion of net cash flows from revenue attributable to core and developed technology. The resulting cash flows were then discounted back to their present value using a discount rate of 15%.
      The intangible assets acquired represents the core and developed technology which includes DPTV and HiDTV products technology and the fair value is expected to be amortized over the expected life of its cash flows of five years.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL DATA — (Continued)
      The inventory write-up of inventory represents the adjustment for TTI’s finished goods to fair market value less the historical selling margin.
      The pro forma adjustment for cash represents the estimated total cash consideration less the amount already paid in December 2004. The pro forma adjustments for goodwill, intangible assets, minority interests in subsidiaries and in-process research and development represent the total estimated amounts less the respective amounts recorded in December 2004.
      (2) To record the exchange of TTI common stock options to Trident common stock options
      Upon stockholders’ approval, all outstanding TTI common stock options would be exchanged to Trident common stock options in the ratio of 1 for 5. Trident currently estimates that it would issue 2,933,900 common stock options and record deferred stock-based compensation of approximately $48.2 million, based on the estimated intrinsic value of the outstanding stock options to be converted at the Transaction date. The deferred stock-based compensation for the vested options will be recorded as expense at the Transaction date and it is expected to be insignificant and therefore has not been presented as a pro forma adjustment. The deferred stock-based compensation for the unvested options will be recorded as expense on a straight-line basis over the remaining vesting periods of approximately three years as follows (in thousands):

	Six Months Ended	Year Ended
	December 31,	June 30,
	2004	2004

Research and development expenses	$4,736	$9,472
Selling, general and administrative expenses	3,291	6,582

	$8,027	$16,054

      (3) To record the amortization of intangible assets

	Cost of	Operating
	Revenue	Expense	Total

	(In thousands)
Purchase price allocated	$29,325	$2,444	$31,769
Amortization period, in months	60	60
For the six months ended December 31, 2004:
Amortization	$2,932	$244	$3,176
For the year ended June 30, 2004:
Amortization	$5,865	$489	$6,354
      (4) To adjust the share of minority interests based on the proposed Transaction.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL DATA — (Continued)
Comparative Per Share Data
      The following tables set forth historical per share data of Trident and TTI and unaudited pro forma condensed consolidated per share data after giving effect to the Transaction under the purchase method of accounting, based on an average price per share of Trident common stock of $15.36. The unaudited pro forma consolidated financial data are not necessary indicative of the financial position had the Transaction occurred on December 31, 2004, or operating results that would have been achieved had the Transaction been in effect as of July 1, 2003 and should not be construed as representative of future financial position or operating results. The unaudited pro forma condensed consolidated per share data is derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial data and accompanying notes included in this proxy statement beginning on page 28. The historical per share data as of and for the year ended June 30, 2004 for Trident is derived from the audited financial statements. The historical per share data for TTI as of and for the year ended December 31, 2004 is derived from the unaudited financial statements.

	As of		Six Months
			Ended	Year Ended
	December 31,	June 30,	December 31,	June 30,
	2004	2004	2004	2004

Trident Historical
Basic net income per share	—	—	$0.04	$0.43
Diluted income per share	—	—	$0.01	$0.38
Book value per share	$3.21	$3.22	—	—

	As of		Six Months
			Ended	Year Ended
	December 31,	June 30,	December 31,	June 30,
	2004	2004	2004	2004

Unaudited Pro Forma Consolidated
Basic and diluted loss per share	—	—	$(0.36)	$(0.46)
Book value per share	$4.00	—	—	—

	As of
			Year Ended	Year Ended
	December 31,	June 30,	December 31,	December 31,
	2004	2004	2004	2003

TTI Historical
Basic net income per share	—	—	$0.15	$0.16
Diluted income per share	—	—	$0.14	$0.15
Book value per share	$0.51	$0.46	—	—

RISK FACTORS
Risks Related to the Transaction

As a result of the Transaction, we will be required to record certain predominately non-cash charges, including stock-based compensation expense, amortization of intangible assets and in-process research and development which may adversely affect the market value of Trident’s stock.
      We will be required to record certain event driven, predominately non-cash charges, including compensation expense and in-process research and development, in connection with the Transaction. Such charges will have an adverse impact on the combined company’s results of operations on a GAAP basis and could adversely affect the market value of Trident’s stock.

To be successful, we must retain and motivate key employees, and it may be more difficult to retain and recruit talented employees at TTI in Taiwan following the Transaction.
      The employees of our subsidiary TTI, through which we develop and market our Digital TV products, and which contributes a substantial majority of our consolidated revenues, have expected that we may spin off TTI through an IPO in Taiwan, and most of them have received TTI stock options as part of their compensation. Since Trident now proposes to assume these TTI stock options as a part of the Transaction, following which TTI no longer intends to grant options to purchase its capital stock to its employees, these employee’s compensation will in part be dependent on the performance of Trident’s stock. The TTI employees had been anticipating a possible IPO of TTI and a substantial effort has been undertaken to ensure these employees are not de-motivated by the consequences of the Transaction. Volatility in Trident’s stock price or any perceived disadvantage to having options to purchase Trident stock, traded in U.S. markets, rather than stock traded in Taiwanese markets, may negatively affect our ability to recruit and retain talented employees in Taiwan.

The Transaction may not be the best strategy for Trident or TTI.
      Although Trident believes that beneficial synergies will result from the reacquisition of its minority interest in TTI, there can be no assurance that this undertaking will result in combined results of operations and financial condition superior to what would have been achieved if Trident pursued its strategy to take TTI public in Taiwan. There can be no assurance that Trident’s stockholders would not achieve greater returns on investment if TTI were taken public as originally planned.

Some of Trident’s officers and directors have interests that differ from other stockholders’ interests and may influence them to support and approve the proposal.
      Some of the officers of Trident have interests in the transaction that differ from the interests of other Trident stockholders. Frank Lin, Peter Jen, Dr. J.H. Chang and John Edmunds were each granted options to purchase TTI shares under TTI’s stock option plan. As a result, these officers could be more likely to support the proposal to approve the transaction than if they did not have these interests.
Factors That May Affect the Results of Trident and TTI

While we recognized operating income in the six months ended December 31, 2004, we have incurred operating losses in recent history.
      We recognized income from operations of $1.7 million in the six months ended December 31, 2004 and $4.4 million in the year ended June 30, 2004. However, we did incur losses for several quarters prior to our reorganization completed in August 2003.
      Our reorganization was intended to reduce our operating expenses and position the Company in a market in which we may be profitable. We are trying to expedite new digital media product launchings and to control operating expenses to achieve sustained profitability. However, there is no guarantee that our efforts will be successful. Sales and marketing, product development and general and administrative expenses may increase as a result of shifts in the market place, our efforts in developing and marketing new products, and our need to respond to these shifts, which could result in the need to generate significantly higher revenue to achieve and sustain profitability.

Our success depends upon the digital television market and we must continue to develop new products and to enhance our existing products.
      The digitally processed television industry is characterized by rapidly changing technology, frequent new product introductions, and changes in customer requirements. Our future success depends on our ability to anticipate market needs and develop products that address those needs. As a result, our products could quickly become obsolete if we fail to predict market needs accurately or develop new products or product enhancements in a timely manner. The long term success in the digitally processed television business will depend on the introduction of successive generations of products in time to meet the design cycles as well as the specifications of television original equipment manufacturers. Our failure to predict market needs accurately or to develop new products or product enhancements in a timely manner will harm market acceptance and sales of our products. If the development or enhancement of these products or any other future products takes longer than we anticipate, or if we are unable to introduce these products to market, our sales will not increase. Even if we are able to develop and commercially introduce these new products, the new products may not achieve widespread market acceptance necessary to provide an adequate return on our investment.

We have had fluctuations in quarterly results in the past and may continue to do so in the future.
      Our quarterly revenue and operating results have varied in the past and may fluctuate in the future due to a number of factors including:

•	uncertain demand in new markets in which we have limited experience;

•	fluctuations in demand for our products, including seasonality;

•	unexpected product returns or the cancellation or rescheduling of significant orders;

•	our ability to develop, introduce, ship and support new products and product enhancements and to manage product transitions;

•	new product introductions by our competitors;

•	seasonality, particularly in the third quarter of each fiscal year, due to the extended holidays surrounding the Chinese New Year;

•	our ability to achieve required cost reductions;

•	our ability to attain and maintain production volumes and quality levels for our products;

•	delayed new product introductions;

•	unfavorable responses to new products;

•	adverse economic conditions, particularly in Asia; and

•	the mix of products sold and the mix of distribution channels through which they are sold.

Dilution of shareholders’ interest may occur.
      As part of our business strategy, we review acquisition and strategic investment prospects that would complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. We consider from time to time investment opportunities in new businesses, and we expect to make investments in and may acquire businesses, products or technologies in the future. In the event of any future acquisitions, we could issue equity securities, which would dilute current stockholders’ percentage ownership.

      Completion of the acquisition of the TTI minority interest will result in the issuance of up to 1,735,000 shares of our common stock and options to acquire up to approximately 2.9 million shares of our common stock, which may be issued over the next three years as and if such options vest.
      These actions could affect our operating results and/or the price of our common stock. Acquisitions and investment activities also entail numerous risks, including: difficulties in the assimilation of acquired operations, technologies or products; unanticipated costs associated with the acquisition or investment transaction; adverse effects on existing business relationships with suppliers and customers; risk associated with entering markets in which we have no or limited prior experience; and potential loss of key employees of acquired organizations.
      We cannot assure that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and our failure to do so could harm our business, operating results and financial condition.

We currently rely on certain international customers for a substantial portion of our revenue.
      As a result of our focus on Digital TV products, we expect to be primarily dependent on international sales and operations, particularly in Taiwan, Japan, Korea and China, which are expected to constitute a significant portion of our sales in the future. There are a number of risks arising from our international business, which could adversely affect future results, including:

•	exchange rate variations

•	potential adverse tax consequences; and

•	unexpected changes in regulatory requirements.
      Our international sales currently are U.S. dollar-denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets.

Intense competition exists in the market for digital media products.
      We plan to continue developing the next generation DPTVtm, HiDTVtm as well as other advanced products for Digital TV and digital set-top boxes (STB) for the digital television market in the U.S., China, Japan, Korea, Taiwan and Europe. We believe the market for digital television will be competitive, and will require substantial research and development, technical support, sales and other expenditures to stay competitive in this market. In the digital television market our principal competitors are Toshiba, Philips Electronics, Micronas AG, Pixelworks, Inc., Genesis Microchip, Inc. ATI Technologies Inc., Zoran Corporation, ST Microelectronics, and Media Tek, Ltd. Certain of our current competitors and many potential competitors have significantly greater technical, manufacturing, financial and marketing resources than we have. Therefore, we expect to devote significant resources to the DPTVtm and HiDTVtm market even though competitors are substantially more experienced than we are in this market.

We are vulnerable to undetected product problems.
      Although we establish and implement test specifications, impose quality standards upon our suppliers and perform separate application-based compatibility and system testing, our products may contain undetected defects, which may or may not be material, and which may or may not have a feasible solution. Although we have experienced such errors in the past, significant errors have generally been detected relatively early in a product’s life cycle and therefore the costs associated with such errors have been immaterial. We cannot ensure that such errors will not be found from time to time in new or enhanced products after commencement of commercial shipments. These problems may materially adversely affect our business by causing us to incur significant warranty and repair costs, diverting the attention of our engineering personnel from our product development efforts and causing significant customer relations problems.

Our reliance upon independent foundries could make it difficult to obtain products and affect our sales.
      If the demand for our products grows, we will need to increase our material purchases, contract manufacturing capacity and internal test and quality functions. Any disruptions in product flow could limit our revenue, adversely affect our competitive position and reputation and result in additional costs or cancellation of orders under agreements with our customers.
      We currently rely on one third-party foundry to manufacture our products either in finished form or wafer form. Generally, foundries are not obligated to manufacture our products on a long-term fixed price base. If we encounter shortages and delays in obtaining components, our ability to meet customer orders would be materially adversely affected.

The market price of our common stock has been, and may continue to be volatile.
      The market price of our common stock has been, and may continue to be volatile. Factors such as new product announcements by us or our competitors, quarterly fluctuations in our operating results and unfavorable conditions in the digital television market may have a significant impact on the market price of our common stock. These conditions, as well as factors that generally affect the market for stocks and stocks in high-technology companies in particular, could cause the price of our stock to fluctuate from time to time.

Our success depends to a significant degree on the continued employment of key personnel.
      Our success depends to a significant degree upon the continued contributions of the principal members of our technical sales, marketing, engineering and management personnel, many of whom perform important management functions and would be difficult to replace. We particularly depend upon the continued services of our executive officers of our parent company Trident Microsystems, Inc., particularly Frank Lin, our President and Chief Executive Officer, Dr. Jung-Herng Chang, President of TTI, John Edmunds, Chief Financial Officer and Peter Jen, Senior Vice President, Asia Operations and Chief Accounting Officer and other key engineering, sales, marketing, finance, manufacturing and support personnel. In addition, we depend upon the continued services of key management personnel at our overseas subsidiaries. Our officers and key employees are not bound by employment agreements for any specific term, and may terminate their employment at any time. In order to continue to expand our product offerings both in the U.S. and abroad, we must hire and retain a number of research and development personnel. Hiring technical sales personnel in our industry is very competitive due to the limited number of people available with the necessary technical skills and understanding of our technologies. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future. Competition for highly skilled personnel is intense, particularly in Northern California. If we are not successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs, our business may be harmed.

Our success depends in part on our ability to protect our intellectual property rights, which may be difficult.
      The digital media market is a highly competitive industry in which we, and most other participants, rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect proprietary rights. The competitive nature of our industry, rapidly changing technology, frequent new product introductions, changes in customer requirements and evolving industry standards heighten the importance of protecting proprietary technology rights. Since the United States Patent and Trademark Office keeps patent applications confidential until a patent is issued, our pending patent applications may attempt to protect proprietary technology claimed in a third party patent application. Our existing and future patents may not be sufficiently broad to protect our proprietary technologies as policing unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly in foreign countries where the laws may not protect our proprietary rights as fully as U.S. law. Our competitors may independently develop similar technology, duplicate our products or design around any of our patents or other intellectual property. If we are unable to adequately protect our proprietary technology rights, others may be able to use our proprietary technology without having to compensate us, which could reduce our revenues and negatively impact our ability to compete effectively. We have in the past, and may in the future, file lawsuits to enforce our intellectual property rights or to determine the validity or scope of the proprietary rights of others. As a result of any such litigation or resulting counterclaims, we could lose our proprietary rights and incur substantial unexpected operating costs. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention. In addition, failure to adequately protect our trademark rights could impair our brand identity and our ability to compete effectively.

We have been involved in intellectual property infringement claims, and may be involved in others in the future, which can be costly.
      Our industry is very competitive and is characterized by frequent litigation alleging infringement of intellectual property rights. Numerous patents in our industry have already been issued and as the market further develops and additional intellectual property protection is obtained by participants in our industry, litigation is likely to become more frequent. From time to time, third parties have asserted and are likely in the future to assert patent, copyright, trademark and other intellectual property rights to technologies or rights that are important to our business. Historically we have been involved in such disputes. In addition, we have and may in the future enter into agreements to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Litigation or other disputes or negotiations arising from claims asserting that our products infringe or may infringe the proprietary rights of third parties, whether with or without merit, has been and may in the future be, time-consuming, resulting in significant expenses and diverting the efforts of our technical and management personnel. We do not have insurance against our alleged or actual infringement of intellectual property of others. These claims, if resolved adversely to us, could cause us to stop selling our products which incorporate the challenged intellectual property and could also result in product shipment delays or require us to redesign or modify our products or to enter into licensing agreements. These licensing agreements, if required, would increase our product costs and may not be available on terms acceptable to us, if at all. If there is a successful claim of infringement or we fail to develop non-infringing technology or license the proprietary rights on a timely and reasonable basis, our business could be harmed.

Natural disasters could limit our ability to supply products.
      Our primary suppliers are located in California and Taiwan, both active earthquake fault zones. These regions have experienced large earthquakes in the past and may experience them in the future. A large earthquake in any of these areas could disrupt our manufacturing operations for an extended period of time, which would limit our ability to supply our products to our customers in sufficient quantities on a timely basis, harming our customer relationships.

Future terrorist attacks may affect our business.
      We cannot guarantee that our business will be unaffected by terrorist attacks in the future. The impact and future effects of terrorism are currently uncertain, and we are unable to predict the future impact that terrorist attacks may have on our business and operations, the international markets in which we operate and the global economy in general.

Changes in our business organization will affect our operations.
      As a result of our reorganization and as we go forward into fiscal year 2005, our principle design, development and marketing effort will focus primarily on our Digital Media products. These products are now our only product line and our success in the near term depends upon the growth of the market for these products and our success in this market. Our success in the longer term will also depend on our ability to develop and introduce other digital media products. Through TTI, we plan to continue developing the next generation DPTVtm and HDTV, as well as other advanced products for digital TV and digital STB for the digital television market in the U.S., China, Japan, Korea, Taiwan and Europe. While we anticipate this market to generate an increasing percentage of our revenues, we have limited experience with digital video television. There can be no guarantee that our digital media products will be accepted by the market or increase our revenues or profitability.

The performance of our investment in UMC is uncertain.
      We hold a substantial investment in UMC as well as a few smaller investments in other companies. The values of these investments are subject to market price volatility. We have in the past incurred losses on our investments. In the future, we could further lose a portion of, or our entire investment, in these companies.

Changes in stock option accounting rules may adversely impact our reported operating results prepared in accordance with generally accepted accounting principles, our stock price and our competitiveness in the employee marketplace.
      Technology companies like ours have a history of using broad based employee stock option programs to hire, incentivize and retain our workforce in a competitive marketplace. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) allows companies the choice of either using a fair value method of accounting for options, which would result in expense recognition for all options granted, or using an intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), with a pro forma disclosure of the impact on net income (loss) of using the fair value option expense recognition method. We have elected to apply APB 25 and accordingly we generally do not recognize any expense with respect to employee stock options as long as such options are granted at exercise prices equal to the fair value of our common stock on the date of grant.
      In December 2004, the FASB issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, SFAS No. 123R. This revised Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in Statement 123. This Statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005.
      It will have a significant impact on our consolidated statement of operations as we will be required to expense the fair value of our stock options rather than disclosing the impact on our consolidated result of operations within our footnotes in accordance with the disclosure provisions of SFAS 123 (see Note 6 of the notes to unaudited condensed consolidated financial statements incorporated by reference herein). This will result in lower reported earnings per share which could negatively impact our future stock price. In addition, this could impact our ability to utilize broad based employee stock plans to reward employees and could result in a competitive disadvantage to us in the employee marketplace.

We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.
      We are spending an increasing amount of management time and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq Stock Market rules. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems, and attestations of the effectiveness of these systems by our independent registered public accounting firm. We are currently documenting our internal control systems and procedures and considering improvements that may be necessary in order for us to comply with the requirements of Section 404 by the end of fiscal 2005. This process may require us to hire additional personnel and outside advisory services and has resulted in additional accounting and legal expenses. In addition, the evaluation and attestation processes required by Section 404 are new and neither companies nor auditing firms have significant experiences in testing or complying with these requirements. Accordingly, we may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of a positive attestation by our independent registered public accounting firm. While we believe that we currently have adequate internal controls over financial reporting, in the event that our chief executive officer, chief financial officer or independent registered public accounting firm determine that our controls over financial reporting are not effective as defined under Section 404, investor perceptions of our company may be adversely affected and could cause a decline in the market price of our stock.

DESCRIPTION OF TRIDENT
      Trident Microsystems, Inc. is a designer, developer and marketer of integrated circuits (“ICs”) for digital media applications, such as digital television, LCD TV and digital set-top boxes (“STB”). Since 1987 we have designed, developed and marketed very large-scale ICs for graphics applications, historically for the personal computer (“PC”) market, and since 1999 for digitally processed televisions (“Digital TV”) for the consumer television market. In June 2003 we announced a restructuring of our business to divest our legacy graphics business and in a separate transaction merge the company’s Digital Media division with TTI — a majority owned Taiwanese subsidiary to strengthen and extend Trident’s Digital TV business. Since the fall of 2003 we have focused our business primarily on the rapidly growing Digital TV market and related areas. Our Digital TV business is operated primarily through our majority-owned subsidiary, TTI. We are also focused on the operations of our subsidiary in China in which we conduct and plan to expand our VLSI operations.
      Additional information regarding Trident is contained in our filings with the SEC. See “Where You Can Find More Information”.
DESCRIPTION OF TTI
Business
      With the assistance of its parent company Trident and Trident’s other subsidiaries, TTI is responsible for development, sales and marketing of our digital media products. TTI designs, develops, and markets integrated circuits (“ICs”) for digital media applications, such as digital television, LCD TV and digital set-top boxes (“STB”). TTI as currently structured is the result of a reorganization completed in September 2003 in which Trident’s Digital Media division was combined with TTI allowing an aggressive focus on developing more exciting products in the emerging digital television market. The company was structured with the potential to seek a separate initial public offering (“IPO”) in Taiwan. To facilitate this opportunity, TTI added independent members to its board of directors. As TTI would be viewed as a “pre-IPO” company in Taiwan, Trident believed it was in a better position to attract and retain multimedia engineering talent in the Far East.
      As of June 30, 2004, TTI’s Board Members are Mr. Frank Lin, Chairman and CEO of Trident; Mr. Jung-Herng Chang, President of TTI; Mr. Charles Kau, President of Inotera Memories, Inc.; Mr. Gary Cheng, General Partner of Venglobal Capital; Mr. Daniel Wu, Chief Strategy Officer, Taishin Financial Holding Co., Ltd. As of June 30, 2004, TTI’s executive officers are Jung-Herng Chang, President and Jason Wang, Chief Financial Officer, Vice President of Operations and Finance.
Description of TTI Securities
      TTI is a Taiwanese company, and as part of the process leading up to a possible IPO in Taiwan, TTI became designated as a so-called “emerging market company”. As an emerging market company, a single market maker hired by TTI made a market in TTI’s common stock, which was still officially a “private” equity security, but was traded in limited volumes in the so-called “gray” or “emerging” market.
      TTI’s common stock began trading in the emerging market on September 13, 2004, and it traded until November 18, 2004, after which it was delisted in advance of the Transaction. During this period, its high sales price was NT$ 90.83 and its low sales price was NT$ 50.10.
      As of February 4, 2005, there were approximately 64.1 million shares of TTI common stock outstanding, held by approximately 50 holders, and options to purchase approximately 13.6 million shares of TTI common stock outstanding, substantially none of which were vested as of that date.
      TTI does not have a policy of paying dividends and has not paid dividends in either of the two most recent fiscal years.
      All of the outstanding TTI options will be assumed by Trident as part of the Transaction, and TTI’s stock option plan will be terminated following completion of the Transaction.

TTI Management’s Discussion and Analysis of Financial Condition and Results of Operations
      The following discussion should be read in conjunction with our Consolidated Financial Statements and Notes thereto. The financial statements were presented in conformity with the Taiwan GAAP.
Overview of Business
      TTI was established in September 1997 and began commercial operations on July 1, 1998. The original focus of this company was to operate as a semiconductor design house focused initially on scaling technology for video applications.
      In June 2003 our parent company, Trident, announced a restructuring of our business and subsequently divested their legacy graphics business, and in a separate transaction merged their Digital Media division (DM), which had been focused on Television signal deciding with TTI. Since the restructuring, our primary business is the design, development and marketing of integrated circuits for digital media applications, such as digital television, liquid crystal display (LCD) television and digital set-top boxes. Our system-on-chip semiconductors provide the “intelligence” for these new types of displays by processing and optimizing video and computer graphic signals to produce high-quality and realistic images. Many of the world’s leading manufacturers of consumer electronics and computer display products utilize our technology to enhance image quality and ease of use of their products. Our goal is to provide the best image quality enhanced digital media integrated circuits at competitive prices to users.
      We sell our products primarily to digital television original equipment manufacturers in China, Korea, Taiwan and Japan. Historically, significant portions of our revenue have been generated by sales to a relatively small number of customers. Our products are manufactured primarily by United Microelectronics Corporation (UMC), a semiconductor manufacturer located in Taiwan, which also owns a minority interest in TTI.
      Many of our customers sell their end products digitally enhanced televisions in Asian and European markets so the health of these economies and consumer spending trends are indirectly important to our business. For instance the recent credit tightening in China is something that may indirectly affect our business. While most television purchases are made with cash in China, any resulting slowdown in construction of new homes is thought likely to have somewhat of a dampening affect on the growth of television sales in China. The basis for our comment is anecdotal and cannot be easily quantified however this is a situation we continue to monitor.
      TTI is located in Hsinchu, Taiwan and its branch, Trident Digital Media, Inc. (TDM), is located in Sunnyvale, California. In general our executives are focused on revenue growth and developing new integrated circuits that garners as high volume future design wins which will continue to fuel future revenue growth. Management believes that the Company is operating in what will be a very high growth market over the next 5 years and that success will be measured by companies that seize a “first mover” advantage early in the market’s growth cycle and continue to deliver new innovative products that will hold and grow the Company’s share of the market. Our executives also focus on trends in average selling price erosion as well as gross margin, operating income and cash flow from operations.
      References to “we”, “our” or the “Company” in this section “TTI Management’s Discussion and Analysis of Financial Condition and Results of Operations” refer to TTI. TTI was approximately 83% owned by Trident Microsystems, Inc. as of December 31, 2004.

Results of Operations
      The following table sets forth the results of operations expressed as percentages of revenues for the twelve months ended December 31, 2003 and 2002:

	Twelve Months
	Ended
	December 31,

	2003	2002

Net sales	100.0%	100.0%
Cost of sales	39.2	25.4

Gross margin	60.8	74.6
Research and development	18.0	172.9
Selling, general and administrative	16.8	64.0

Income (loss) from operations	26.0	(162.3)
Interest and other income (expenses), net	0.0	0.5
Foreign exchange gain (loss)	(0.3)	(1.3)
Miscellaneous income	1.9	48.8
Inventory write-off	(4.6)	0.0

Net income (loss) before tax expense	23.3	(114.3)
Tax expense	(0.3)	0.0

Net income (loss)	23.6%	(114.3)%

      The following table provides statement of operations data and the percentage change from the prior year (in thousands of US$):

	Twelve Months Ended December 31,

	2003	2002	% Change

Revenues	$24,975	$1,444	1630%
Cost of revenues	9,780	367	2565%

Gross profit	15,195	1,077	1311%
Research and development expenses	4,486	2,497	80%
Selling, general and administrative	4,206	924	355%

Income (loss) from operations	6,503	(2,344)	377%
Interest and other income (expense), net	(3)	7	143%
Foreign exchange (loss)	(68)	(19)	(258)%
Miscellaneous income	464	704	34%
Inventory write-off	(1,149)	—	(100)%

Income (loss) before income taxes	5,747	(1,652)	448%
Income tax expense	(81)	—	(100)%

Net income	$5,666	$(1,652)	443%

     Revenues
      Revenues for the twelve months ended December 31, 2003 increased to $25.0 million from a pre-restructuring $1.4 million reported in the twelve months ended December 31, 2002. The increase in sales is the result of sales of digitally processed television products in the twelve months ended December 31, 2003 which was primarily attributed to demand for our DPTV products from China’s television markets and business with Samsung in Korea.

      Sales to Asian customers, primarily in China and Taiwan accounted for approximately 83%, of our net sales in the twelve months ended December 31, 2003. We expect Asian customers will continue to account for a significant portion of our revenues. In the twelve months ended December 31, 2003, sales to four customers, Skyworth, Samsung, Konka and Sampo, accounted for 23%, 19%, 17% and 10% of revenues, respectively.
     Gross Profit
      Gross profit increased to $15.2 million for the twelve months ended December 31, 2003 from a pre-restructuring $1.1 million for the twelve months ended December 31, 2002. The gross profit increase for the twelve months ended December 31, 2003 was due primarily to an increase in revenues for our DPTV products. The gross margin as a percentage of revenues for the twelve months ended December 31, 2003 decreased to 61% of revenues from the 75% of revenues recorded in 2002 primarily attributable to the higher mix of somewhat lower margin products from the DPTV division of Trident Microsystems.
      We believe that the prices of high-technology products will decline over time as competition increases and new and more advanced products are introduced. We expect average selling prices of existing products to continue to decline, although the average selling prices of our entire product line may remain constant or increase as a result of introductions of new higher-performance products which may have additional functionality and which are planned to have higher margins. Our strategy is to maintain and improve gross margins by (1) developing new and more advanced products that have higher margins, (2) reducing manufacturing costs by improving production yield and (3) aggressively developing more cost effective products. There is no assurance that we will be able to develop and introduce new products on a timely basis or that we can reduce manufacturing costs.
     Research and Development
      Research and development expenses for the twelve months ended December 31, 2003 increased to $4.5 million from a pre-restructuring $2.5 million for the twelve months ended December 31, 2002. As a percentage of net sales, research and development expenses decreased to 18% for the twelve months ended December 31, 2003, from a pre-restructuring 173% for the twelve months ended December 31, 2002. This is primarily due to our restructuring.
      We are currently planning to continue developing the next generation DPTVtm products as well as other advanced products for the digital television market in the U.S., China, Japan, Korea, Taiwan and Europe. However, there can be no assurance that these products will be quickly or widely accepted by consumers in the market place, or that the new products will be developed and shipped in a timely manner.
     Selling, General and Administrative
      Selling, general and administrative expenses increased to $4.2 million in the twelve months ended December 31, 2003 from a pre-restructuring $0.9 million in the twelve months ended December 31, 2002. The increase was primarily due to an increase in selling expenditures as a result of our restructuring to our digital media products. Selling, general and administrative expenses decreased as a percentage of net sales to 17% in the twelve months ended December 31, 2003 from 64% in the twelve months ended December 31, 2002. The decrease in selling, general and administrative expenses as a percentage of sales is primarily the result of our restructuring during the twelve months ended December 31, 2003. We will continue to monitor and control our selling, general and administrative expenses.
     Interest, Foreign Exchange Loss and Miscellaneous Income and Other Income and Expense, Net
      Interest income and expense decreased from $7,000 in the twelve months ended December 31, 2002 to $3,000 in the twelve months ended December 31, 2003 primarily due to interest on intercompany transactions with TMFE and Trident. Foreign exchange loss increased from $19,000 in the twelve months ended December 31, 2002 to $68,000 in the twelve months ended December 31, 2003 due to a high instance of individual transactions that were denominated in currencies other than the Net Taiwan dollar, and a general weakening of the New Taiwan dollar through the course of 2003. Miscellaneous income in the twelve months ended December 31, 2002 of $704,000 was the result of a non recurring payment collected in settlement with a customer as the result of idle inventory which the company had carried on their behalf. Miscellaneous income in the twelve months ended December 31, 2003 was the result of $416,000 in foreign exchange gain on the investment in TTI of $24 million in cash that was then reinvested in the purchase of certain assets from TMFE. As the cash flowed through our accounts we enjoyed a one-time foreign exchange gain. The $48,000 remainder of miscellaneous income was the result of an intercompany sale of fixed assets. The $1.2 million in inventory write-off recorded in the twelve months ended December 31, 2003 was primarily the result of the restructure and a write off of older TTI technology that was no longer salable when newer technologies became available through the integration and development efforts of the DPTV division of the parent company.
     Tax Expense
      For the twelve months ended December 31, 2003, $81,000 was recorded as tax expense due to the incurrence of net income for the period and the benefit of certain operating losses carried forward from prior periods. The statutory tax rate in Taiwan is 25% and the company has a specific R&D credit that makes the effective rate 12.5% through 2007. Thereafter the effective tax rate will revert back to the statutory rate.
Liquidity and Capital Resources
      As of December 31, 2003, our principal sources of liquidity included cash and cash equivalents of $5.0 million, which increased from $54,000 at December 31, 2002. During the twelve months ended December 31, 2003, $3.1 million of cash was provided by operations, compared to the twelve months ended December 31, 2002, during which $786,000 million of cash was used by operations. Cash provided by operations in the twelve months ended December 31, 2003 was primarily due to increased operating income and an increase in accounts payable of $6.0 million, offset by an increase in accounts receivable of $8.9 million and inventories of $3.8 million.
      The accounts payable increased to $6.2 million which was primarily due to an increase in inventories and our restructuring. Inventories increased to $2.7 million primarily due to an increase in our sales and our restructuring. Accounts receivable increased to $8.9 million due to an increase in sales as a result of our restructuring to digital media products.
      Net cash used in financing activities equaled $22.0 million and primarily related to our restructuring. Net cash provided by proceeds from common stock totaled $23.8 million which also related to our restructuring.
      We believe our current resources are sufficient to meet our needs for at least the next twelve months. We regularly consider transactions to finance our activities, including debt and equity offerings and new credit facilities or other financing transactions. We believe our current reserves are adequate.
Contractual Obligations
      As of December 31, 2003, our principal commitments consisted of obligations outstanding under non-cancelable operating leases and unconditional purchase order commitments for wafers and chipsets. Our operating lease commitments include premises in Taiwan. Our lease agreements expire at various dates through 2008 and require payment of property taxes, insurance, maintenance and utilities.

	Payments Due by Period

		Less than	1 - 3	3 - 5	More than
Contractual Obligations	Total	1 Year	Years	Years	5 Years

Operating Leases	0.2	0.1	0.1	—	—
Purchase Obligations	5.0	5.0	—	—	—
Total	5.2	5.1	0.1	—	—
      We believe our current resources are sufficient to meet our needs for at least the next twelve months. However, we regularly consider transactions to finance our activities, including debt and equity offerings and new credit facilities or other financing transactions. On a longer-term basis we are focused on managing for positive and growing cash flow from operations. The business is largely engineering focused and as such, does not require long term capital commitments other than for office and lab space. Additional liquidity will be provided from the eventual disposition of the UMC stock which we intend to eventually sell and reinvest into more traditional liquid short term secure fixed income type instruments. We also believe that as long as we continue to grow and prosper that additional funds could also be raised in the future through an equity offering. This is dependent on our future performance as well as the availability of favorable capital markets which is difficult to predict or foresee in the longer term.
Off-Balance Sheet Arrangements
      We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.
Differences in TTI financial statements reported in Taiwan GAAP versus US GAAP
      The accompanying financial statements of TTI have been prepared in accordance with accounting principles generally accepted in Taiwan (Taiwan GAAP), which differ in the following respects from accounting principles generally accepted in the United States (US GAAP ):
      Short-term investments of $10,170,000 related to UMC stock was reported under Taiwan GAAP in the accompanying financial statements as an asset at cost. Its fair market value at December 31, 2003 was $12,007,000. Under Taiwan GAAP, marketable equity securities are carried at the lower of aggregate cost or market, with only unrealized losses recognized when losses are irrecoverable. Under US GAAP according to SFAS No. 115, these type of equity securities would be classified as available-for-sale securities and reported at the fair value at December 31, 2003, with unrealized gains and losses excluded from earnings (in this case an unrealized gain of $1,837,000) which would instead, be recorded as a credit in a separate component of shareholders equity as accumulated other comprehensive income.
      US GAAP requires an entity that grants options to purchase its own shares to employees of other companies within the same control group to account for the grants in its separate financial statements as a dividend to the controlling entity. During the year ended December 31, 2003, TTI granted a total of 540,000 options to employees of other group companies, primarily Trident, with an aggregate value of $250,000, determined using the Black-Scholes option pricing model with assumed volatility of 88%, an average life of 4 years and risk-free interest rate of 3.01%.
      US GAAP (APB Opinion 25 and its related implementation guidance) also requires an entity that grants options to its own employees to measure compensation expenses based on the intrinsic value of the common stock options at the date of issuance. The intrinsic value is generally the difference between the quoted market price of the stock on the issuance date and the exercise price of the option. During the year ended December 31, 2003, TTI granted a total of 12,091,000 options to its own employees. The compensation expense recorded under APB Opinion 25 during the year ended December 31, 2003 would have been $239,000. In accordance with SFAS No. 148, TTI is also required to comply with the disclosure provisions of SFAS No. 123 and 148. Had TTI recorded compensation expense based on the estimated issuance date fair value under SFAS No. 123, compensation expense recorded during the year ended December 31, 2003 would have been $451,000.
      US GAAP requires the provision for inventory to be recorded as a component of cost of revenue. During the year ended December 31, 2003, TTI recorded a provision for excess and obsolete inventory of $1.1 million as a component of non-operating expense. Had this inventory provision been recorded a component of the cost of revenue, the gross profit would have been reduced by $1.1 million and resulted in $14.0 million.

Quantitative and Qualitative Disclosures About Market Risk
     Interest rate risk
      We currently maintain our cash equivalents primarily in money market funds and highly liquid marketable securities. We do not have any derivative financial instruments. As of December 31, 2003, approximately $5.0 million of our investments had maturities of less than three months. We will continue to invest a significant portion of our existing cash equivalents in interest bearing, investment grade securities, with maturities of less than twelve months. We do not believe that our investments, in the aggregate, have significant exposure to interest rate risk.
     Exchange rate risk
      We currently have operations in the United States, and Taiwan. The functional currency of all our operations is the NT$ (new Taiwanese dollar) and our financial statements are converted into U.S. Dollars financial reporting purposes. We will analyze our exposure to currency fluctuations and may engage in financial hedging techniques in the future to attempt to minimize the effect of these potential fluctuations; however, exchange rate fluctuations may adversely affect our financial results in the future.
     Investment risk
      We are exposed to market risk as it relates to changes in the market value of our investments in public companies. We invest in equity instruments of public companies for business and strategic purposes and we have classified these securities as available-for-sale. These available-for-sale equity investments, primarily in technology companies, are subject to significant fluctuations in fair market value due to the volatility of the stock market and the industries in which these companies participate. As of December 31, 2003, we had available-for-sale equity investments with a fair market value of $12.0 million all relating to shares of UMC. Our objective in managing our exposure to stock market fluctuations is to minimize the impact of stock market declines to our earnings and cash flows. There are, however, a number of factors beyond our control. Continued market volatility, as well as mergers and acquisitions, have the potential to have a material impact on our results of operations in future periods.
PROPOSAL 2:
ELECTION OF DIRECTORS
      Trident has a classified Board of Directors currently consisting of one Class I director (Yasushi Chikagami), two Class II directors (Millard Phelps and John Luke) and two Class III directors (Frank C. Lin and Glen M. Antle), who will serve until the annual meetings of stockholders to be held in 2005, 2006 and 2004, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the annual meeting dates. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.
      The terms of the Class III directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class III directors of the Board of Directors at the meeting. The nominees for election by the stockholders to these positions are Frank C. Lin and Glen M. Antle, the current Class III members of the Board of Directors.
      If elected, the nominees will serve as directors until Trident’s annual meeting of stockholders in 2007, and until their successors are elected and qualified. If any of the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as Trident may designate. Proxies may not be voted for more than two nominees.
      If a quorum is present, the two nominees for Class III directors receiving the highest number of affirmative votes will be elected as Class III directors. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. LIN AND ANTLE.
Independence of the Board of Directors
      As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by the board of directors. Our Board consults with our counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.
      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Trident, our senior management and our independent auditors, the Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Frank Lin, our President, Chief Executive Officer and Chairman of the Board.
Information regarding the Board of Directors and its Committees
      In April 2004, the Board of Directors documented the governance practices followed by us by adopting Corporate Governance Policies to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The policies are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policies set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Policies were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policies, as well as the charters for each committee of the Board, may be viewed at www.tridentmicro.com.
      As required under new Nasdaq listing standards, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Trident Microsystems, Inc. at 1090 East Arques Avenue, Sunnyvale, California 94085. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

      The following table provides membership and meeting information for fiscal 2004 for each of these Board committees:

					Nominating and
Name	Audit		Compensation		Corporate Governance(1)

Glen M. Antle	X	*	X	(2)	X
Yasushi Chikagami			X		X
John Luke	X		X*
Millard Phelps	X				X	*
Total meetings in FY2004	4		1		0

*	Committee Chairperson

(1)	The Nominating and Corporate Governance Committee was formed in April 2004.

(2)	Appointed as additional member to the Compensation Committee in April 2004.
The Audit Committee
      The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions:

•	approves all professional services performed by the independent public accountants;

•	retains the independent public accountants, subject to ratification by the stockholders;

•	reviews, with Trident’s independent public accountants, management and the Board of Directors, Trident’s financial reporting processes and internal financial controls;

•	reviews the independence of Trident’s independent public accountants;

•	reviews and discusses with management the results of the examination of Trident’s financial statements by the independent public accountants and the independent public accountants’ opinion; and

•	discusses with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditory Standards No. 380).
      The Audit Committee was composed of three independent, non-employee directors of Trident, Glen M. Antle, Millard Phelps and John Luke during fiscal 2004. The Audit Committee adopted a formal charter on June 13, 2000 and the Audit Committee Charter has been amended and restated on April 21, 2004 to provide for annual review of such charter in accordance with the rules of Nasdaq. The Audit Committee held four (4) meetings during the fiscal year ended June 30, 2004. A copy of the Audit Committee charter is attached as Annex B to this proxy statement.
      The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). We currently do not have an Audit Committee financial expert as defined in Item 401(h) of Regulation S-K. The Board considered whether to seek such a financial expert. It considered the scope and current size of the Company’s current operations, the expense and effort involved in recruiting and retaining an Audit Committee financial expert, the fact that each member of the Audit Committee has financial experience, and the need to focus recruiting efforts on the search for a CFO (which was recently concluded). The Board determined, based on these considerations, not to seek such a financial expert at this time.
The Compensation Committee
      The Compensation Committee of the Board of Directors:

•	reviews and approves corporate performance goals and objectives relevant to the compensation of Trident’s executive officers;

•	determines all compensation for the Chief Executive Officer, and the other executive officers of the company including incentive-based and equity-based compensation;

•	Evaluate and recommend to the Board for determination all employment, severance, or change-in-control agreements applicable to executive officers;

•	Review and propose to the Board from time to time changes in director compensation.
      The Compensation Committee was comprised of two independent, non-employee directors of Trident, John Luke and Yasushi Chikagami during the first 9 months of fiscal 2004. On April 21, 2004, Glen M. Antle, an independent, non-employee director of Trident, was appointed to the Compensation Committee. During the last fiscal year, John Luke and Yasushi Chikagami were the members of the Compensation Committee. The Compensation Committee held one meeting during the fiscal year ended June 30, 2004.
The Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee of the Board of Directors:

•	identifies, reviews and evaluates candidates to serve as directors of Trident;

•	reviews and evaluates incumbent directors;

•	recommends candidates to the Board for election to the Board;

•	assesses the performance of the Board; and

•	reviews and assesses our corporate governance principles.
      A copy of the Nominating and Corporate Governance Committee charter is available on our website at http://www.tridentmicro.com. Three directors comprise the Nominating and Corporate Governance Committee: Glen M. Antle, Yasushi Chikagami and Millard Phelps. All members are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee was formed in April 2004.
      The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Trident, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Trident and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Trident, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Trident during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advise of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.
      The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidates was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 1090 East Arques Avenue, Sunnyvale, California 94085, attention: Nominating and Corporate Governance Committee, at least 120 days prior to the anniversary date of the mailing of the proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Meetings of the Board of Directors and Committees
      During the fiscal year ended June 30, 2004, the Board of Directors held nine (9) meetings. Trident has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during fiscal 2004.
Stockholder Communications with the Board of Directors
      The Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to our Corporate Secretary at 1090 East Arques Avenue, Sunnyvale, California 94085; or fax: (408) 733-1588. All communications will be compiled by our Corporate Secretary and submitted to the Board of Directors or the individual directors on a periodic basis.
Code of Conduct
      We have adopted the Trident Microsystems, Inc. Code of Conduct that applies to all of our officers, directors and employees. The Code of conduct is available on our website at http://www.tridentmicro.com. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code to any of our executive officers or directors, we will promptly disclose the nature of the amendment or waiver on our website.
PROPOSAL 3:
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
      Trident is asking the stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Trident’s independent registered public accounting firm for the fiscal year ending June 30, 2005. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in Trident’s and its stockholders’ best interests.

      PricewaterhouseCoopers LLP has audited Trident’s consolidated financial statements annually since the fiscal year ended June 30, 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
Principal Accountant Fees and Services
      The following is a summary of the fees billed by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended June 30, 2004 and 2003:

Fee Category	Fiscal 2004	Fiscal 2003

Audit Fees	$292,000	$206,000
Audit-Related Fees	72,000	36,000
Tax Fees	122,000	141,000
All Other Fees	—	—

Total Fees	$486,000	$383,000

      Audit Fees. Consists of fees billed for professional services rendered for the audit of Trident’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
      Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Trident’s consolidated financial statements and are not reported under Audit Fees. These services include accounting consultations in connection with restructuring, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
      Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.
      All Other Fees. Consists of fees for products and services other than the services reported above. No such services were rendered by PricewaterhouseCoopers LLP during the periods presented.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit
Services of Independent Registered Public Accounting Firm
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
      The affirmative vote of a majority of the votes cast at the annual meeting of stockholders at which a quorum is present is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS TRIDENT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2005.

MATTERS NOT REQUIRED TO BE SUBMITTED
      The Nasdaq listing requirements require Trident to obtain stockholder approval of its acquisition of the TTI minority interest because of the compensatory aspect of the assumption of the TTI stock options held by certain of Trident’s executive officers. The acquisition of the other minority interests in TTI could occur without stockholder approval, however if we do not receive approval of Proposal 1, our Board of Directors will have to reconsider “spinning off” TTI through an initial public offering, most likely in Taiwan. We have no immediate intention of reconsidering such a spin off transaction if Proposal 1 is approved, and the Board has agreed that it will not approve any IPO of any current Trident business for the next three years, unless stockholder approval is obtained.
INFORMATION ABOUT TRIDENT MICROSYSTEMS, INC.
Stock Ownership of Certain Beneficial Owners and Management
      The following table sets forth certain information, as of December 15, 2004, with respect to the beneficial ownership of Trident’s Common Stock by (i) all persons known by Trident to be the beneficial owners of more than 5% of Trident’s outstanding Common Stock, (ii) each director and director-nominee of Trident, (iii) the Chief Executive Officer and the two other most highly compensated executive officers of Trident as of June 30, 2004, whose salary and incentive compensation for the fiscal year ended June 30, 2004 exceeded $100,000 (the “Named Executive Officers”) and (iv) all executive officers and directors of Trident as a group.

	Shares Owned(1)(2)

	Number of	Percentage
Name and Address of Beneficial Owners	Shares	of Class

Beneficial Owners of in Excess of 5% (other than directors and named executive officers)
FMR Corp.(3)	3,054,691	12.07%
82 Devonshire Street Boston, MA 02109
Kern Capital Management LLC(4)	2,308,350	9.12%
114 West 47th Street, Suite 1926 New York, NY 10036
Next Century Growth Investors LLC(5)	1,437,040	5.68%
5500 Wayzata Blvd. Minneapolis, MN 55416
Named Executive Officers and directors(6)
Glen M. Antle(7)	52,500	*
Yasushi Chikagami(8)	74,000	*
Frank C. Lin(9)	2,644,693	10.45%
John Luke(10)	30,000	*
Millard Phelps(11)	34,466	*
Jung-Herng Chang(12)	523,110	2.07%
John Edmunds	0	*
Peter Jen(13)	501,705	1.98%
Executive officers and directors as a group (8 persons)(14)	3,860,474	15.25%

*	Less than 1%

(1)	Except as otherwise noted, the persons named in the table have the sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The number of shares indicated includes in each case the number of shares of Common Stock issuable upon exercise of stock options to the extent such options are currently exercisable for purposes of this table. Options and warrants are deemed to be “currently exercisable” if they may be exercised within 60 days of December 15, 2004.

(2)	Calculated on the basis of 23,135,674 shares of Common Stock outstanding as of December 15, 2004, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after December 15, 2004 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(3)	Based on a Schedule 13G filed on February 17, 2004 by FMR Corp.

(4)	Based on a Schedule 13G filed on February 13, 2004 by Kern Capital Management LLC.

(5)	Based on a Schedule 13G filed on February 17, 2004 by Next Century Growth Investors LLC.

(6)	The address of the executive officers and directors is c/o Trident Microsystems, Inc., 1090 East Arques Avenue, Sunnyvale, CA 94085.

(7)	Includes 52,500 shares subject to options exercisable by Mr. Antle within sixty days of December 15, 2004.

(8)	Includes 72,500 shares subject to options exercisable by Mr. Chikagami within sixty days of December 15, 2004. Also includes 1,500 shares held by a joint tenant account for Mr. Chikagami’s wife, son and daughter.

(9)	Includes 1,087,500 shares subject to options exercisable by Mr. Lin within sixty days of December 15, 2004. Also includes 15,750 shares held by Mr. Lin’s wife, 37,631 shares held by Mr. Lin’s second son and 36,131 shares held by Mr. Lin’s youngest son.

(10)	Includes 30,000 shares subject to options exercisable by Mr. Luke within sixty days of December 15, 2004.

(11)	Includes 34,451 shares subject to options exercisable by Mr. Phelps within sixty days of December 15, 2004.

(12)	Includes 460,000 shares subject to options exercisable by Mr. Chang within sixty days of December 15, 2004.

(13)	Includes 435,000 shares subject to options exercisable by Mr. Jen within sixty days of December 15, 2004.

(14)	Includes 2,171,951 shares subject to options exercisable within sixty days of December 15, 2004.

MANAGEMENT
      Directors. This section sets forth the ages and backgrounds of Trident’s current directors, including the Class III nominees to be elected at this meeting.

			Director
Name	Age	Positions with Trident	Since

Class III Directors whose terms expire at the 2004 Annual Meeting of Stockholders:
Frank C. Lin	59	President, Chief Executive Officer and Chairman of the Board of Directors	1987
Glen M. Antle	66	Director	1992
Class I Director whose term expires at the 2005 Annual Meeting of Stockholders:
Yasushi Chikagami	65	Director	1994
Class II Directors nominated for election at the 2006 Annual Meeting of Stockholders:
Millard Phelps	76	Director	1995
John Luke	71	Director	1999
      Mr. Lin founded Trident and has served as President, Chief Executive Officer and Chairman of the Board of Directors of Trident since July 1987. His career spans 26 years in the computer and communications industries. From June 1984 to July 1987, he was Vice President of Engineering at Genoa Systems, Inc., a graphics and storage product company that he co-founded. From 1982 to 1984, Mr. Lin was a senior manager at Olivetti Advanced Technical Center, a PC peripheral equipment design company. Prior to Olivetti, Mr. Lin worked for IBM-Rolm, GTE and Exxon Office System in various engineering positions.
      Mr. Antle has served as a director of Trident since July 1992. From July 1996 to August 1997 Mr. Antle was a director of Compass Design Automation, a company providing EDA tools and libraries. From February 1991 to June 1993, he served as Chairman of the Board of Directors of PiE Design Systems, an electronic design automation company, and from August 1992 to June 1993 as its Chief Executive Officer. In June 1993, PiE merged into Quickturn Design Systems, Inc., also an electronic design automation company, and Mr. Antle served as Chairman of the Board of Directors of Quickturn from June 1993 to June 1999. From June 1989 to February 1991 Mr. Antle was retired. Mr. Antle was a co-founder of ECAD, Inc., now Cadence Design Systems, Inc., and served as its Co-Chairman of the Board of Directors from May 1988 to June 1989 and as its Chairman of the Board of Directors and Chief Executive Officer from August 1982 to May 1988. Mr. Antle is also a director of Semtech, a semiconductor corporation.
      Mr. Chikagami has served as a director of Trident since April 1994. From 1974 to January 1996, Mr. Chikagami served as Chairman of the EI-EN Group, a group of private companies located in Asia engaged in the electronics components and computer peripherals business. Since March 1992, Mr. Chikagami has served as Chairman of Arise Corporation, operating in Taiwan. Mr. Chikagami has also served as Chairman of Arise, Inc. since 2000, operating in Japan. Mr. Chikagami is also a director of Silicon Storage Technology, Inc. and Integrated Silicon Solution Inc.
      Mr. Phelps has served as a director of Trident since September 1995. From September 1984 to May 1994, he served as Senior Semiconductor Analyst for Hambrecht & Quist, an investment banking firm, and was a Principal in the firm. Mr. Phelps served as an advisory director of Hambrecht & Quist from 1994 to 1997, when he retired. Prior to joining Hambrecht & Quist, Mr. Phelps spent 23 years in the semiconductor industry in various executive positions. Mr. Phelps is also a director of Pericom, a semiconductor corporation.
      Mr. Luke has served as a director of Trident since January 1999. From May 1989 to September 1997, Mr. Luke served as President of TSMC, USA and had been President Emeritus until 1999. Prior to that, from 1982 to 1989, Mr. Luke served as Vice President of Sales for Monsanto Electronic Materials, Inc.; from 1978 to 1982, as Vice President of Worldwide Sales at Signetics Corporation; from 1976 to 1978, as Vice President of Marketing and International Sales for American Microsystems, Inc.; from 1974 to 1976, as Vice President of Marketing and Sales for Monolithic Memories and from 1971 to 1974, as Vice President of Sales at Fairchild. Mr. Luke also spent 10 years at Texas Instruments in sales and engineering management positions.

      Management’s nominees for election at the Annual Meeting of Stockholders to Class III of the Board of Directors are Frank C. Lin and Glen M. Antle, current Class III Directors.
Executive Officers
      See Part I of the Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the SEC on September 13, 2004.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires Trident’s executive officers, directors and persons who beneficially own more than 10% of Trident’s Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish Trident with copies of all Section 16(a) forms filed by such persons.
      Based solely on Trident’s review of such forms furnished to Trident and written representations from certain reporting persons, Trident believes that, during fiscal 2004, all filing requirements applicable to Trident’s executive officers, directors and more than 10% stockholders were met.
EXECUTIVE COMPENSATION AND OTHER MATTERS
      The following table sets forth information concerning the compensation during the fiscal years ended June 30, 2004, June 30, 2003 and June 30, 2002 of the Chief Executive Officer of Trident and the two most highly compensated executive officers of Trident as of June 30, 2004, whose salary and bonus for the fiscal year ended June 30, 2004 exceeded $100,000. Amounts under the caption “Bonus” are amounts earned during the fiscal year, including amounts paid after the end of the fiscal year, but exclude amounts paid in one fiscal year for performance in the prior fiscal year.
Summary Compensation Table

						Long-Term
						Compensation
		Annual Compensation
						Securities
				Other Annual		Underlying
Name and Principal Position	Year	Salary	Bonus	Compensation		Options (#)

Frank C. Lin	2004	$505,523	$186,821	$319,425	(1)	0	(5)
President and Chief	2003	$505,523	$228,787	$0		80,000
Executive Officer	2002	$505,523	$0	$25,962	(2)	100,000
Jung-Herng Chang	2004	$272,200	$58,789	$55,675	(3)	0	(5)
President, Digital Media	2003	$272,200	$47,399	$0		30,000
Business Unit	2002	$272,200	$0	$2,025	(4)	50,000
Peter Jen	2004	$268,840	$48,224	$68,705	(3)	0	(5)
Sr. Vice President, Asia Operations	2003	$268,840	$45,853	$0		30,000
and Chief Accounting Officer	2002	$268,964	$0	$6,246	(4)	50,000

(1)	Includes $128,320.16 accrued vacation payout. Also includes $191,104.94 overseas housing (rental fee) and hardship allowance.

(2)	Includes $7,290.92 accrued vacation payout for 9-11 donation. Also includes $18,670.95 loan interest reduction due to an amendment of loan agreement, in which interest rate was retroactively changed, effective January 1, 2001, to the monthly Applicable Federal Rates, as published by revenue rulings of the U.S. Internal Revenue Service.

(3)	Accrued vacation payout.

(4)	Reflects accrued vacation payout for 9-11 donation.

(5)	No options to purchase shares of Trident’s stock were granted in fiscal year 2004. However, options to purchase shares of the common stock of TTI were granted in fiscal year 2004. See “TTI Stock Options Granted During Last Fiscal Year”.
Trident Stock Options Granted During Last Fiscal Year
      The following table provides the specified information concerning grants of options to purchase Trident’s Common Stock made during the fiscal year ended June 30, 2004 to the persons named in the Summary Compensation Table and John Edmunds, who joined Trident in the capacity of Chief Financial Officer on June  14, 2004.
TMI Option Grants In Last Fiscal Year

	Individual Grants

	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of
	Underlying	Granted to	Exercise		Stock Price Appreciation for
	Options	Employees	or Base		Option Term(3)
	Granted	in Fiscal	Price	Expiration
Name	(#)(1)	Year	($/Sh)(2)	Date	5%($)	10%($)

Frank C. Lin	0	0%	$0.00	N/A	$—	$—
Jung-Herng Chang	0	0%	$0.00	N/A	$—	$—
John Edmunds	150,000	42.86%	$13.77	6/14/14	$1,298,981	$3,291,875
Peter Jen	0	0%	$0.00	N/A	$—	$—

(1)	The option listed was granted on June 14, 2004 under the 2002 Stock Option Plan (the “Option Plan”) and vests as to one-fourth of the shares subject to the option on each anniversary of the date of grant. The Option Plan permits the grant of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the “Code”), and nonstatutory stock options. 29,000 shares underlying the option granted to John Edmunds in the above table were under an incentive stock option and 121,000 shares were under a nonstatutory stock option. Under the Option Plan, the Compensation Committee retains discretion to modify the terms, including the exercise price of outstanding options. See “Change in Control Arrangements.”

(2)	All options were granted with exercise prices at or above the market value of a share of our common stock on the date of grant.

(3)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option-holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

TTI Stock Options Granted During Last Fiscal Year
      The following table provides the specified information concerning grants of options to purchase stock in Trident’s Taiwanese subsidiary, TTI, made during the fiscal year ended June 30, 2004 to the persons named in the Summary Compensation Table and John Edmunds, who joined Trident in the capacity of Chief Financial Officer on June 14, 2004.
TTI Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed
	Number of	% of Total			Annual Rates of Stock Price
	Securities	Options			Appreciation for option Term(3)
	Underlying	Granted to	Exercise
	Options	Employees	or Base			Base	Base
	Granted	in Fiscal	Price	Expiration		Appreciation	Appreciation
Name	(#) (1)	Year	($/Sh)(2)	Date	0%($)	5%($)	10%($)

Frank C. Lin	2,720,000	19.2%	$0.32	August 2013	$687,411	$1,660,107	$3,152,413
Jung-Hern Chang	1,900,000	13.4%	$0.32	August 2013	$480,177	$1,159,633	$2,202,053
John Edmunds	130,000	0.9%	$0.32	July 2008	$259,877	$326,256	$403,217
Peter Jen	130,000	0.9%	$0.32	August 2013	$31,297	$75,583	$143,526

(1)	The share numbers represent shares of the common stock of TTI. As of June 30, 2004, there were outstanding 65.0 million shares of TTI Common Stock, and options to purchase a further 14.2 million shares of TTI Common Stock, none of which were exercisable as of that date. Each option grant listed was granted under the TTI 2003 stock option plan (the “TTI Plan”) and vests 35% on the first anniversary of the date of grant, 15% on the second anniversary of the date of grant, 25% on the third anniversary of the date of grant and 25% on the fourth anniversary of the date of grant.

(2)	All TTI options were granted at an exercise price of NT $10, or approximately $0.32 based upon an exchange rate of NT$ 31.65 per $1 on February 4, 2005. As is the practice in Taiwan, the exercise price of these options is initially fixed at the inception of the plan for a given pool of options, and then options are granted at that price until the pool is depleted. The initial fixed exercise price of NT $10 for TTI’s initial 16.2 million share pool was customary for an emerging company in Taiwan, and is equivalent to the par value of the stock. As stock options are granted, this fixed exercise price may be well below the fair market value of the stock at the time of grant. Consistent with generally accepted accounting principles, Trident measures the intrinsic value of these stock options and records deferred compensation at the time of grant to be amortized to expense over the vesting period of the option. See Note 8, Stock Options in TTI in the Notes to Consolidated Financial Statements filed as part of the Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the SEC on September 13, 2004.

(3)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the further development of a liquid market for TTI Common Stock or other transactions involving TTI Common Stock, the future performance of the TTI Common Stock, overall market conditions and the option-holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. The 0% column represents the difference between the exercise price and fair value on the date of grant.

Trident Option Exercises and Fiscal 2004 Year-End Values
      The following table provides the specified information concerning exercises of options to purchase Trident’s Common Stock in the fiscal year ended June 30, 2004, and unexercised options held as of June 30, 2004, by the persons named in the Summary Compensation Table.
Aggregate Trident Option Exercises in Last Fiscal Year And Fiscal Year-End Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired		Options at FY-End(1)		Options at FY-End(2)
	on Exercise	Value
Name	(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Frank Lin	—	$—	1,027,500	60,000	$6,416,361	$415,002
Jung-Herng Chang	125,000	$1,721,515	437,500	22,500	$2,676,178	$155,625
John Edmunds	—	$—	—	150,000	$—	$—
Peter Jen	97,500	$1,220,241	412,500	22,500	$2,552,553	$155,625

(1)	The options of Frank Lin, Jung-Herng Chang and Peter Jen were granted under the 1992 Stock Option Plan and the options of John Edmunds were granted under the 2002 Stock Option Plan.

(2)	The value of the unexercised in-the-money options is based on the closing price of Trident’s Common Stock on June 30, 2004 ($11.37 per share), as reported by the Nasdaq National Market, and is net of the exercise price of such options.
TTI Option Exercises and Fiscal 2004 Year-End Values
      There were no exercises of TTI options by the named officers of Trident during Fiscal 2004.
Compensation of Directors
      Board members other than Trident’s non-employee directors receive no compensation for attending Board meetings. Trident’s non-employee directors receive $20,000 per year as an annual retainer and reimbursement of certain expenses in connection with attendance at Board meetings and Committee meetings. In addition, each non-employee director receives $1,500 for each Board or Committee meeting attended in person, and $1,000 for each Board or Committee meeting attended by telephone. In July 2004, the Board and the Compensation Committee approved a new director compensation package which continues an annual retainer of $20,000 and $1,500 for each Board meeting attended in person, but lowers the fees to $1,250 for the Committee chairperson and $1,000 for the committee member for each Committee meeting attended in person. The fee for each Board or Committee meeting attended by telephone is also decreased from $1,000 to $500.
      Under Trident’s 1994 Outside Directors Stock Option Plan (the “Directors Plan”), on the day of the initial election or appointment of each new non-employee director, such non-employee director automatically receives an option to purchase 20,000 shares of Trident’s Common Stock and receives an additional option to purchase 20,000 shares of Trident’s Common Stock on the date of the first annual meeting of stockholders following the third anniversary of his or her previous Directors Plan option grant, provided that he or she remains in office. Furthermore, each non-employee director currently in office who previously was granted an option under the Directors Plan automatically receives an additional option to purchase 20,000 shares of Trident’s Common Stock on the day of each third annual meeting of stockholders of Trident subsequent to the date of the prior option grant after which the individual remains in office. Each option granted under the Directors Plan becomes exercisable in three annual installments, subject to the non-employee director’s continued Board service. In July 2004, pursuant to the new director compensation package approved by the Compensation Committee and the Board, the director stock option grant to non-employee directors was increased from 20,000 shares to 25,000 shares vesting over a three year period effective as of the date of Trident’s 2004 Annual Meeting of Stockholders. Such grants will be made under Trident’s 2002 Stock Option Plan.

Change-in-Control Arrangements
      Trident’s 1992 Stock Option Plan (the “Option Plan”) provides that in the event of a merger of Trident with or into another corporation, unless the successor corporation assumes or substitutes equivalent options for options granted under the Option Plan, all outstanding options under the Option Plan will become fully exercisable prior to the merger. Options which are neither assumed or substituted for by the successor corporation, nor exercised prior to the expiration of a 15-day notice period, will terminate upon the expiration of such period.
      All shares subject to options granted under the Directors Plan will become fully vested and exercisable as of the date 15 days prior to a change-in-control of Trident, as defined in the Directors Plan, unless the surviving or successor corporation either assumes or substitutes its options for options outstanding under the Directors Plan. Any such options which are neither assumed or substituted for by the successor corporation, nor exercised, will terminate as of the date of the change in control.
      Trident entered into a change-in-control agreement, effective September  25, 2001, with Frank Lin, the Chairman, CEO and President of Trident. The agreement provides for severance and other benefits to be paid to Mr. Lin in the event of Mr. Lin’s termination following a “change in control” of Trident. The agreement defines a “change-in-control” as a merger or consolidation or the sale, or exchange by the stockholders of Trident of 40% or more of the capital stock of Trident, or the sale or exchange of 40% or more of Trident’s assets. The agreement provides that in the event of Mr. Lin’s involuntary termination, constructive termination, death or disability within 36 months following a change in control, Mr. Lin will be entitled to receive: (1) severance in the amount of 36 months of Mr. Lin’s annual base salary then in effect, (2) three times Mr. Lin’s potential annual bonus then in effect, (3) acceleration in vesting of up to 1,000,000 of Mr. Lin’s options, and (4) continued group insurance coverage of medical, dental, prescription drug, vision care and life insurance for 36 months following Mr. Lin’s termination.
      John Edmund’s offer letter of employment includes a change-in-control arrangement pursuant to which on his termination following a change in control, he is entitled to receive a payment equal to 12 months of his annual base compensation and 12 months accelerated vesting on his stock options.
      The Board of Directors believes that the agreements are in the best interests of Trident in order to ensure the continued dedication and objectivity of Mr. Lin and Mr. Edmunds notwithstanding the possibility of a “change-in-control.”
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee of Trident’s Board of Directors was composed of two independent, non-employee directors of Trident, John Luke and Yasushi Chikagami during the first nine months of fiscal 2004. On April 21, 2004, Glen Antle, an independent, non-employee director of Trident, was appointed to the Compensation Committee, joining Messrs Luke and Chikagami. No member of the Compensation Committee is a former employee of Trident, and no member of the Compensation Committee or executive officer of Trident has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

EQUITY COMPENSATION PLAN INFORMATION
      We currently maintain four compensation plans that provide for the issuance of our Common Stock to officers, directors, other employees or consultants. These consist of the 1992 Stock Option Plan (the “1992 Plan”), 1994 Outside Directors Stock Option Plan (the “1994 Plan”), 2002 Stock Option Plan (the “2002 Plan”) and 2001 Employee Stock Purchase Plan (the “Purchase Plan”), which have been approved by stockholders, and the 1996 Nonstatutory Stock Option Plan (the “1996 Plan”), which has not been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of June 30, 2004:

				Number of Shares
				Remaining Available for
	Number of Shares to			Future Issuance Under
	Be Issued Upon		Weighted-Average	Equity Compensation
	Exercise of		Exercise Price of	Plans (Excluding
	Outstanding Options,		Outstanding Options,	Shares Reflected in
	Warrants and Rights		Warrants and Rights	Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by stockholders	2,406,167	(1)	$3.82	1,320,139	(2)
Equity compensation plans not approved by stockholders(3)	2,127,076		$3.71	917,211
Total	4,533,243		$3.77	2,237,350

(1)	These shares include 2,053,000 shares that are reserved and issuable upon exercise of outstanding options under the 1992 Plan which expired on October 16, 2002 and 203,167 shares that will be issued upon exercise of outstanding options under the 1994 Plan which expired on January 13, 2004 and 150,000 shares that are reserved and issuable upon exercise of outstanding options under the 2002 Plan.

(2)	These shares include 457,639 shares reserved for issuance under the Purchase Plan and 862,500 shares reserved under the 2002 Plan, but exclude 126,234 shares which ceased to be so reserved when the 1994 Plan expired on January 13, 2004.

(3)	Consists of shares subject to options that are outstanding or may be issued pursuant to the 1996 Plan.
Material Features of the 1996 Nonstatutory Stock Option Plan
      As of June 30, 2004, we had reserved an aggregate of 6,150,000 shares of Common Stock for issuance under the 1996 Plan, of which 917,211 shares remained available for future grant on such date. The 1996 Plan provides for the granting of nonstatutory stock options to employees and consultants who are not officers or directors of Trident, with exercise prices per share equal to no less than 85% of the fair market value of our Common Stock on the date of grant. Options granted under the 1996 Plan generally have a 10-year term and vest at the rate of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. The vesting of options granted under the 1996 Plan will be accelerated in full in the event of a merger of Trident with or into another corporation in which the outstanding options are neither assumed nor replaced by equivalent options granted by the successor corporation or a parent or subsidiary of the successor corporation. The 1996 Plan is not required to be and has not been approved by Trident’s stockholders.
Material Features of the Director Options
      As of June 30, 2003, Millard Phelps held a nonstatutory stock option to purchase 5,000 shares of Common Stock at a price of $13,875 per share granted to him by the Compensation Committee of the Board of Directors in April 1996, while Glen Antle held a nonstatutory stock option to purchase 6,250 shares of Common Stock at a price of $3,375 per share granted to him by the Compensation Committee in October 1998. The exercise price of each option is equal to the per share closing price of the Common Stock on the date of grant. Each option has a term of 10 years measured from the date of grant and became exercisable in full one year after the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      In October 1998, the Board approved a loan to Frank Lin pursuant to which Mr. Lin could borrow $500,000 from Trident for his personal use. On April 27, 2000, Trident and Mr. Lin entered into a loan agreement pursuant to which Mr. Lin borrowed $500,000 from Trident, payable on April 27, 2002 together with interest at a rate of 6.46% per annum. Due to a prolonged softness of the global economy and Mr. Lin’s personal financial hardship, the Board approved on April 22, 2002 a proposal to amend Mr. Lin’s loan and extend the term for one more year to April 27, 2003 with unpaid accrued interest be added on the principal amount. The Board also approved a proposal to change the interest rate effective January 1, 2001 to the monthly Applicable Federal Rates published by the revenue ruling of the U.S. Internal Revenue Service as part of Mr. Lin’s compensation package. On April 27, 2003, the initial principal of $500,000 together with the interest of $60,350 accrued from April 27, 2000 to April 27, 2003 was paid in full.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Compensation Committee
      The members of the Compensation Committee during the first nine months of fiscal 2004 were John Luke and Yasushi Chikagami. On April 21, 2004, Glen Antle, an independent, non-employee director of Trident, was appointed to the Compensation Committee, bringing the number of committee members to three. All of the members of the Compensation Committee are members of the Board of Directors that the Board of Directors has determined are “independent” as such term is defined by the NASDAQ listing standards and the rules and regulations of the Securities and Exchange Commission. The Committee operates under a written charter adopted by the Board of Directors which provides that the Compensation Committee’s primary function is to review and recommend salary levels of, to approve bonus plans for and stock option grants to executive officers, and to set the compensation of the Chief Executive Officer. The Compensation Committee has the authority to retain independent advisors to assist the Committee in the performance of its duties.
      During fiscal 2004, the Compensation Committee met once.
Compensation Philosophy
      The market for executive talent in the digital television industry, and in the high technology industry in general, is highly competitive. Trident’s success depends to a significant degree upon the continued contributions of Trident’s executive officers, particularly Frank Lin, the President and Chief Executive Officer, Dr. Jung-Herng Chang, the President of TTI, John Edmunds, the Chief Financial Officer and Peter Jen, the Senior Vice President, Asia Operations and Chief Accounting Officer. Trident’s ability to continue to attract and retain highly skilled personnel is critical to Trident’s future success.
      In light of the market for executive talent and the need to retain Trident’s executive team, the goals of Trident’s compensation policies are to attract, retain and reward executive officers who contribute to Trident’s success, to align executive compensation with the value achieved by the executive team for Trident’s stockholders and to provide incentives to executive officers to achieve Trident’s goals. In order to meet these goals, Trident’s compensation program emphasizes both short- and long-term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage Trident and maximize stockholder value. Trident uses three elements of compensation to achieve these goals:

•	a base salary that is competitive within the market and reflects the individual’s performance;

•	incentive compensation tied to Trident’s achievement of its financial performance goals; and

•	stock option awards that are designed to strengthen the mutuality of interests between the executive officer and Trident’s stockholders.
      In setting total compensation, the Compensation Committee considers individual and company performance, and periodically reviews market information in the form of published survey data provided to the

Compensation Committee by Trident’s human resources staff. The Compensation Committee’s policy is generally to target levels of cash and equity compensation paid to its executive officers so that such compensation is competitive with market compensation. The Compensation Committee believes that executive officers, like all Trident’s other employees, should be “at will” and therefore there are no employment agreements or severance agreements with Trident’s executive officers, other than certain agreements with Mr. Lin and Mr. Edmunds.
      In preparing the performance graph for this Proxy Statement, Trident has selected the S&P Semiconductors Index and the Nasdaq Stock Market-U.S. Index as its peer groups. The companies that Trident included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with Trident for executive talent, particularly those companies located outside the Silicon Valley, where competition for employees has been intense.
Elements of Executive Compensation
      Salary. Trident strives to offer executive officers salaries that are competitive with comparable companies in the technology sector generally and in the semiconductor design industry in particular. Frank C. Lin, President and Chief Executive Officer of Trident, negotiates executive salaries at arm’s length at the time executives join Trident, which are subject to review and approval by the Compensation Committee. Thereafter, Mr. Lin annually reviews salaries of each executive officer and recommends adjustments to the base salaries of the executive officers. These adjustments are based on individual executive officer performance, cost of living increases, company performance, and retention considerations. These adjustments are subject to review and approval by the Compensation Committee. In fiscal 2004, no adjustments were made to the base salaries of any of Trident’s executive officers due to Trident’s performance and cost containment efforts, and no adjustment was made in the prior year. As a result, the base salaries of Trident’s executive officers for fiscal 2004 may not have been set at competitive levels. However, in the period prior to and after Trident’s restructuring, salaries have not been modified significantly and incentive compensation has been focused on bonuses and the incentive provided by stock options.
      Incentive Compensation. The Compensation Committee believes that significant bonus incentives based on the financial performance of Trident provide substantial motivations to achieve corporate goals. Generally, the Compensation Committee annually reviews and approves an executive bonus plan which bases bonus payments upon Trident’s performance and individual performance. In general, under such executive bonus plans, Trident’s fiscal year performance is measured on the basis of achievement of revenue targets set by the Board of Directors and on the Company’s actual net profit as compared with budgeted net profit. Individual performance under such executive bonus plans is measured by how well the corporate goals and objectives are met and the individual’s contributions. The executive bonus plan is approved by the Compensation Committee and the Compensation Committee reviews and confirms the calculations of the awards made under the plan when awards are subject to interpretation.
      However, for fiscal 2004, it appeared unlikely that Trident’s financial performance would warrant bonus payments to executives, and therefore no executive bonus plan was proposed or adopted for fiscal 2004. During fiscal 2004, Trident undertook a series of measures to reduce expenses and reorganize Trident’s operations with the goal of achieving fundamental changes that would form the basis for improvement in Trident’s operational and financial results. In connection with these efforts, Trident’s executive officers recommended that no award be made of any performance bonuses, despite the fact that Trident returned to profitability in fiscal 2004. However, the Compensation Committee determined that the management team accomplished a very substantial task of restructuring Trident under difficult business conditions, and accordingly decided to award the management team with a restructuring bonus to recognize extraordinary achievement.
      The Compensation Committee believes the incentives paid to Trident’s executives on a basis of Trident’s performance and individual performance are comparable to those paid under industry standard incentive compensation programs.
      Stock Options. The Compensation Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for Trident’s stockholders. The Compensation

Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock price performance. To that end, the Compensation Committee grants stock options under Trident’s Stock Option Plans at the commencement of an executive officer’s employment with Trident. Periodically, additional stock option grants are made to executive officers on the basis of the officer’s performance and the appropriateness of additional awards to retain key employees. The Compensation Committee strives to maintain the equity position of all executive officers at levels competitive with comparable companies. Stock options are granted at the prevailing market price, vest over a period of years and will only have value if Trident’s stock price increases over the exercise price. No stock option grants were awarded, other than to newly hired executives, in fiscal 2004.
Compensation of the Chief Executive Officer
      Mr. Lin’s base salary is reviewed annually by the Compensation Committee and reflects his current position, duties and responsibilities and expected future performance. The Compensation Committee annually reviews Mr. Lin’s performance and makes adjustments to his salary based upon his individual performance, cost of living increases, company performance and retention concerns. However, upon Mr. Lin’s recommendation, no adjustments were made to Mr. Lin’s salary for fiscal 2004 due to Trident’s efforts to contain costs and improve performance. Mr. Lin’s incentive compensation is based on the same Company and individual performance metrics as the Trident’s other executive officers, which are described above. The Compensation Committee periodically grants Mr. Lin additional stock options in order to maintain the alignment of his interests with those of Trident stockholders. In fiscal 2004, the Compensation Committee did not grant any additional Trident options to Mr. Lin. However, Mr. Lin received options to purchase TTI stock, which were ratified by the Audit Committee as a related party transaction. In addition, due to Mr. Lin’s agreement to spend more time in Asia as a result of the reorganization, Mr. Lin was awarded a housing allowance of $5,000 per month and a hardship allowance of $100,00 annually.
      In 2001, Trident entered into a change-in-control agreement with Mr. Lin. The agreement provides for severance and other benefits to be paid to Mr. Lin in the event of Mr. Lin’s termination following a change in control of Trident. The agreement provides that in the event of Mr. Lin’s involuntary termination, constructive termination, death or disability within 36 months following a change in control, Mr. Lin will be entitled to receive: (1) severance in the amount of 36 months of Mr. Lin’s annual base salary then in effect, (2) three times Mr. Lin’s potential annual bonus then in effect, (3) acceleration in vesting of up to 1,000,000 of Mr. Lin’s options, and (4) continued group insurance coverage of medical, dental, prescription drug, vision care and life insurance for 36 months following Mr. Lin’s termination. For more information, see “EXECUTIVE COMPENSATION MATTERS — Change-In-Control Arrangements.”
Section 162(m)
      Trident has considered the potential impact of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the chief executive officers or any of the four other most highly compensated executive officers, unless the compensation is commission or performance-based. Trident’s policy is to qualify to the extent reasonable its executive officers’ compensation for deductibility under applicable tax laws. Since the targeted cash compensation of each of the named executive officers is below the $1 million threshold and the Compensation Committee believes that compensation attributable to any options granted under Trident’s 1992 Stock Option Plan during the fiscal year ended June 30, 2004 will qualify as performance-based compensation in accordance with the regulations under Section 162(m), the Compensation Committee believes that Section 162(m) will not reduce the tax deductibility of such compensation by Trident.

2004 COMPENSATION COMMITTEE

John Luke
Yasushi Chikagami
Glen Antle

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee oversees Trident’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers, LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.
      The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.
      The Committee also reviewed with PricewaterhouseCoopers, LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, PricewaterhouseCoopers, LLP’s judgment as to the quality, and not just the acceptability, of Trident’s accounting principles as applied in our financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted accounting principles. The Committee periodically met with PricewaterhouseCoopers, LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of Trident’s financial reporting. The Committee has discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with PricewaterhouseCoopers, LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers, LLP’s audit, the results of its examinations, its evaluations of Trident’s internal controls and the overall quality of its financial reporting.
      The Audit Committee has received from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and Trident that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Trident’s audited financial statements be included in Trident’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

AUDIT COMMITTEE

Glen M. Antle
Millard Phelps
John Luke

COMPARISON OF STOCKHOLDER RETURN
      Set forth below is a line graph comparing the annual percentage change in the cumulative total return on Trident’s Common Stock with the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) (the “Nasdaq US”) and the S&P Semiconductors Index (the “S&P Semiconductors”) for the period commencing on June 30, 1999 and ending on June 30, 2004.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG TRIDENT MICROSYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S&P SEMICONDUCTORS INDEX

*	$100 invested on 6/30/99 in stock or index — including reinvestment of dividends. Fiscal year ending June 30.
Copyright © 2002. Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm.

	Jun-99	Jun-00	Jun-01	Jun-02	Jun-03	Jun-04

Trident	$100.00	$97.96	$44.19	$67.70	$97.63	$185.62

Nasdaq US	$100.00	$192.63	$68.90	$58.51	$56.29	$76.71

S&P Semiconductors	$100.00	$226.19	$96.06	$58.55	$59.90	$81.84

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that Trident can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update this information. Trident incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Trident’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

•	Trident’s Quarterly Report on Form 10-Q for the three and six months ended December 31, 2004.

•	Trident’s Current Report on Form 8-K filed on January 18, 2005.
      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.
WHERE YOU CAN FIND MORE INFORMATION
      You may request a copy of any of Trident’s SEC filings, free of charge, by writing or telephoning Trident at the following address:
Trident Microsystems, Inc.
1090 East Arques Avenue
Sunnyvale, CA 94085
Attn: Investor Relations
Tel: (408) 991-8800
www.tridentmicro.com
      You must request this information no later than 10 days before the date of the stockholders’ meeting, or March 14, 2005, to ensure timely delivery.
      Copies of reports, proxy statements and other information filed by Trident with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at:
Judiciary Plaza
Room 1200
450 Fifth Street, N.W.
Washington, D.C. 20549
(202) 942-8090
      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at l-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Trident. The address of the SEC website is http://www.sec.gov.
      If you have any questions about the acquisition of the TTI minority interest or the other matters to be voted upon at the annual meeting, please call Trident Investor Relations at 408 -991-8800.
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
      Trident has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of Trident. To be timely, a stockholder proposal must be received at Trident’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Trident’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.
      Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of Trident must be received by Trident at its offices at 1090 East Arques Avenue, Sunnyvale, California 94085, no later than July 1, 2005 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Trident’s proxy statement for that meeting.
TRANSACTION OF OTHER BUSINESS
      At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

FRANK C. LIN
Chairman of the Board of Directors,
President and Chief Executive Officer
February 28, 2005

TRIDENT TECHNOLOGIES INC.
CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Fiscal Years Ended
December 31, 2003 and 2002
      The English consolidated financial statements and report of independent accountants were translated from the consolidated financial statements and report of independent accountants originally prepared in Chinese language.

REPORT OF INDEPENDENT ACCOUNTANTS
To Trident Technologies Inc.
      We have audited the accompanying consolidated balance sheets of Trident Technologies Inc. (the “Company”) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, of changes in stockholders’ equity and of cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the “Rules Governing the Examination of Financial Statements by Certified Public Accountants” and generally accepted auditing standards in the Republic of China. Those rules and standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trident Technologies Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers”, “Criteria Governing Preparation of Affiliation Reports, Consolidated Business Reports and Consolidated Financial Statements of Affiliated Enterprises” and generally accepted accounting principles in the Republic of China.
      As disclosed in Note 2, the consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2003 expressed in US dollars are presented solely for the convenience of the readers and were translated from the New Taiwan dollar financial statements using the exchange rate of US$1:NT$33.97 at December 31, 2003. The basis of translation is not in accordance with generally accepted accounting principles in the Republic of China.
/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Taipei, Taiwan
Republic of China
April 9, 2004
      The accompanying consolidated financial statements are not intended to present the financial position and results of operations and cash flows in accordance with accounting principles generally accepted in countries and jurisdictions other than the Republic of China. The standards, procedures and practices in the Republic of China governing the audit of such consolidated financial statements may differ from those generally accepted in countries and jurisdictions other than the Republic of China. Accordingly, the accompanying consolidated financial statements and report of independent accountants are not intended for use by those who are not informed about the accounting principles or auditing standards generally accepted in the Republic of China and their applications in practice.

TRIDENT TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
December 31,

	New Taiwan Dollars				US Dollars

	2003		2002		2003

	Amount	%	Amount	%	Amount	%

	(Expressed in thousands of dollars)
					(Unaudited —
					Note 2)
ASSETS
Current Assets
Cash and cash equivalents (Note 4(1))	$169,179	13	$1,880	8	$4,980	13
Short-term investments (Note 11(1))	345,486	27	78	1	10,170	27
Accounts receivable, net (Note 4(2))	68,482	6	58	—	2,016	6
Accounts receivable — related parties (Note 5)	14,217	1	9	—	419	1
Other receivables (Note 4(7))	2,879	—	759	3	85	—
Other receivables — related parties (Note 5)	218,211	17	—	—	6,424	17
Inventories (Note 4(3))	92,727	7	3,305	14	2,730	7
Other current assets (Note 4(7))	2,484	—	3,146	14	73	—

	913,665	71	9,235	40	26,897	71

Property, plant and equipment (Notes 4(4))
Cost
R&D equipment	23,106	2	17,963	78	680	2
Transportation equipment	246	—	849	4	7	—
Furniture and fixtures	4,065	—	4,065	17	120	—
Leasehold improvement	8,841	1	8,187	35	260	1

Cost and appraisal increment	36,258	3	31,064	134	1,067	3
Less: Accumulated depreciation	(23,725)	(2)	(20,411)	(88)	(698)	(2)
Construction-in-progress and prepayments for equipment	80	—	180	1	2	—

	12,613	1	10,833	47	371	1

Intangible assets (Notes 4(5) and 5)
Trademarks	181,441	14	—	—	5,341	14
Patents	173,174	14	—	—	5,098	14

	354,615	28	—	—	10,439	28

Other Assets
Deposits — out	2,370	—	2,340	10	70	—
Deferred expenses	222	—	736	3	6	—

	2,592	—	3,076	13	76	—

TOTAL ASSETS	$1,283,485	100	$23,144	100	$37,783	100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$209,211	16	$5,434	23	$6,159	16
Income tax payable (Note 4(7))	2,718	—	—	—	80	—
Accrued expenses	33,617	3	2,056	9	990	3
Other payables — related parties (Note 5)	19,678	2	336	1	579	2
Advance collections	1,885	—	4,753	21	55	—
Other current liabilities	1,410	—	1,135	5	42	—

	268,519	21	13,714	59	7,905	21

Other Liabilities
Accrued pension liabilities (Note 4(6))	1,430	—	219	1	42	—

	1,430	—	219	1	42	—

Total Liabilities	269,949	21	13,933	60	7,947	21

Stockholders’ Equity
Common stock (Notes 1 and 4(8))	650,000	51	200,000	864	19,134	51
Capital reserve (Note 4(10))	169,211	13	12,500	54	4,981	13
Undistributed earnings (Accumulated deficit) (Note 4(11))	192,464	15	(203,289)	(878)	5,666	15
Cumulative translation adjustments	1,861	—	—	—	55	—

Total stockholders’ Equity	1,013,536	79	9,211	40	29,836	79

Commitments (Note 7)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,283,485	100	$23,144	100	$37,783	100

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated April 9, 2004.

TRIDENT TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31,

	New Taiwan Dollars				US Dollars

	2003		2002		2003

	Amount	%	Amount	%	Amount	%

					(Unaudited —
					Note 2)
	(Expressed in thousands of dollars, except earnings per share data)
Operating revenues (Note 5)
Sales	$819,989	96	$17,847	35	$24,139	96
Sales returns	(1,356)	—	(93)	—	(40)	—
Sales allowances	(438)	—	—	—	(13)	—

Net sales	818,195	96	17,754	35	24,086	96
Service revenues	30,212	4	32,439	65	889	4

Total operating revenues	848,407	100	50,193	100	24,975	100

Operating costs (Notes 4(10) and 5)
Cost of goods sold	(325,636)	(38)	(10,199)	(21)	(9,586)	(38)
Cost of service	(6,571)	(1)	(2,552)	(5)	(194)	(1)

Total operating costs	(332,207)	(39)	(12,751)	(26)	(9,780)	(39)

Gross profit	516,200	61	37,442	74	15,195	61

Operating expenses (Notes 4(10) and 5)
Selling expenses	(101,590)	(12)	(25,708)	(51)	(2,991)	(12)
General and administrative	(41,288)	(5)	(6,393)	(13)	(1,215)	(5)
Research and development	(152,394)	(18)	(86,901)	(173)	(4,486)	(18)

Total operating expenses	(295,272)	(35)	(119,002)	(237)	(8,692)	(35)

Operating income (loss)	220,928	26	(81,560)	(163)	6,503	26

Non-operating income
Interest income	154	—	220	—	5	—
Miscellaneous income	15,766	2	24,473	49	464	2

Total non-operating income	15,920	2	24,693	49	469	2

Non-operating expenses
Interest expense	(279)	—	—	—	(8)	—
Foreign exchange loss — net	(2,305)	—	(642)	(1)	(68)	—
Loss on market value decline and obsolescence of inventories	(39,040)	(5)	—	—	(1,149)	(5)

Total non-operating expenses	(41,624)	(5)	(642)	(1)	(1,225)	(5)

Income (loss) before income tax	195,224	23	(57,509)	(115)	5,747	23
Income tax expense (Notes 4(7))	(2,760)	—	—	—	(81)	—

Net income (loss)	$192,464	23	$(57,509)	(115)	$5,666	23

	Income		Income		Income
	Before	Net	Before	Net	Before	Net
Earnings (Loss) Per Share	Income Tax	Income	Income Tax	Income	Income Tax	Income

Primary earnings (loss) per share (Note 4(13))	$5.35	$5.27	$(2.88)	$(2.88)	$0.16	$0.16

Diluted earnings (loss) per share (Note 4(13))	$5.06	$4.99	$(2.88)	$(2.88)	$0.15	$0.14

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated April 9, 2004.

TRIDENT TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Cumulative
	Common	Capital	Retained	Translation
2002 (New Taiwan Dollars)	Stock	Reserves	Earnings	Adjustment	Total

	(Expressed in thousands of dollars)
Balance at January 1, 2002	$200,000	$12,500	$(145,780)	$—	$66,720
Net loss for 2002	—	—	(57,509)	—	(57,509)

Balance at December 31, 2002	$200,000	$12,500	$(203,289)	$—	$9,211

2003 (New Taiwan Dollars)
Balance at January 1, 2003	$200,000	$12,500	$(203,289)	$—	$9,211
Issuance of common stock	450,000	360,000	—	—	810,000
Capital reserve used to cover accumulated deficit	—	(203,289)	203,289	—	—
Net income for 2003	—	—	192,464	—	192,464
Foreign currency translation adjustment	—	—	—	1,861	1,861

Balance at December 31, 2003	$650,000	$169,211	$192,464	$1,861	$1,013,536

2003 (US Dollars) (Unaudited — Note 2)
Balance at January 1, 2003	$5,887	$368	$(5,984)	$—	$271
Issuance of common stock	13,247	10,597	—	—	23,844
Capital reserve used to cover accumulated deficit	—	(5,984)	5,984	—	—
Net income for 2003	—	—	5,666	—	5,666
Foreign currency translation adjustment	—	—	—	55	55

Balance at December 31, 2003	$19,134	$4,981	$5,666	$55	$29,836

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated April 9, 2004.

TRIDENT TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,

	New Taiwan Dollars		US Dollars

	2003	2002	2003

			(Unaudited —
			Note 2)
	(Expressed in thousands of dollars)
Cash flows from operating activities
Net income (loss)	$192,464	$(57,509)	$5,666
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Bad debt expense	122	—	4
Provision for (reversion of) decline in market value and obsolescence of inventories	39,040	(287)	1,149
Depreciation expense	3,857	3,854	114
Amortization expense	43,832	941	1,290
Changes in assets and liabilities:
Accounts receivable	(68,546)	486	(2,018)
Accounts receivable — related parties	(14,208)	58,115	(418)
Other receivables	(2,120)	(142)	(62)
Other receivables — related parties	(218,211)	—	(6,423)
Inventories	(128,462)	522	(3,782)
Other current assets — others	662	(1,176)	19
Notes payable	—	(27)	—
Accounts payable	203,777	809	5,999
Income tax payable	2,718		80
Accrued expenses	31,561	743	929
Other payables — related parties	19,342	(29,725)	569
Advance collections	(2,868)	4,753	(85)
Other current liabilities — others	275	(8,741)	8
Accrued pension liabilities	1,211	87	36

Net cash provided by (used in) operating activities	104,446	(27,297)	3,075

Cash flows from investing activities
Increase in short-term investments	(345,408)	(78)	(10,168)
Acquisition of property, plant and equipment	(5,877)	(1,119)	(173)
Proceeds from disposal of property, plant and equipment	240	—	7
(Increase) decrease in deposits — out	(30)	8	—
Acquisition of trademarks and patents	(397,933)	—	(11,715)

Net cash used in investing activities	(749,008)	(1,189)	(22,049)

Cash flows from financing activities
Proceeds from issuance of common stock	810,000	—	23,844

Net cash provided by financing activities	810,000	—	23,844

Exchange rate effect	1,861	—	55

Net increase (decrease) in cash and cash equivalents	167,299	(28,486)	4,925
Cash and cash equivalents at beginning of year	1,880	30,366	55

Cash and cash equivalents at end of year	$169,179	$1,880	$4,980

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$279	$—	$8

Cash paid during the year for income tax	$—	$—	$—

Investing activities that result in some cash flows
Acquisition of property, plant and equipment	$5,877	$11,347	$173
Add: payables for equipment at beginning of year	—	178	—

Cash paid	$5,877	$11,525	$173

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated April 9, 2004.

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003 and 2002
(Expressed in thousands of New
Taiwan dollars, except as indicated)

1.	History and Organization
      (1) Trident Technologies Inc. (the Company)
      The Company was established in September 1997 and began commercial operations on July 1, 1998. As of December 31, 2003, the Company has issued capital of $650,000 consisting of 65,000 thousand shares of common stock with $10 (in dollars) par value per share. The Company mainly engages in the design, develops, manufacture and markets of multimedia IC. Trident Microsystems Inc. is the Company’s ultimate parent company.
      (2) Consolidated subsidiaries

		Percentage of
Names of the Companies	Main Activities	Ownership

2003:
Trident Digital Media Inc. (TDMI)	IC Design	100%

Note: TDMI was established on July 10, 2003.
      (3) Unconsolidated subsidiaries:     None.
      (4) Different accounting period and accounting principles adopted by subsidiaries:     None.
      (5) Special operating risks for foreign subsidiaries:     None.

2.	Summary of Significant Accounting Policies
      The consolidated financial statements were presented in conformity with the “Rules Governing the Preparation of Financial Statements of Securities” and generally accepted accounting principles in the Republic of China. Significant accounting policies are summarized as follows:

1) Principles of consolidation
      The consolidated financial statements include the accounts of the Company and TDMI, after eliminating all significant intercompany accounts and transactions.

2) Translation of financial statements of foreign subsidiaries
      Assets and liabilities of foreign subsidiaries are translated into New Taiwan dollars using the exchange rates at the balance sheet date; equity accounts are translated at historical rates. Profit and loss accounts are translated at weighted average rates of the year. Exchange differences are recorded as translation adjustments and are included as a component of the stockholders’ equity.

3) Criteria for classifying as current or non-current items
      a) Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:

(1) Assets consisting of unrestricted cash or cash equivalents;

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2) Assets held for trading purposes, or held for a short-term period and expected to be realized within 12 months from the balance sheet date; or

(3) Assets expected to be realized, available for sale or used during the normal course of business.
      b) Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified s non-current liabilities:

(1) Liabilities to be paid within 12 months from the balance sheet date, or

(2) Liabilities incurred from the Company’s operating activities and expected to be paid during the normal course of business.

4) Basis of preparation for statements of cash flows
      Statements of cash flows are prepared under the basis of cash and cash equivalents. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and with maturity dates that do not present significant risk of change in value because of changes in interest rates.
      A.     Translation of foreign currency transactions
      The accounts of the Company are maintained in New Taiwan dollars. Transactions arising in foreign currencies during the year are converted at the rates of exchange prevailing at the transaction dates. Receivables and other monetary assets and liabilities denominated in foreign currencies at year-end are translated at the rates of exchange prevailing at the balance sheet date. All exchange differences are included in the current year’s operating results.

6) Short-term investments
      Short-term investments are stated at the lower of cost or market value. Cost is calculated based on the weighted-average method. Any excess of aggregate cost over market value is charged as unrealized loss and is included in the income statement as non-operating loss. Listed equity securities and close-end mutual funds are valued using the average closing price of the last month before the balance sheet date. Open-end mutual funds are valued using the net assets value per unit at the balance sheet date.
      B.     Allowance for doubtful accounts
      Allowance for doubtful accounts is provided based on the evaluation of the collectibility of notes receivable, accounts receivable and other receivables taking into account the aging analysis of receivables and other factors.
      C.     Inventories
      Inventories are stated at the lower of cost or market value, and cost is determined by the weighted average method. When determining market value, current replacement price is used for materials, and net realizable value is used as market value for work in process, finished goods and merchandise inventories. Provision is made for obsolete inventories at balance sheet date.

9) Property, plant and equipment
      a) Property, plant and equipment are stated at cost.
      b) Depreciation is provided on the straight-line method over the estimated useful lives of assets plus one year as salvage value. Fully depreciated assets still in use are depreciated over the salvage value and remaining useful life. The estimated useful lives of assets are 3 to 5 years. Depreciation is provided on the straight-line method in TDMI, and the estimated useful lives of assets are 2 years.

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      c) Major renewals and improvements are treated as capital expenditures and are depreciated accordingly. Maintenance and repairs are charged to expense as incurred. When an asset is sold, the resulting gain or loss is included in current non-operating income (expense).

10) Deferred charges
      Deferred charges are stated at cost and amortized on the straight-line basis over the estimated useful lives which are 3 years.

11) Intangible Assets
      Trademarks and patents are stated at cost and amortized on the straight-line basis over the estimated useful lives ranging from 1 to 6 years.

12) Retirement plan and pension cost
      a) The Company has a non-contributory and funded defined benefit retirement plans (the Plan) covering all regular employees. Under the funding policies of the Plan, the Company contributes monthly an amount equal to 2% of the total monthly basic salaries and wages. The contributions are deposited in independent retirement fund with the Central Trust of China, the trustee. The independent retirement fund balance is not reflected in the non-consolidated financial statements.
      b) As required by SFC rules for going public, the Company adopted SFAS No. 18, “Accounting for Pensions”, and recognized the minimum pension liability on December 31, 2002 based on actuarial valuation of 2002. Pension cost, which includes service cost, interest cost, expected return on plan assets and amortization of net obligation at transition, was also recognized based on the actuarial valuation since 2003.
      c) TDMI maintains a defined contribution plan and the accounting treatments regarding retirement plan of TDMI are in accordance with local rules.

13) Income tax
      a) The Company adopts SFAS No. 22, “Accounting for Income Tax”, whereby income tax is provided based on accounting income after adjusting for permanent differences. The income tax effects of taxable temporary differences are recorded as deferred tax liabilities, while the income tax effects of deductible temporary differences, losses available for carry-forward and income tax credits are recorded as deferred tax assets. Valuation allowance is provided against deferred tax assets when it is more likely than not the tax benefits will not be realized. Deferred tax assets and liabilities are classified as current or non-current based on the classification of related assets and liabilities or the expected reversal date of the temporary differences.
      b) The Company adopts SFAS No. 12, “Accounting for Tax Credits”, and recognize tax credits arising from qualified equipment or technology purchases, research and development expenditures, employee training or equity investments as a credit against income tax expense and debit to deferred income tax assets in the period the tax credits arise.
      c) Over or under provision of income tax liabilities in previous years are recorded as adjustments to the current year’s income tax expense.
      d) The additional 10% corporate income tax on earnings of the Company derived on or after January 1, 1998, which are not distributed in the following year, is included in the income tax expense in the year when their shareholders approve a resolution to retain the earnings.

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14) Revenues, cost and expenses
      Revenues are recognized when the earnings process is completed and realized or realizable. Costs and expenses are recognized as incurred under accrual basis.

15) Use of estimates
      The preparation of financial statements in conformity with generally accepted accounting principles of the R.O.C requires management to make estimates and assumptions that affect the reported amounts and disclosures of contingencies in the financial statements and accompanying notes. Actual results could differ from those estimates.

16) Convenience translation into US dollars
      The Company maintains its accounting records and prepares its financial statements in New Taiwan dollars. The United States dollar amounts disclosed in the financial statements are presented solely for the convenience of the reader and were translated to US dollar using the exchange rate of NT$33.97 = US$1.00, the average of buying and selling exchange rate published by the Bank of Taiwan on December 31, 2003. Such translation amounts are unaudited and should not be construed as representations that the New Taiwan dollar amounts represent, or have been or could be converted into United States dollars at that or any other rate.

3.	Changes in Accounting Principles
      As required by SFC rules for going public, the Company adopted SFAS No. 18, “Accounting for Pensions”, and recognized the minimum pension liability on December 31, 2002 based on actuarial valuation of 2002. Pension cost, which includes service cost, interest cost, expected return on plan assets and amortization of net obligation at transition, was also recognized based on the actuarial valuation since 2003. As a result of this change in accounting principle, there was no impact on the assets and liabilities as of December 31, 2002, except that pension cost was increased by $760 in 2003.

4.	Description of Significant Accounts
      (1) Cash and cash equivalents

	December 31,

	2003	2002

Cash on hand	$67	$50
Checking deposits	882	642
Demand deposits	91,355	1,188
Time deposits	76,875	—

	$169,179	$1,880

      (2) Accounts receivable-non related parties

	December 31,

	2003	2002

Accounts receivable	$68,604	$58
Less: allowance for doubtful accounts	(122)	—

	$68,482	$58

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      (3) Inventories

	December 31,

	2003	2002

Raw materials	$20,251	$21,684
Work in process	50,107	—
Finished goods	85,390	5,151
Merchandise Inventories	—	451

	155,748	27,286
Less: allowance for decline in market value and inventory obsolescence	(63,021)	(23,981)

	$92,727	$3,305

      (4) Property, plant and equipment, net

	December 31, 2003

	Original	Accumulated	Net Book
	Cost	Depreciation	Value

R&D equipment	$23,106	$(17,010)	$6,096
Transportation equipment	246	(227)	19
Furniture and fixtures	4,065	(2,684)	1,381
Leasehold improvement	8,841	(3,804)	5,037
Prepayments for equipment	80	—	80

	$36,338	$(23,725)	$12,613

	December 31, 2002

	Original	Accumulated	Net Book
	Cost	Depreciation	Value

R&D equipment	$17,963	$(14,920)	$3,043
Transportation equipment	849	(716)	133
Furniture and fixtures	4,065	(2,302)	1,763
Leasehold improvement	8,187	(2,473)	5,714
Prepayments for equipment	180	—	180

	$31,244	$(20,411)	$10,833

      (5) Intangible assets

December 31,
2003

Trademarks	$181,441
Patents	173,174

$354,615

      To meet the needs of the business activity and technology in the future, the Company has signed a contract with Trident Microsystems (Far East) Limited in June, 2003 to purchase the trademarks and patents of its Digital Media Division. Trademarks and patents are amortized over the estimated useful lives ranging from 1 to 6 years effective August, 2003. Please refer to Note 5 2) f).

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      (6) Accrued pension liabilities
      a) The Company has a retirement plan covering all regular employees. The major terms of the plan are as follows:

1) 2 months of average salary will be paid for each year of services for the first fifteen years.

2) For service periods over 15 years, one month of average salary will be paid for each additional year of service starting from the sixteenth year.

3) The maximum benefit is 45 months of the average salary of the six months prior to retirement.

The Company contributes monthly an amount equal to 2% of the total monthly basic salaries and wages. The contributions are deposited in independent retirement fund with the Central Trust of China, the trustee.
      b) The related actuarial assumptions are as follows:

	December 31,

	2003	2002

Discount rate	3.50%	4.00%
Expected rate of return on plan assets	2.75%	3.25%
The average ratio of salary increase	3.00%	3.00%
      c) The reconciliation of the funded status to accrued pension liabilities as of December 31, 2003 and 2002 are as follows:

	December 31,

	2003	2002

Vested benefit obligation	$—	$—

Accumulated benefit obligation	$(1,506)	$(3,830)

Projected benefit obligation	$(2,750)	$(5,984)
Fair value of plan assets	4,619	3,649

Funded status	1,869	(2,335)
Unrecognized transition obligation	1,975	2,116
Unrecognized pension benefit	(4,895)	—

Accrued pension liabilities	$(1,051)	$(219)

Vested benefit	$—	$—

      d) The details related to net pension cost for 2003 are as follows:

For the
Year Ended
December 31,
2003

Service cost	$1,468
Interest cost	239
Expected return on plan assets	(119)
Amortization of unrecognized transition obligation	141

Net pension cost	$1,729

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In 2002, the Company contributed $997 to the retirement fund.
      e) The pension expense of TDMI amounted to $379 for the period from July 10, 2003 to December 31, 2003. As of December 31, 2003, the total amount had not been funded.
      (7) Income tax
      a) Income tax expense and income tax refund:
      The Company:

	December 31,

	2003	2002

Current year income tax expense (refund) based on statutory rate	$48,106	$(14,377)
Income tax effect of the permanent differences	35,632	11,577
Tax exempt income	(67,030)	( —)
Effect of the investment tax credits	(3,546)	(5,329)
Effect of the net change in allowance for deferred income tax	(13,162)	8,129
Income tax expense	—	—
Income tax refund in prior year	—	(181)
Prepaid income tax	(4)	(1)

Income tax refund	$(4)	$(182)

      There was no additional 10% corporate tax on undistributed earnings for 2003 and 2002.
      The Subsidiaries:
      Income tax expense of TDMI computed in accordance with local income tax laws for the period from July 10, 2003 to December 31, 2003 was $2,760. As of December 31, 2003, income tax payable was $2,718.
      b) Deferred income tax assets and liabilities are as follows:

	December 31,

	2003	2002

Deferred income tax assets — current	$51,296	$13,739
Deferred income tax liability — current	—	(24)
Valuation allowance — current	(51,296)	(13,715)
Deferred income tax assets — non-current	—	50,743
Valuation allowance — non-current	( —)	(50,743)

	$—	$—

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      c) The temporary differences, investment tax credits, tax benefit of loss carryforwards and related income tax effect are as follows:

	December 31,

	2003		2002

	Amounts	Tax Effect	Amounts	Tax Effect

Current items Unrealized exchange loss (gain)	$2,342	$585	$(95)	$(24)
Unrealized loss on inventories due to market value decline	63,021	15,755	23,981	5,996
Others	9,207	2,302	1,562	390
Tax benefit of loss carryforwards	—	14,701	9,173	2,293
Investment tax credits	—	17,953	—	5,060
Valuation allowance	—	(51,296)	—	(13,715)

	74,570	—	34,621	—

Non-current items:
Tax benefit of loss carryforwards	—	—	154,743	38,686
Investment tax credits	—	—	—	12,057
Valuation allowance	—	—	—	(50,743)

	—	—	154,743	—

	$74,570	$—	$189,364	$—

      d) As of December 31, 2003, the Company’s income tax credits are as follows:

	Total Income	Unused Income	Year of
Qualified Expenditures	Tax Credits	Tax Credits	Expiration

R&D expenditures	$20,123	$17,953	2006
Tax benefit of loss carryforwards	40,979	14,701	2007

	$61,102	$32,654

      e) The Company’s income tax returns for the years through 2001 have been approved by the Tax Authorities.
      f) As approved by the Ministry of Finance, R.O.C., income derived from the sales of multimedia IC is exempt from tax for five years commencing January 1, 2003.
      (8) Common Stock
      As of January 1, 2002, the Company’s authorized and issued capital was $200,000, respectively, with par value of $10 (in dollars) per share. The shareholders at their meeting held on June 20, 2003, have adopted a resolution to increase the authorized capital by $800,000 to $1,000,000 (including $162,500 reserved for employee stock option). On the same day, the Board of Directors have adopted a resolution to issue common shares at $18 (in dollars) per share with a total share issuance of $450,000, with issuing date of August 19, 2003. Upon issuance, the issued and outstanding capital will be increased from $200,000 to $650,000.
      (9) Employee stock option plan
      The exercise price for the employee stock option plan is at par value of the common stock. The life of the options is 10 years. Employees will be able to exercise these options after 1 to 2 years from the grant dates in accordance with the terms of the option plan. Each option unit is entitled to subscribe 1,000 shares of the common stock.

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      a) The units and weighted average exercise price of the stock options for the year ended December 31, 2003 are as follows:

Year Ended
December 31, 2003

Weighted Average
Exercise Price
	Units	(In Dollars)

Beginning balance	—	$
Number of options issued	16,250	10
Adjustment due to issuance of stock dividends	—	—
Exercised	—	—
Cancelled	—	—
Ending balance	16,250	$10
Exercisable at the end of the year	—
Authorized but unissued at the end of the year	—
      b) As of December 31, 2003, the details on outstanding options are as follows:

	Outstanding Stock Options			Exercisable Stock Options

Exercise Price		Weighted	Weighted		Weighted
(In Dollars)	Units	Average Remaining Life	Average Price	Units	Average Price

$10	16,250	9.67 years	$10	—	$—
      (10) Capital reserve
      a) The balance of paid-in capital in excess of par due to issuance of common stock in 2000 and 2003 was $12,500 and $360,000, respectively. The shareholders at the extra ordinary shareholders’ meeting held in December, 2003, adopted a resolution to cover the accumulated deficit of $203,289 by using the capital reserve. Balance of capital reserve after the transaction was $169,211.
      b) The R.O.C. Company Law requires that the capital reserve shall be exclusively used to offset accumulated deficit or increase capital and shall not be used for any other purposes. The capital reserve can be used to offset accumulated deficit only when the legal reserve and special reserve are insufficient. Only capital reserve from paid-in capital in excess of par value and donated surplus can be used to increase capital and the total amount shall be limited to 10% of outstanding capital each year.

(11)	Undistributed earnings (Accumulated deficit)
      a) As stipulated in the Company’s Articles of Incorporation, the current earnings, if any, shall be distributed in the following order:

1) Pay all taxes and duties.

2) Covering prior years’ accumulated deficit, if any.

3) After deducting items 1) and 2), 10% of the remaining amount is appropriated as legal reserve.

4) After deducting items 1) to 3), at least 10% of the remaining earnings is appropriated as employees’ bonuses.

5) The remainder may be distributed according to the resolution adopted at the stockholders’ meeting.

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      b) As of December 31, 2002, the Company’s accumulated deficit was $203,289 which was more than 50% of the issued capital. This situation has been reported at the regular shareholders’ meeting held on June 20, 2003, in accordance with the R.O.C. Company Law.
      c) The shareholders at the extra ordinary shareholders’ meeting held in December 2003 adopted a resolution to cover all of the accumulated deficit of $203,289 by using the capital reserve.
      d) As of the reporting date, the distribution of 2003 earnings has not been approved by the board of directors. However, the earnings distribution information will be disclosed in the “Marketable Observation Post System” of the Taiwan Stock Exchange Corporation.
      e) The Taiwan imputation tax system requires that any undistributed current earnings, on tax basis, of a company derived on or after January 1, 1998 be subject to an additional 10% corporate income tax if the earnings are not distributed. The additional 10% corporate income tax paid by the Company may be used as tax credit by the foreign stockholders against the withholding tax on dividends.
      f) The information regarding the undistributed earnings and the balance of shareholders amount of deductible tax are as follows.

	December 31,

	2003	2002

On and after January 1, 1998
—Earnings that have been imposed 10% tax	$—	$(145,780)
—Earnings that have not been imposed 10% tax	192,464	(57,509)

	$192,464	$(203,289)

December 31,

	2003	2002

Balance of shareholders account of deductible tax	$—		$—

	2003 (Estimated)	2002 (Actual)
Estimated (actual) deductible tax ratio	$—	$	(Note)

      Note: Because the Company suffered deficit from 1998 to 2002, there was no deductible tax ratio.
      (12) Personnel, depreciation and amortization expenses

	For the Year Ended December 31, 2003

	Recorded in	Recorded in
	Operating Costs	Operating Expenses	Total

Personnel expenses
Salaries	$2,166	$82,244	$84,410
Labor and health insurances	175	7,133	7,308
Pension	54	2,054	2,108
Others	66	1,434	1,500
Depreciation expenses	—	3,857	3,857
Amortization expenses	15,743	28,089	43,832

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 2002

	Recorded in	Recorded in
	Operating Costs	Operating Expenses	Total

Personnel expenses
Salaries	$1,443	$48,656	$50,099
Labor and health insurances	347	2,569	2,916
Pension	12	985	997
Others	38	1,425	1,463
Depreciation expenses	80	3,774	3,854
Amortization expenses	—	941	941
      As of December 31, 2003 and 2002, the number of the Company and the subsidiaries’ employees was 69 and 59, respectively.
      (13) Earnings (net loss) per share

	For the Year Ended December 31, 2003

				Earnings per Share
	Amount			(In NT Dollars)
			Weighted Average
	Income Before		Outstanding	Income Before
	Income Tax	Net Income	Common Shares	Income Tax	Net Income

Primary EPS	$192,464	$192,464	36,520,548	$5.27	$5.27

Effect of potential common shares with diluting effect — Employee stock option	—	—	2,075,246

Fully diluted EPS	$192,464	$192,464	38,595,794	$4.99	$4.99

For the Year Ended December 31, 2002

Earnings per Share
	Amount			(In NT Dollars)
Weighted Average
	Income Before		Outstanding	Income Before
	Income Tax	Net Income	Common Shares	Income Tax	Net Income

Primary EPS	$(57,509)	$(57,509)	20,000,000	$(2.88)	$(2.88)

5.     Related Party Transactions and Balances
      1) Names and relationships of related parties

Name of Related Party	Relationship with the Company

Trident Microsystems Inc. (TMI)	Parent company of TMFEL
Trident Microsystems (Far East) Limited (TMFEL)	Parent company
Trident Multimedia Technologies (Shanghai) Co., Ltd. (TMT)	Affiliate
Trident Multimedia Systems Inc. (TMSI)	Affiliate

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      2) Summary of significant transactions with related parties
      a) Net operating revenues

	2003		2002

		Percentage of		Percentage of
		Net Operating		Net Operating
	Amount	Revenues	Amount	Revenues

Technical service revenue TMI	$16,731	2	$8,104	16
Sales TMFEL	31,918	4	16,571	33
TMSI	105	—	—	—
Commission revenue
TMFEL	9,677	1	19,049	38

	$58,431	7	$43,724	87

      (1) Technical service revenues collections terms were at arm’s length.
      (2) Sales during the period from January to July, 2003 and the year of 2002 were negotiated based on the general sales price and collections terms. Effective August, 2003, sales prices were charged at cost and collections terms were at arm’s length.
      (3) Based on the Distribution License Agreement with TMFEL, the Company would receive commission based on 2% to 5% of net sales. The contract has expired in August, 2003.
      b) Purchases
      The Company purchased components and goods from TMFEL with amount of $598 and $1,211 in 2003 and 2002 (excluding the purchases disclosed in Note 5. 2) e) (1)), respectively. The purchases terms, including price and payments, were negotiated based on cost, market, competitors and other factors.
      c) Advisory service fee
      (1) Based on the agreement with TMI, TMI charges the Company for software and hardware design consulting fees. The fees in 2003 and 2002 amounted to $0 and $742, respectively. The contract has expired in January, 2003.
      (2) Based on the agreement with TMT, TMT charges the Company for software and hardware design consulting fees. The fees in 2003 and 2002 amounted to $4,411 and $2,420, respectively. The contract has expired in August, 2003.
      (3) Based on the agreement between TDMI and TMI, TMI charges for advisory service and administrative supporting service fees. The fees from July 10, 2003 to December 31, 2003 amounted to $55,885.
      d) Service Agent fee
      Based on the Service Agent Agreement with TMFEL in September, 2003, TMFEL provides services for handling and collecting of payment on behalf of the Company. The Service Agent charges fees at cost plus 5%. Service Agent fee in 2003 totaled $7,552.
      e) Rent expense
      TDMI leased offices from TMI for operation, and rent expense from July 10, 2003 to December 31, 2003 amounted to $6,331.

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      f) Property transactions
      (1) With approval by the shareholders, the Company purchased patents, trademarks, marketable securities, inventories and fixed assets of TMFEL’s Digital Media Division for a total price of $825,559 (US$24,000,000). The transfer of assets was completed in August, 2003.
      (2) The Company sold fixed assets and miscellaneous furniture to TMSI in 2003 at book value of $562.
      g) Accounts receivables

	December 31, 2003		December 31, 2002

		Percentage		Percentage
		of Accounts		of Accounts
	Amount	Receivables	Amount	Receivables

TMI	$14,217	17	$9	13

      h) Other receivables
      Other receivables consist of accounts receivables collected by TMFEL but not paid back to the Company and receivables from payments on behalf of the related parties.

December 31,
2003

TMFEL	$213,775
TMSI	4,308
TMT	128

$218,211

      i) Other accounts payable

	December 31,	December 31,
	2003	2002

TMI	$19,678	$55
TMFEL	—	52
TMT	936	229

	$19,678	$336

      Other accounts payable consist of payments of advisory service fee to the related parties and R&D expenses paid by the related parties on behalf of the Company and the subsidiaries.
6.     Pledged Assets
      None.
7.     Commitments and Contingent Liabilities
      1) The Company entered into License Agreements with several foreign companies ranging from 1 to 6 years. Royalties are based on a fixed percentage of the product’s sales volume or amount.
      2) The Company entered into various Distribution/ Representative License Agreements with distributors. Commissions are paid in accordance with the terms of the agreements.

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      3) As of December 31, 2003, the details on operating leases of the Company and subsidiary are as follows:

Leased Property	Lessor	Term	Rent Expense

Taipei office	Chen-Yun Limited Company	2004.01.01-2004.12.31	$2,948 per year
Hsinchu office	Highlight Optoelectronics Inc.	2003.10.01-2004.09.30	2,026 per year
The subsidiary		2003.07.10-2006.06.30	14,211 per year
US office	TMI

Year	Amount

2004	$18,679
2005	14,521
2006	7,364
$40,564
8.     Significant Catastrophe
      None.
9.     Subsequent Events
      None.
10.     Others
      (1) Derivative financial instruments
      None.
      (2) Fair values of the financial instruments
      Non-derivative financial instruments

	December 31, 2003

	Book Value	Fair Value

ASSETS
Financial assets with book value approximating their fair value	$475,338	$475,338
Short-term investments	345,486	411,189

	$820,824	$886,527

LIABILITIES
Financial liabilities with book value approximating their fair value	$266,634	$266,634
Accrued pension liabilities	1,430	(1,490)

	$268,064	$265,144

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2002

	Book Value	Fair Value

ASSETS
Financial assets with book value approximating their fair value	$5,046	$5,046
Short-term investments	78	65

	$5,124	$5,111

LIABILITIES
Financial liabilities with book value approximating their fair value	$7,826	$7,826
Accrued pension liabilities	219	2,335

	$8,045	$10,161

      The related assumptions regarding the fair values of the financial instruments are as follows:

1) The book values of financial instruments, including cash and cash equivalents, accounts receivable, other receivables, deposits-out, accounts payable, accrued expenses, other payables and other current liabilities, approximate the fair value because of their short-term maturities.

2) Short-term investments and long-term investments are stated at their market values. Where market values for securities are not readily available, fair value is determined based on the financial or other available information.

3) The fair value of accrued pension liability is based on the funded status as shown on the actuarial report measured at December 31, 2003 and 2002.
      (3) Eliminated transactions between controlling companies and subsidiaries

	Name of Companies and
	Debit (Credit) Amounts

Transactions 2003:	The Company	TDMI

1. Elimination of long-term investments (shown as other liabilities — others) and shareholder’s equity	$4,965	$(143,659)
2. Elimination of debt Other receivables and payables	—	138,694

	$4,965	$(4,965)

      2002:     There was no consolidated entity in 2002 because TDMI was established on July 10, 2003.
11.     Additional disclosure required by the SFB
      (Transactions between the Company and the Subsidiaries have been eliminated when prepared the consolidated financial statements, and the information below is for your reference.)
      (1) Related information of significant transactions
      A. Financing activities to any company or person:

										Allowance			The Limitation
The Company or								Amount	Reason for	for	Pledged		of Financing	Total
Investee Companies			General		Balance at			Arising	Short-	Doubtful	Assets		Activities to	Limitation of
			Ledger	Maximum	December 31,	Interest		from	Term	Accounts			Individual	Financing
Number	Name	Debtor	Account	Amount	2003	Rate	Nature	Business	Financing	Provided	Type	Value	Company	Activities

0	The Company	TDMI	Other receivables - related parties	$138,694	$— (Note 1)	—	Short- term financing	—	Business activity	$—	$—	$—	$405,414 (Note 3)	$405,414 (Note 2)

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 1:	Because the accumulated investment losses of TDMI exceed the Company’s original investment cost and other receivables from financing, the other receivables were offset to $0, and the balance had been eliminated.

Note 2:	The limitation of financing to individual company may not exceed 20% of the Company’s capital. If the individual company has the reason for short-term financing, the limitation may not exceed 40% of the Company’s net assets.

Note 3:	The total limitation of financing activities may not exceed 40% of the Company’s capital. If it has the reason for short-term financing, the limitation may not exceed 40% of the Company’s net assets.
      B. Guarantee information:     None.
      C. Marketable securities held by the Company at December 31, 2003:

	Name and Type of
	Marketable Securities
					December 31, 2003
		Name of	The Relationship of
	Type of Marketable	Marketable	the Issuer with the	General Ledger	Number of	Book	Percentage of	Market
Investor	Securities	Securities	Company	Accounts	Shares	Value	Ownership	Value

The Company	Common stock	United Micro Electronics Co., Ltd.	None	Short-term investments	14,024,187	$345,486	—	$411,189
	Common stock	TDMI	A subsidiary of the Company	Long-term Investments (Note)	1,000	(4,965) (Note)	100%	(143,659)	Eliminated

Note:	The negative investment balance was caused by the accumulated investment losses accounted for under the equity method exceeding the Company’s original investment cost and other receivables (net assets of TDMI ($143,659) offset other receivables $138,694), shown as other liabilities — others. The balance had been eliminated.

D.	Marketable securities acquired or sold during 2003 in excess of $100,000 or over 20% of capital:

Beginning
				Balance		Addition		Disposal				Ending Balance
	Type and		Name and
	Name of	General	Relationship	Number		Number		Number			Disposal	Number
	Marketable	Ledger	of Counter	of		of		of			Gain	of
Company	Securities	Account	Party	Shares	Amount	Shares	Amount	Shares	Amount	Cost	(Loss)	Shares	Amount

Trident Technologies Inc.	Common stock- United Micro Electronics Co., Ltd.	Short-term investment	Open market	3,065	$78	14,021,122 (Note)	$345,408	—	$—	$—	$—	14,024,187	$345,486

Note:	Including 122 shares of stock dividends which were distributed in 2003.

E.	Acquired real estate in excess of $100,000 or over 20% of capital: None.

F.	Disposal of real estate in excess of $100,000 or over 20% of capital: None.

G.	Related party purchases or sales transactions in excess of $100,000 or over 20% of capital: None.

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

H.	Receivable from related parties in excess of $100,000 or over 20% of capital:

	Name of	Relationship	Balance of		Over	Action Adopted		Allowance for
	Related	with the	Receivable from	Turnover	Due	for Overdue	Subsequent	Doubtful Accounts
Company	Party	Company	Related Parties	Rate	Amount	Accounts	Collections	Provided

The Company	TDMI	Wholly owned	$—	—	$—	—	$—	$—
		subsidiary	(Note)
	TMFEL	Parent company	$213,851	—	—	—	213,851	—

Note:	Because the accumulated investment losses of TDMI exceed the Company’s original investment cost and other receivables from financing, the other receivables were offset to $0, and the balance had been eliminated.

I.	Information on derivative transactions: None.
      (2) Information of investee companies

Trident Technologies Inc.	Trident Digital Media Inc.	USA	Research and development of IC	$	— (Note	)	$—	1,000	100%	$(4,965)	$(145,520)	$(145,520)	Eliminated

Note:	US$10

(3)	Disclosure of information on indirect investments in Mainland China: None.
12.     Segmental Financial Information
      (1) Financial information by industry segment
      The Company and the Subsidiaries operate in one single industry — the design, develops, manufacture and markets of multimedia IC.
      (2) Financial information by geographic area

	2003

	Taiwan	America	Elimination	Total

Revenues from unaffiliated customers	$847,302	$1,105	$—	$848,407
Revenues from the Company and its consolidated subsidiaries	—	—	—	—

Total revenues	$847,302	$1,105	$—	$848,407

Net income (loss) before income tax	192,464	$(142,760)	$145,520	$195,224

Identifiable assets	$1,253,967	$30,529	$(1,011)	$1,283,485

      (3) Exports information by geographic area

	For the Years Ended
	December 31,

Description	2003	2002

Asia Pacific	$706,727	$16,571

TRIDENT TECHNOLOGIES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	Major customer information
      Sales to any single customer exceeding 10% of the Company’s sales were as follows:

	For the Years Ended December 31,

	2003		2002

		Percentage of		Percentage of
	Amount	Sales	Amount	Sales

TMFEL	$41,595	5%	$35,620	71%
TMI	16,731	2%	8,104	16%
A Company	193,401	23%	—	—
B Company	154,954	19%	—	—
C Company	145,344	17%	—	—
D Company	83,320	10%	—	—

ANNEX A
WR HAMBRECHT + CO
January 4, 2005
Board of Directors
Trident Microsystems, Inc.
1090 East Arques Avenue
Sunnyvale, CA 94084-4601
Dear Members of the Board:
      We understand that Trident Microsystems, Inc., a Delaware corporation (the “Company”), and Fortune Venture Capital Corporation, a corporation organized and existing under the laws of the Republic of China (“FVCC”), are considering entering into a share purchase agreement substantially in the form of the draft that has been provided to us dated January 4, 2005 (the “TMI Share Purchase Agreement”). We further understand that Trident Microsystems (Far East) Ltd., a Cayman Islands, B.W.I. corporation and a wholly-owned subsidiary of the Company (“TMFE”), and FVCC are considering entering into a share purchase agreement substantially in the form of the draft that has been provided to us dated January 4, 2005 (the “Share Purchase Agreement”). Pursuant to the TMI Share Purchase Agreement and the Share Purchase Agreement (the “Transaction Agreements”), it is our understanding that, among other things, the Company will acquire from FVCC 1,550,000 shares of Common Stock (“TTI Common Stock”) of Trident Technologies, Inc. (“TTI”), a majority-owned subsidiary of the Company (the “FVCC Agreement”). We have assumed, upon your request, that substantially similar forms of agreements will be entered into with the holders of TTI Common Stock affiliated with UMC (the “UMC Agreements”) and other substantially similar forms of agreements will be entered into with the holders of all or almost all TTI Common Stock not then held by the Company, FVCC or holders of TTI Common Stock affiliated with UMC (the “Other Agreements”). We understand that the consideration payable by the Company and TMFE to FVCC (the “FVCC Consideration”) in connection with the FVCC Agreement will be the sum and total of (a) sixty eight million four hundred thousand New Taiwan dollars (NT $68,400,000), equivalent to forty five New Taiwan dollars (NT $45) for each of one million five hundred twenty thousand (1,520,000) shares of TTI Common Stock, and (b) an amount of shares of Common Stock of the Company (“TMI Common Stock”) having a fair market value equivalent to one-fifth of the closing price of one share of TMI Common Stock as of January 4, 2005 (the “Exchange Ratio”) for each of thirty thousand (30,000) shares of TTI Common Stock. We have assumed, upon your request, that concurrently with the consummation of the FVCC Agreement that the UMC Agreements will provide for the acquisition by the Company of the shares of TTI Common Stock held by the holders of TTI Common Stock party to the UMC Agreements for the identical consideration per share of TTI Common Stock as provided for in the FVCC Agreement (the “UMC Affiliate Consideration”), the Other Agreements will provide that each share of TTI Common Stock held by each holder of TTI Common Stock party to the Other Agreements will be exchanged for TMI Common Stock at the Exchange Ratio (the “Other Agreement Consideration”), and that each option to acquire shares of TTI Common Stock will be concurrently converted into an option to acquire TMI Common Stock at the Exchange Ratio (the “Option Exchange”). The FVCC Consideration, along with the UMC Affiliate Consideration, the Other Agreement Consideration and the Option Exchange are collectively referred to herein as the “Transaction Consideration” and the consummation of the FVCC Agreement, the UMC Agreements, the Other Agreements and the exchange of options to acquire stock of TTI are referred to herein as the “Transaction.” Upon consummation of the Transaction, TTI will become a wholly-owned or substantially wholly-owned subsidiary of the Company. The terms and conditions of the Transaction are more fully set forth in the Transaction Agreements, copies of which have been furnished to us.
      You have requested the opinion of WR Hambrecht + Co., LLC (“WRH+Co”), as investment bankers, as of this date, as to whether the Transaction Consideration payable pursuant to the Transaction Agreements is fair, from a financial point of view, to the stockholders of the Company.

Trident Microsystems, Inc.
January 4, 2005

      For purposes of the opinion set forth herein, we have:

(i) Reviewed the Draft Purchase Agreement dated January 4, 2004 and the draft of the specific terms of the Transaction set forth therein, and have assumed that the final form of the Transaction terms and accompanying schedules and exhibits will not vary in any regard that is material to our analysis from the drafts most recently provided to us;

(ii) made certain assumptions about forms of agreements to be entered into between TMI and the shareholders of all TTI Common Stock not then held by the Company or FVCC (including those holders of TTI Common Stock affiliated with UMC) and the treatment of options to acquire TTI Common Stock;

(iii) reviewed the Company’s financial and operating information for each of the fiscal year periods ended June 30, 2002, 2003, and 2004 and the three months ended September 30, 2004 and TTI’s financial and operating information for the fiscal year periods ended June 30, 2003, and 2004 and the three months ended September 30, 2004 provided to us by the management of the Company and TTI or otherwise publicly available;

(iv) reviewed certain financial and operating information relating to the business and operations, assets, and present condition of the Company and TTI provided to us by the management of the Company and TTI;

(iv) relied on third party financial projections as determined appropriate by management;

(v) reviewed the financial terms of the Transaction and compared them with the financial terms, to the extent publicly available, of certain other merger and acquisition transactions that we deemed relevant;

(vi) reviewed certain publicly available financial information relating to certain other companies we have deemed to be reasonably similar to the Company and TTI, and the trading markets for such companies’ securities;

(vii) conducted discussions with certain members of senior management of the Company concerning the Company’s and TTI’s business and operations, assets, and present condition; and

(viii) performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.
      We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof; subsequent developments may affect the conclusion expressed in this opinion and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.
      In arriving at our opinion, we have not been requested to make, and have not made, obtained or assumed any responsibility for, any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or of TTI, nor have we been furnished with any such evaluations or appraisals. We have not been requested to conduct and have not conducted a physical inspection of the properties or facilities of the Company or of TTI. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us (including information furnished to us orally or otherwise discussed with us by the management of the Company and TTI) in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify, such information, and we have

Trident Microsystems, Inc.
January 4, 2005

assumed that there has been no material change in the assets, financial condition, business or prospects of the Company or of TTI since the date of the most recent financial statements made available to us. In addition, we have assumed that the historical financial statements of the Company and of TTI reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have further relied upon the assurances of the management of the Company and of TTI that they were not aware of any facts that would make such information inaccurate or misleading. We have also assumed that the forecasts, projections and analyses provided to us by the Company and TTI represent the best currently available estimates and judgments of the management of the Company and TTI as to the future financial condition and results of operations of the Company and TTI, and we have assumed that such forecasts, projections and analyses have been reasonably and accurately prepared in good faith and based on such best currently available estimates and judgments. We have assumed, with your consent, that the financial results reflected in such forecasts, projections and analyses will be realized in the amounts and at the times projected, and we assume no responsibility for and express no view as to such forecasts, projections and analyses or the assumptions on which they are based.
      We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company, TTI or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Transaction Agreements, without waiver, modification or amendment of any material term, condition or agreement therein. Our opinion is expressly based upon the assumption that the UMC Agreements are on substantially similar terms and conditions as the Transaction Documents and any acquisition of the TTI Common Stock pursuant to the UMC Agreements will be for the consideration per TTI Common Stock share identical to the per TTI Common Stock share consideration payable pursuant to the FVCC Agreement, that the Other Agreements are on substantially similar terms and conditions as the Transaction Documents and any exchange of TTI Common Stock for TMI Common Stock pursuant to the Other Agreements will be at the Exchange Ratio, and that any conversion of options to acquire stock of TTI into options to acquire TMI Common Stock will be at the Exchange Ratio. We do not express any opinion as to any legal matters involving the Company or TTI, as to which we understand that the Company and TTI have conducted such investigations, and have obtained such advice from qualified professionals, as they have deemed necessary. We have also assumed that the Exchange Ratio will not be increased or decreased. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.
      This letter does not address the relative merits of the Transaction and the other business strategies that the Company’s Board of Directors has considered or may be considering, nor does it constitute a recommendation to the Board of Directors of the Company of the Transaction over any other alternative transactions which may be available to the Company. Furthermore, this opinion does not address the underlying business decision of the Board of Directors of the Company to proceed with or effect the Transaction, or constitute a recommendation to the holders of the Company’s capital stock as to how such stockholders should vote or as to any other action such stockholders should take regarding the Transaction. Our opinion is limited to the fairness of the Transaction Consideration, from a financial point of view and as of the date hereof, to the stockholders of the Company. This letter does not address the fairness of any specific portion of the Transaction. We do not express any opinion as to (i) the value of any other arrangement entered into in connection with the Transaction, (ii) any tax or other consequences that might result from the Transaction or (iii) what the value of TMI Common Stock will be when issued pursuant to the Transaction Agreements, UMC Agreements or Other Agreements or the price at which shares of TMI Common Stock may be traded in the future.
      We have been engaged to render the financial opinion as expressed herein and we will receive a fee upon delivery of this opinion. We also, from time to time, may in the future seek to perform certain financial

Trident Microsystems, Inc.
January 4, 2005

advisory services for the Company or its affiliates for which we may receive a fee. In the ordinary course of business, we may publish research on the Company, make a market in TMI Common Stock and, in connection with our market making activities, trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a short or long position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of our engagement, including the rendering of this opinion.
      This letter and the opinion expressed herein has been prepared for the use and benefit of the Board of Directors of the Company in its consideration of the Transaction and may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public or used for any other purpose, or published or referred to at any time, in whole or in part, without our prior written consent.
      Based upon and subject to the foregoing, and in reliance thereon, it is our opinion as investment bankers that, as of the date hereof, the Transaction Consideration payable pursuant to the Transaction Agreements is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

WR HAMBRECHT + CO, LLC

ANNEX B
TRIDENT MICROSYSTEMS, INC.
AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

I.	Statement of Policy
      This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Trident Microsystems, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.
      The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).
      The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.	Organization and Membership Requirements
      The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of The Nasdaq Stock Market, provided that one director who does not meet the independence criteria of Nasdaq, but is not a current employee or officer, or an immediate family member of an employee or officer, may be appointed to the Committee, subject to the approval of the Board pursuant to, and subject to the limitations under, the “exceptional and limited circumstances” exceptions as provided under the rules of Nasdaq. In addition, the Committee shall not include any member who:

•	has participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three (3) years; or

•	accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

•	is an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of the Nasdaq Stock Market.
      Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities.
      The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.	Meetings
      The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record summaries of its recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

IV.	Committee Authority and Responsibilities
      To fulfill its responsibilities and duties, the Committee shall:

A.	Oversight of the Company’s Independent Auditor
      1. Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.
      2. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the independent auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.
      3. Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years and consider issues related to the timing of such rotation and the transition to new lead and reviewing partners.
      4. Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (i)(x) and (y) above.
      5. Approve as necessary the termination of the engagement of the independent auditor.
      6. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditor to the Company, or any other material written communication provided by the independent auditor to the Company’s management.
      7. Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B.	Review of Financial Reporting, Policies and Processes
      1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.
      2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements.
      3. Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.
      4. Periodically meet separately with management and with the independent auditor.
      5. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.
      6. Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review with the independent auditor the attestation to and report on the assessment made by management, and consider with management and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.
      7. To the extent that it deems appropriate, review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.
      8. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

C.	Risk Management, Related Party Transactions, Legal Compliance and Ethics
      1. Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.
      2. Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.
      3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

      4. In consultation with the Nominating and Corporate Governance Committee, consider and present to the Board for adoption a Code of Conduct for all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct. Review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.
      5. As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Business Conduct and Ethics, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.
      6. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.
      7. Review and reassess the Charter’s adequacy at least annually.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Trident Microsystems, Inc.
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Trident Microsystems, Inc. and its subsidiaries at June 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California
September 3, 2004

PROXY

TRIDENT MICROSYSTEMS, INC.

Proxy for the Annual Meeting of Stockholders
To be held on March 24, 2005

Solicited by the Board of Directors

     The undersigned hereby appoints Frank C. Lin and John Edmunds, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Trident Microsystems, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices, 1090 East Arques Avenue, Sunnyvale, California 94085, on March 24, 2005 at 9:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated February 28, 2005 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

A vote FOR the following proposals is recommended by the Board of Directors:

		FOR	AGAINST	ABSTAIN
1.	To approve the acquisition by Trident of the minority interest in its Taiwanese subsidiary, Trident Technologies Inc.	☐	☐	☐

2.	To elect the following two (2) persons as Class III directors to hold office for a three-year term and until their respective successors are elected and qualified:	FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left
	01 Frank C. Lin and 02 Glen M. Antle	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2005.	☐	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date

SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK ARE HELD JOINTLY, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN. CORPORATE OR PARTNERSHIP PROXIES SHOULD BE SIGNED IN FULL CORPORATE OR PARTNERSHIP NAME BY AN AUTHORIZED PERSON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD INDICATE THEIR FULL TITLES IN SUCH CAPACITY.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/trid

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark, sign and date
your proxy card and
return it in the
enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.